                                                                   Exhibit 99.1

   GORDON & SILVER, LTD.
   GERALD M. GORDON, ESQ.
   Nevada Bar No. 229


   THOMAS H. FELL, ESQ.
   Nevada Bar No.  3717
   3800 Howard Hughes Parkway
   14th Floor
   Las Vegas, Nevada 89109
   Tel:   (702) 796-5555

   Counsel to STRATOSPHERE RE CORPORATION
   and STRATOSPHERE GAMING CORP.,
   Debtors-In-Possession

                                                              RECEIVED
                                                              AND FILED

                                                          NOV 7   313PM '97

                                                             UNITED STATES
                                                            BANKRUPTCY COURT
                                                             PATRICIA GRAY
                                                                 CLERK


                            IN THE UNITED STATES BANKRUPTCY COURT

                               FOR THE DISTRICT OF NEVADA



In re:                          )
                                )            In Proceedings Under Chapter 11
STRATOSPHERE CORPORATION,       )
a Delaware corporation,         )            CASE NO. 97-20554 GWZ
                                )
  Debtor.                       )            (Joint Administration Only)
                                )
________________________________)
In re:                          )            CASE NO. 97-20555 GWZ
                                )
STRATOSPHERE GAMING CORP.,      )
 a Nevada corporation,          )
                                )
  Debtor.                       )
                                )
________________________________)



                       DISCLOSURE STATEMENT TO ACCOMPANY
                 DEBTORS' SECOND AMENDED PLAN OF REORGANIZATION

                              TABLE OF CONTENTS


I.  INTRODUCTION..................................................................................... 2
II. INFORMATION REGARDING THE SECOND AMENDED PLAN AND DISCLOSURE STATEMENT........................... 3
III.REPRESENTATIONS.................................................................................. 4
IV. SUMMARY OF VOTING PROCESS........................................................................ 5
  A. Who May Vote to Accept or Reject the Second Amended Plan........................................ 5
  B. Summary of Voting Requirements.................................................................. 5
V. GENERAL OVERVIEW OF THE SECOND AMENDED PLAN....................................................... 6
  A. New Capital Structure........................................................................... 12
  B. Holders of the Original First Mortgage Notes.................................................... 12
  C. Completion of Phase II.......................................................................... 12
  D. Heller Capital Lease Claims and Capital Lease Claims............................................ 13
  E. Administrative Claims........................................................................... 14
  F. Miscellaneous Secured Claims.................................................................... 15
  G. Allowed General Unsecured Claims................................................................ 16
  H. Reliable Steel Lien Claim....................................................................... 17
  I. Equity Interest and Equity Interest-Related Claims.............................................. 17
VI. DESCRIPTION OF THE DEBTORS....................................................................... 18
  A. Stratosphere.................................................................................... 18
  B. Gaming Corp..................................................................................... 19
  C. Other Entities owned by Stratosphere............................................................ 19
    1. Stratosphere Land Corporation................................................................. 19
    2. Stratosphere Advertising Agency............................................................... 20
    3. Stratosphere-Nevada Corporation............................................................... 20
    4. 2000 South Las Vegas Boulevard Retail Corporation dba Stratosphere Retail..................... 20


VII. OFFICERS AND DIRECTORS OF THE DEBTORS AND REORGANIZED........................................... 21
  A. Board of Directors of Stratosphere.............................................................. 21
     1. Thomas G. Bell............................................................................... 21
     2. Andrew S. Blumen............................................................................. 21
     3. Thomas A. Lettero............................................................................ 22
     4. Robert A. Maheu.............................................................................. 22
     5. Thomas A. Hantges............................................................................ 22
   B. Officers and Directors of Gaming Corp.......................................................... 23
     2. Andrew S. Blumen............................................................................. 23
     3. Thomas A. Lettero............................................................................ 23
  C. Officers and Directors of the Reorganized Debtors............................................... 23
VIII. EVENTS LEADING UP TO THE FILING OF THE BANKRUPTCY CASES........................................ 24
  A. Agreements with Mr. Stupak...................................................................... 24
  B. Issuance of Stratosphere's First Mortgage Notes................................................. 24
  C. Capital Lease Facility.......................................................................... 25
  D. The 1995 Second Stratosphere Public Offerings................................................... 26
  E. Pending Litigation Matters...................................................................... 28
     1. The Securities Litigation.................................................................... 28
        (a) The 1994 Securities Action............................................................... 28
        (b) The Federal District Court Litigation.................................................... 28
        (c) The State Court Litigation............................................................... 29
     2. Other Actions................................................................................ 31
        (a) J. O. Winfrey One Partnership v. Kellogg, Case No. A363750............................... 31
        (b) Vegas Market Place, Inc. v. Stupak, Vegas World Hotel and Casino;
        Stratosphere Corporation Et Al and Tower Merchandise Management, LLC,
        Intervenor Defendant, Case No. A353930....................................................... 31
        (c) Sandra Blumen v. Stratosphere, et al, Case No. A356658................................... 32
     3. Owner Participation Agreement................................................................ 32
     4. Reliable Steel and Various Mechanic's Liens.................................................. 34
  F. Stratosphere's Pre-Bankruptcy Financial Results................................................. 35
  G. The Workout and Bankruptcy Filing............................................................... 37
     1. The Initial Restructuring.................................................................... 37
     2. Stratosphere's Failure To Meet Grand's Conditions............................................ 38
     3. First Amended Plan Of Reorganization......................................................... 39
     4. Second Amended Plan.......................................................................... 40


IX. SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES................................................... 40
  A. First Day Motions............................................................................... 40
     1. General Ex Parte Applications................................................................ 40
     2. Motions for Authorization to Use Cash Collateral............................................. 42
     3. Motion to Shorten Time For Periodic Interim Allowances of Fees
        and Expenses of Professionals................................................................ 43
  B. Extension of Bar Date........................................................................... 44
  C. Motion For Order Approving Senior Executive Retention Agreements................................ 44
  D. Debtors' First Motion To Extend Exclusivity And Acceptance Periods.............................. 46
  E. Adequate Protection Stipulations................................................................ 47
     1. Adequate Protection Stipulation with the Capital Lease Bank Group............................ 47
     2. Adequate Protection Stipulation with Heller.................................................. 49
  F. Class Certification Proceedings Regarding Vacation Package Holders.............................. 49
  G. CDS Lift Stay Motion............................................................................ 52
  H. Motion Of Official Committee Of Noteholders For (1) Standing To Request
     Assumption On Behalf Of Debtors' Estates, Of Standby Equity  Commitment
     With Grand Casinos, Inc. And (2) An Order Authorizing
     Such Assumption Pursuant To Section 365 Of The Bankruptcy Code.................................. 53
  I. Changes on Stratosphere's Board of Directors.................................................... 54
X. DETAILED DESCRIPTION OF THE SECOND AMENDED PLAN................................................... 54
  A. Classification and Treatment of Claims and Equity Interests Under the Second  Amended  Plan..... 54
  B. Means for Implementation of the Second Amended Plan............................................. 57
     1. New Capital Structure........................................................................ 57
     2. Satisfaction and Cancellation of Original First Mortgage Notes............................... 58
     3. Interim Management Agreement................................................................. 58
     4. Phase II..................................................................................... 59
     5. Alternative Transaction Proposal............................................................. 59
  C. Conditions to Confirmation and Effectiveness of the Second Amended Plan......................... 60
     1. Conditions to Confirmation................................................................... 61
     2. Conditions to Effectiveness.................................................................. 61
XI. RISK FACTORS..................................................................................... 63


  A. Risk of Non-Payment............................................................................. 63
  B. Competition..................................................................................... 65
  C. Las Vegas Economy............................................................................... 67
  D. Potential Liquidity of Securities Issued Pursuant to the Second Amended Plan.................... 68
  E. Gaming Control Act.............................................................................. 68
  F. Risk of Increases in Gaming Taxes............................................................... 72
  G. Dependence Upon Cash Flow From Subsidiaries..................................................... 72
  H. Potential Effect of Bankruptcy.................................................................. 72
  I. Risk of Non-Confirmation of the  Second Amended Plan............................................ 73
XII. POST CONFIRMATION DATE OPERATIONS AND PROJECTIONS............................................... 73
  A. Summary of Title to Property and Dischargeability............................................... 73
    1. Revesting of Assets........................................................................... 73
    2. Discharge..................................................................................... 74
    3. Injunction.................................................................................... 75
    4. Exculpation................................................................................... 76
  B. Summary of Certain Material Documents of the  Second Amended Plan............................... 77
    1. Projections................................................................................... 77
    2. Phase II Budget............................................................................... 78
XIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES........................................................ 79
  A. Scope And Limitations........................................................................... 79
  B. Tax Consequences To Reorganized Stratosphere.................................................... 81
    1. Discharge of Indebtedness Income.............................................................. 81
    3. Stock-for-Debt................................................................................ 84
    4. Cancellation of Old Common Stock.............................................................. 84
    5. Recapitalization.............................................................................. 84
    6. Limitation On Net Operating Losses............................................................ 85
  C. Tax Consequences To Creditors................................................................... 88
    1. Definition of Security for Tax Purposes....................................................... 89
    2. Claims Constituting Securities................................................................ 89
       a. Recognition of Gain........................................................................ 90
       b. Tax Basis and Holding Period of Property Received.......................................... 91
    3. Claims Not Constituting Securities............................................................ 91


XIV. SECURITIES LAW CONSIDERATION.................................................................... 92
  A. Issuance of Securities.......................................................................... 92
  B. Resale Considerations........................................................................... 93
XV. GAMING REGULATION AND LICENSING.................................................................. 96
XVI. CONFIRMATION OF THE SECOND AMENDED PLAN......................................................... 105
  A. Confirmation Hearing............................................................................ 105
  B. Objections to Confirmation of the Second Amended Plan........................................... 106
     1. Best Interests of Creditors and Liquidation Analysis......................................... 106
     2. Feasibility.................................................................................. 111
     3. Accepting Impaired Class..................................................................... 112
     4. Confirmation over Dissenting Class ("Cram Down")............................................. 112
     5. Allowed Claims............................................................................... 113
     6. Impaired Claims and Equity Interests......................................................... 114
     7. Voting Procedures............................................................................ 114
        a. Submission of Ballots..................................................................... 114
        b. Incomplete Ballots........................................................................ 115
        c. Withdrawal of Ballots..................................................................... 115
        d. Questions and lost or damaged Ballots..................................................... 115
XVII. ALTERNATIVES TO THE SECOND AMENDED PLAN........................................................ 116
  A. Alternative Plans of Reorganization............................................................. 116
  B. Liquidation Under Chapter 7..................................................................... 117
  C. Preferences and Adversary Actions............................................................... 118
     1. Grand Casinos, Inc........................................................................... 119
     2. Adversary Action Against Mr. Robert Stupak................................................... 120
XVIII. RECOMMENDATION AND CONCLUSION................................................................. 123


                                   APPENDIX

EXHIBIT "A"    SECOND AMENDED PLAN OF REORGANIZATION
EXHIBIT "B"    PROJECTED CASH FLOW
EXHIBIT "C"    LIQUIDATION ANALYSIS
EXHIBIT "D"    RELIABLE STEEL LIEN CLAIM STIPULATION AND AGREEMENT

I. INTRODUCTION

        On January 27, 1997 (the "Petition Date"), Stratosphere
Corporation, a Delaware corporation ("Stratosphere") and its wholly owned subsidiary Stratosphere Gaming Corp., a Nevada corporation ("Gaming Corp.," and together with Stratosphere, the "Debtors") filed petitions for relief (the "Petitions") under Title 11, Chapter 11 of the United States Code (the "Bankruptcy Code"). Concurrent with the filing of the Petitions, the Debtors jointly filed a Motion for Joint Administration which was granted by order entered on January 29, 1997.

        The Debtors have prepared this Disclosure Statement (this "Disclosure Statement") in connection with the solicitation of votes on the Second Amended Plan of Reorganization dated October 31, 1997 (the "Second Amended Plan") proposed by the Debtors to treat the Claims of Creditors of Debtors and the Persons holding Equity Interests in Debtors. Capitalized terms not otherwise defined herein will have the same meanings as are ascribed to such terms in the Second Amended Plan.

        The various exhibits to this Disclosure Statement included in the Appendix are incorporated into and are a part of this Disclosure Statement. The Second Amended Plan is included as Exhibit A in the Appendix. The Plan Supplement is incorporated into and is a part of the Second Amended Plan as if fully set forth therein. Any interested party desiring further information should contact:

                    Gordon & Silver, Ltd.
                    3800 Howard Hughes Parkway, 14th Floor
                    Las Vegas, Nevada 89109
                    Telephone Number:  (702) 796-5555
                    Facsimile Number:  (702) 369-2666
                    Attn:  Thomas H. Fell, Esq.

II.   INFORMATION REGARDING THE SECOND AMENDED PLAN AND DISCLOSURE
      STATEMENT

        The objective of a Chapter 11 case is the confirmation (i.e., approval by the bankruptcy court) of a plan of reorganization. A plan describes in detail (and in language appropriate for a legal contract) the means for satisfying the claims against, and equity interests in, a debtor. After a plan has been filed, the holders of such claims and equity interests which are impaired (as defined in Bankruptcy Code Section 1124) are permitted to vote to accept or reject the plan. Before a debtor or other plan proponent can solicit acceptances of a plan, Bankruptcy Code Section 1125 requires the debtor or other plan proponent to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable those parties entitled to vote on the plan to make an informed judgment about the plan and whether they should accept or reject the plan.

        The purpose of this Disclosure Statement is to provide sufficient information about the Debtors and the Second Amended Plan to enable Creditors to make an informed decision in exercising their rights to accept or reject the Second Amended Plan. This Disclosure Statement will be used to solicit acceptances of the Second Amended Plan only after the Bankruptcy Court has found that this Disclosure Statement provides adequate information in accordance with Bankruptcy Code Section 1125 and has entered an order approving this Disclosure Statement. Approval by the Bankruptcy Court is not an opinion or ruling on the merits of this Disclosure Statement and it does not mean that the Second Amended plan itself has been or will be approved by the Bankruptcy Court.

        After this Disclosure Statement has been approved by the Bankruptcy Court and the appropriate Persons have voted on whether to accept or reject the Second Amended Plan, there will be a hearing on the Second Amended Plan to determine whether it should be confirmed. At the Confirmation Hearing, the Bankruptcy Court will consider whether the Second Amended Plan satisfies the various requirements of the Bankruptcy Code. The Bankruptcy Court will also receive and consider a Ballot summary which will present a tally of the votes of Classes accepting or rejecting the Second Amended Plan cast by those entitled to vote. Once confirmed, the Second Amended Plan will be treated essentially as a contract binding on all Creditors, holders of Equity Interests and other parties in interest in the Chapter 11 Cases.

             THIS DISCLOSURE STATEMENT IS NOT THE SECOND
             AMENDED PLAN. FOR THE CONVENIENCE OF CREDITORS AND HOLDERS OF EQUITY INTERESTS, THE SECOND AMENDED PLAN IS SUMMARIZED IN THIS DISCLOSURE STATEMENT. ALL SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE SECOND AMENDED PLAN ITSELF. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE SECOND AMENDED PLAN, THE AMENDED PLAN WILL CONTROL.

III.  REPRESENTATIONS

        The information in this Disclosure Statement has not been subject to audit. Instead, this Disclosure Statement was prepared from information compiled from records maintained in the ordinary course of the Debtors' businesses. The Debtors have attempted to be accurate in the preparation of this Disclosure Statement.

        Other than as stated in this Disclosure Statement, the Debtors have not authorized any representations or assurances concerning the Debtors and their operations or the value of their respective assets. Therefore, in deciding whether to accept or reject the Second Amended Plan, you should not rely on any information relating to the Debtors or the Second Amended Plan other than that contained in this Disclosure Statement or in the Second Amended Plan itself.

IV.  SUMMARY OF VOTING PROCESS

A.   WHO MAY VOTE TO ACCEPT OR REJECT THE SECOND AMENDED PLAN

        Generally, holders of allowed claims or equity interests that are "impaired" under a plan are permitted to vote on a second plan. A claim is defined by the Bankruptcy Code to include a right to payment from the Debtors; an equity interest represents an ownership stake in the Debtors. In order to vote, a Creditor must first have an Allowed Claim. The solicitation of votes on the Second Amended Plan will be sought only from those holders of Allowed Claims whose Claims are impaired and which will receive property or rights under the Second Amended Plan. As explained more fully below, to be entitled to vote, a Claim must be both "Allowed" and "Impaired." HOLDERS OF EQUITY INTERESTS AND EQUITY INTEREST-RELATED CLAIMS WILL NEITHER RECEIVE NOR RETAIN ANY PROPERTY OR RIGHTS UNDER THE SECOND AMENDED PLAN. AS SUCH, ALL SUCH HOLDERS ARE DEEMED TO HAVE NOT ACCEPTED THE SECOND AMENDED PLAN AND THE DEBTORS WILL NOT SOLICIT THEIR VOTES.

B.   SUMMARY OF VOTING REQUIREMENTS

         In order for the Second Amended Plan to be confirmed, the Second Amended Plan must be accepted by at least one non-insider, impaired Class of Claims. A class of claims is deemed to have accepted a plan when allowed votes representing at least two-thirds (2/3) in amount and a majority in number of the claims of the class actually voting cast votes in favor of the plan. A class of equity interests has accepted a plan when votes representing at least two-thirds (2/3) in amount of the outstanding equity interests of the class actually voting cast votes in favor of a plan. The Debtors are soliciting votes from holders of Allowed Claims in the following Classes which are impaired under the Second Amended Plan; but are not soliciting the votes of holders of Equity Interests or Equity Interest-Related Claims who are deemed to have not accepted the Second Amended Plan.

Class                         Description
-----                         -----------
Class 6                       Original First Mortgage Note Claims
Class 7                       Heller Capital Lease Claims
Class 8                       Capital Lease Claims
Class 9                       General Unsecured Claims
Class 10                      Reliable Steel Lien Claim

The Debtors will have the right to supplement this Disclosure Statement as to additional impaired Classes, if any. The treatment of each Class is described in the Second Amended Plan and is summarized generally in Article V of this Disclosure Statement and with more detail in Article X of this Disclosure Statement.

            A VOTE FOR ACCEPTANCE OF THE SECOND AMENDED PLAN
            BY THOSE HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE IS MOST IMPORTANT. THE DEBTORS ASSERT THAT THE
            TREATMENT OF CREDITORS UNDER THE SECOND AMENDED
            PLAN IS THE BEST ALTERNATIVE FOR CREDITORS AND THE DEBTORS RECOMMEND THAT THE HOLDERS OF ALLOWED
            CLAIMS VOTE IN FAVOR OF THE SECOND AMENDED PLAN.

V. GENERAL OVERVIEW OF THE SECOND AMENDED PLAN

        The following is a general overview of the provisions of the Second Amended Plan. This overview is qualified in its entirety by reference to the provisions of the Second Amended Plan. For a more detailed description of the terms and the provisions of the Second Amended Plan, see Article X hereof and the Second Amended Plan.

        The Debtors filed their original Joint Plan of Reorganization ("Joint Plan") with Grand Casinos Inc., a Minnesota corporation ("Grand") as co-proponent on the Petition Date following substantial negotiations among the Debtors, an ad-hoc committee of holders of a majority in face amount of the Original First Mortgage Notes ("Ad Hoc Committee") and Grand. However, the feasibility of the Joint Plan, and Grand's obligation to participate therein, was dependent upon, among other things, Debtors' meeting certain financial and operating conditions. Post- petition, the Debtors' financial and operational difficulties continued, and the Debtors were unable to maintain cash flow levels sufficient to meet the conditions obligating Grand's participation and the requirements necessary for feasibility of the Joint Plan.

        A post-petition market value appraisal report was prepared by Deloitte and Touche, LLP ("Deloitte and Touche" and "Deloitte and Touche Appraisal"), at the request of Debtors. Using both the income approach and the sales comparison approach in conformance with the guidelines of the Uniform Standards of Professional Appraisal Practice, Deloitte and Touche determined that the estimated "as is" market value range of the Stratosphere Hotel and Casino (including the real and personal property) is from One Hundred Five Million Dollars ($105,000,000) to One Hundred Thirty Million Dollars ($130,000,000) and concluded that the estimated "as is" market value is One Hundred Twenty Million Dollars ($120,000,000). Debtors' schedules were amended on June 23, 1997 to reflect the appraised values.

        Based upon the post-petition financial results and the Deloitte and Touche Appraisal, Debtors and Grand revisited the Joint Plan in an effort to satisfy realistic operational projections and otherwise provide appropriate treatment to the various classes of Creditors and Equity Interests in light of this information. Grand proposed a modified plan to be memorialized in a Restated Investment and Reorganization Agreement and an amended Joint Plan. Debtors sought





-------------------
(1) After the Petittion Date, upon application of the AD Hoc Committee, the Bankruptcy Court authorized the appointment of an Official Committee of Noteholders ("Noteholders Committee), comprised of the members of the Ad Hoc Committee.

the involvement of that the Noteholders Committee in this process, but, the Noteholders Committee ignored Debtors' request to participate in negotiations. As a result, the Debtors had no alternative at the time but to proceed with negotiations with Grand which culminated in the preparation and execution of a Restated Investment and Reorganization Agreement and First Amended Plan of Reorganization ("Amended Plan").

        The Amended Plan was filed on June 20, 1997. The Amended Plan provided for restated first mortgage notes in the principal sum of One Hundred Ten Million Dollars ($110,000,000) with interest at eight and one-half percent (81/2%) the first two (2) years after issuance and twelve and one-half percent (12 1/2%) thereafter, all due and payable seven (7) years from issuance. Furthermore, the holders of the Original First Mortgage Notes were to receive approximately ten percent (10%) of the equity interests and voting power of Reorganized Stratosphere (with the exact amount to be determined depending on whether such holders elected fully secured status under Section 1111(b)(1)(A)(i) of the Bankruptcy Code ("1111(b) Election"). Grand agreed to purchase the remaining 90% of the new common stock of Reorganized Stratosphere for Fifty Million Dollars ($50,000,000) and to purchase up to an additional Twenty-Five Million Dollars ($25,000,000) in restated first mortgage notes, which cash proceeds from the sale of the new common stock and restated first mortgage notes were to be used to complete the Phase II construction. Unsecured Creditors were to receive their Pro Rata share of up to Five Million Dollars ($5,000,000) Cash on or about the Effective Date. In addition, Grand would have been fully released and discharged from the Standby Equity Commitment.

        On July 3, 1997, the Noteholders Committee filed The Official Committee of Noteholders' Plan of Reorganization For Stratosphere Corporation and Gaming Corp.

("Noteholders' Plan"). Debtors disputed the feasibility and confirmability of the Noteholders' Plan, and are further informed and believe that the Noteholders Committee does not intend to proceed with confirmation of the Noteholders' Plan.

        Recognizing that there may be third-parties willing to infuse more capital than Grand (as contemplated under the Amended Plan) to gain control of the Debtors (and thus potentially provided a greater return to Creditors), the Amended Plan provided for the Debtors' solicitation and acceptance of competitive proposals from third-parties up and until confirmation of the Amended Plan. In the event such a competitive proposal was economically more advantageous to Creditors and the Estate, the Debtors had the right to modify the Amended Plan and proceed to confirmation with such competitive proposal.

        On or about July 15, 1997, Debtors received such a competitive proposal from High River Limited Partnership and American Real Estate Partners, LP, (collectively "High River"), entities controlled and managed by New York financier, Carl Icahn. Stratosphere's Board of Directors determined that High River's proposal was economically more advantageous to Creditors and Debtors' estates and contained less contingencies to effectuation than the Amended Plan and thereafter proceeded to negotiate the terms of High River's proposal. As a result, Debtors notified Grand that they were not proceeding with the Amended Plan, and that Debtors intended to incorporate the High River's proposal in the Second Amended Plan. Although High River's proposal has not been incorporated into the Second Amended Plan, Debtors believe that the exchange of the New Common Stock of Reorganized Stratosphere for one hundred percent (100%) of the Allowed Secured Claims of the holders of the Original First Mortgage Notes as more fully set forth below and in the Second Amended Plan will simplify the necessary approvals from the Gaming Authorities.

        The Second Amended Plan followed substantial negotiation among the Debtors, High River and Grace Bros. Ltd. (the remaining Original Holder of First Mortgage Notes serving on the Noteholders Committee). High River and Grace Bros. Ltd. did not reach agreement amongst themselves on the terms of a plan of reorganization which they would find to be mutually acceptable. Rather than wait for the outcome of protracted negotiations between High River and Grace Bros. Ltd., with no guarantee that such negotiations would result in a proposal acceptable to such parties and to Debtors, Debtors are filing the Second Amended Plan without obtaining the prior approval of High River and Grace Bros. Ltd. More than two (2) months have passed since receipt of High River's proposal and it does not presently appear that High River and Grace Bros. Ltd. will reach a consensual agreement. The Debtors further believe that, through the Second Amended Plan, each Class of Creditors entitled to vote will obtain a greater recovery than would be available if the assets of the Debtors were liquidated in a case under Chapter 7 of the Bankruptcy Code as shown by the liquidation analysis in Section XVII(b). The Debtors believe that the Second Amended Plan will afford the Debtors the opportunity and the ability to continue in business as viable going concerns, thereby benefiting Creditors, the Debtors' employees, other parties in interest and the general public.

        The Debtors believe that the Second Amended Plan provides the greatest possible return to Creditors while permitting the Debtors to reorganize successfully. However, recognizing that there may be third parties willing to infuse more capital than High River to gain control of the Debtors (and thus potentially providing a greater return to Creditors), the Second Amended Plan specifically provides for the Debtors' solicitation and acceptance of competitive proposals (an "Alternative Transaction Proposal") from third parties up and until the Confirmation Hearing of the Second Amended Plan. If any such Alternative Transaction Proposal is more advantageous to Creditors and Debtors' estates, the Debtors reserve the right to modify the Second Amended Plan and proceed to confirmation with such Alternative Transaction Proposal or to submit such Alternative Transaction Proposal to the Bankruptcy Court for a determination by the Court as to whether or not such Alternative Transaction Proposal contains economic terms and conditions more favorable to Debtors and Creditors than the transaction proposed by the Second Amended Plan. The solicitation procedures for Alternative Transaction Proposals are detailed more fully below in Article X(B)(5).

        For ease of review, the following chart summarizes which Claims have been placed in which Classes:

Class 1:   Priority Wage Claims              Unimpaired
                                             - no solicitation required

Class 2:   Priority Benefit Plan             Unimpaired
           Contribution Claims               - no solicitation required

Class 3    Priority Customer Deposit         Unimpaired
           Claims                            - no solicitation required

Class 4:   Secured Tax Claims                Unimpaired
                                             - no solicitation required

Class 5:   Miscellaneous Secured Claims      Unimpaired
                                             - no solicitation required

Class 6:   Original First Mortgage Note      Impaired
           Claims                            - entitled to vote

Class 7:   Heller Capital Lease Claims       Impaired
                                             - entitled to vote

Class 8:   Capital Lease Claims              Impaired
                                             - entitled to vote

Class 9:   General Unsecured Claims          Impaired
                                             - entitled to vote

Class 10:  Reliable Steel Lien Claims        Impaired
                                             - entitled to vote

Class 11:  Gaming Corp. Common Stock        Unimpaired
                                            - not entitled to vote

Class 12:  Equity Interests and             Impaired, receiving no consideration
           Equity Interests - Related       -deemed rejected
           Claims


A. NEW CAPITAL STRUCTURE

        Upon confirmation of the Second Amended Plan, all Equity Interests in
Stratosphere will be canceled and terminated.   Stratosphere, as reorganized
("Reorganized Stratosphere") will issue two million thirty thousand (2,030,000) shares of New Common Stock which will represent one-hundred percent (100%) of the equity ownership and voting power of Reorganized Stratosphere. The New Common Stock will be distributed in a manner provided below.

B. HOLDERS OF THE ORIGINAL FIRST MORTGAGE NOTES

        Each holder of the Original First Mortgage Notes ("Class 6 Claimants") as of the Distribution Record Date shall receive its Pro Rata share of two million thirty thousand (2,030,000) shares of New Common Stock upon receipt of Gaming Authority approvals.
        In the event that an Alternative Transaction Proposal is presented by Debtors or is considered by the Bankruptcy Court at the Confirmation Hearing, the Indenture Trustee shall have the right (if applicable under the circumstances) pursuant to Section 363(k) of the Bankruptcy Code to credit bid against the Allowed Secured Claim of the holders of Original First Mortgage Notes in the event that an Alternative Transaction Proposal or any other sale proposal is considered by the Bankruptcy Court at the Confirmation Hearing.

C. COMPLETION OF PHASE II

        Subsequent to the Effective Date, the decision as to construction and/or completion of Phase II, the scope and design of Phase II and the means and method to finance Phase II will rest with Reorganized Stratosphere. Nothing contained in the Plan or the Confirmation Order is intended to or will dictate or restrict Reorganized Stratosphere in this regard. Approval of the Bankruptcy Court after the Effective Date concerning Phase II will not be required nor will it be necessary.

D. HELLER CAPITAL LEASE CLAIMS AND CAPITAL LEASE CLAIMS

        Under the Second Amended Plan, on the Effective Date Reorganized Stratosphere and Reorganized Gaming Corp. shall execute and deliver to Heller the Amended Heller Capital Lease in full satisfaction and settlement of the Heller Capital Lease Claims. The Heller Amended Capital Lease shall provide for the same payment schedule as the Heller Capital Lease but shall not include the financial covenants as set forth in Section 13.16 of the Heller Capital Lease. In addition, any other terms, conditions, warranty or covenant of the Heller Capital Lease which would be deemed breached or violated by the transaction proposed in the Second Amended Plan shall be deemed cured on the Effective Date.

        Additionally, Reorganized Stratosphere and Reorganized Gaming Corp., as applicable, shall execute and deliver to First Security and the Capital Lease Bank Group the Amended Capital Lease Agreement and the Amended Participation Agreement in full satisfaction and settlement of the Capital Lease Claims. The Amended Participation Agreement shall provide for the same payment schedule as the Original Participation Agreement but shall not include Section 5.16 of the Original Participation Agreement. In addition, any other terms, conditions, warranties or covenants of the Original Participation Agreement or Original Capital Lease Agreement which would be deemed breached or violated by the transaction proposed by the Second Amended Plan shall be deemed cured on the Effective Date.

        Pursuant to the adequate protection stipulation with the Capital Lease Bank Group and the adequate protection stipulation with Heller, payments to both the Capital Lease Bank Group and Heller have been maintained current throughout the bankruptcy proceedings.

E.      ADMINISTRATIVE CLAIMS

        In general, all Administrative Claims will be paid in full in Cash upon the latest of: (i) the Effective Date or as soon thereafter as practicable;
(ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Administrative Claim is allowed; or (iv) such date as the holder of such Claim and the Debtors, as applicable, may agree. Each Allowed Preserved Ordinary Course Administrative Claim shall be paid by the Debtors on the terms and conditions under which such Claim arose or in the ordinary course of Reorganized Stratosphere's or Reorganized Gaming Corp.'s businesses. Any Allowed Priority Tax Claim will be paid in full in Cash on the Effective Date; provided, however, that Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, may elect to pay such Claims through deferred Cash payments with interest over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the allowed amount of such Claim.

        In general, Allowed Priority Wage Claims, Allowed Priority Benefit Plan Contribution Claims, Allowed Priority Customer Deposit Claims and Secured Tax Claims will be paid in full in Cash upon the latest of: (i) the Effective Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth
(10th) Business Day after such Priority Wage Claim, Priority Benefit Plan Contribution Claim, Priority Customer Deposit Claim or Secured Tax Claim is allowed; or (iv) such date as the holder of such Claim and the Debtors, as applicable, may agree.

     All requests for payment of Administrative Claims (except for Professional Fees and Preserved Ordinary Course Administrative Claims) must be filed by the Administrative Claims Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors, Reorganized Stratosphere and Reorganized Gaming Corp. All final applications for allowance and disbursement of Professional Fees must be filed by the Professional Fee Bar Date. All such applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order, and all other orders governing payment of Professional Fees. Such applications may be later amended to include any fees and costs incurred after the Confirmation Date.

F. MISCELLANEOUS SECURED CLAIMS

     At Reorganized Stratosphere's or Reorganized Gaming Corp.'s option, the holder of any Allowed Secured Claim in Class 5 shall receive one of the following alternative treatments: (i) the holder of such Claim shall be treated in accordance with the terms and conditions of all Debt Instruments evidencing such Claim and the legal equitable or contractual rights of such holder shall not otherwise be altered; (ii) any default, other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code relating to a defacto default provision under an executory contract, shall be Cured or Reinstated; (iii) any default shall be Cured or Reinstated on the Effective Date; (iv) on the Effective Date or on such other date thereafter as may be agreed to by Stratosphere or Gaming Corp. and the holder of such Claim, the appropriate Estate shall abandon the collateral securing such Claim in full satisfaction and release of such Claim; or (v) the holder of such Claim shall receive Cash equal to its Allowed Secured Claim on the

Effective Date. For a more detailed discussion of the treatment of miscellaneous Secured Claims refer to Section 4.5 of the Second Amended Plan.

G.   ALLOWED GENERAL UNSECURED CLAIMS

     Each holder of an Allowed Class 9 General Unsecured Claim shall receive the lesser of such holder's Allowed General Unsecured Claim or such holder's Pro Rata share of Six Million Dollars ($6,000,000) Cash, upon the latest of:
(i) the Effective Date, or as soon thereafter as practicable; (ii) the tenth
(10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, have agreed or shall agree. Debtors estimate that holders of Original First Mortgage Notes will have a General Unsecured Claim of approximately One Hundred Twenty-Three Million Dollars ($123,000,000). In addition, holders of Original First Mortgage Notes through the Indenture Trustee will hold the Grand Subordinated Claim(2) of approximately Fifty-Three Million Dollars ($53,000,000). In all likelihood, Class 9 Allowed General Unsecured Claims will total no less than One Hundred Seventy-Nine Million Dollars ($179,000,000) and each holder of a Class 9 Allowed Claim will receive approximately a three percent (3%) recovery.

 . . .


----------------------------
(2) The Grand Subordinated Claim is any and all indebtedness of Stratosphere and Gaming Corp. to Grand, including but not limited to, that indebtedness arising out of or evidenced by: (i) that certain Notes Completion Guarantee in the original amount of $50,000,000, dated as of March 9, 1995; (ii) that certain Completion Guarantor Subordination Agreement dated as of March 9, 1995;
(iii)  any and all subordinated notes issued to Grand by Stratosphere from time to time; and (iv) any other loan and security documents, including, but not limited to Debt Instruments, evidencing, securing, or relating to such obligations and Claims. In accordance with the Original Subordination Agreement, the Grand Subordinated Claim is owned by the Indenture Trustee for the benefit of the holder of Original First Mortgage Notes.

H.   RELIABLE STEEL LIEN CLAIM

     The Second Amended Plan provides that the holder of the Class 10 Reliable Steel Lien Claim shall receive One Hundred Twenty-Five Thousand Dollars ($125,000) on the Effective Date in full satisfaction and settlement of the Reliable Steel Lien Claim and the Reliable Steel Adversary Action. In conjunction with this settlement, the holder of the Reliable Steel Lien Claim has entered into a settlement agreement whereby such holder has agreed to support the Second Amended Plan. The settlement agreement is attached hereto as Exhibit "D."

I.   EQUITY INTEREST AND EQUITY INTEREST-RELATED CLAIMS

     The Second Amended Plan will subordinate the Equity Interest-Related Claims to the General Unsecured Claims pursuant to Section 510(b) of the Bankruptcy Code which requires the subordination of claims for damages arising out of the sale or purchase of a security. An Equity Interest-Related Claim is any Claim arising from the recission of a purchase or sale of an Equity Interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such Claim. Because the Equity Interest-Related Claims arose out of the sale or purchase of an Equity Interest, the holders of Equity Interest-Related Claims will be treated in the same Class as the holders of Equity Interests.

     As set forth above, the Deloitte & Touche Appraisal concluded that the estimated "as is" market value of the Stratosphere Hotel and Casino to be One Hundred Twenty Million Dollars ($120,000,000). When combined with Debtors other assets, there is not enough value in Debtors' estates to pay all Creditors in full. Pursuant to the Bankruptcy Code and as discussed more fully in Section XVI(B) below, unless Creditors are paid in full, Equity Interest and Equity

Interest-Related Claims may not receive any distributions under the Second Amended Plan absent consent of the Creditors, and in particular the holders of Original First Mortgage Notes. Debtors have been informed that such holders will not consent to any distributions to holders of Equity Interest or Equity Interest-Related Claims.

     AS SUCH, UNDER THE SECOND AMENDED PLAN, THE EQUITY INTERESTS OF STRATOSPHERE SHALL BE CANCELED AND TERMINATED AND EACH HOLDER OF AN EQUITY INTEREST AND EACH HOLDER OF AN EQUITY INTEREST-RELATED CLAIM WILL RECEIVE NOTHING.

VI.  DESCRIPTION OF THE DEBTORS

A.   STRATOSPHERE

     Stratosphere is a publicly traded corporation which was incorporated in the State of Delaware on January 14, 1993 under the name Stratosphere Tower & Casino Corporation. The name of the corporation was changed to Stratosphere Corporation pursuant to a Certificate of Amendment of Articles of Incorporation filed with the Delaware Secretary of State on February 12, 1993. Stratosphere is the parent corporation and sole shareholder of Gaming Corp.

     Stratosphere is registered with the Gaming Commission as a publicly traded corporation and has been found suitable by the Gaming Authorities as the sole shareholder of Gaming Corp. Stratosphere owns most of the real property and improvements upon which the Stratosphere Hotel & Casino is located. A portion of the second floor of the Stratosphere Hotel & Casino consisting of retail space is operated by Strato-Retail, L.L.C., a Nevada limited liability company ("Strato-Retail") pursuant to that certain Development and Lease Agreement between Stratosphere and Strato-Retail dated March 5, 1996. Strato-Retail is unrelated to Stratosphere and its Affiliates.

B.   GAMING CORP.

     Gaming Corp. is a Nevada corporation which was formed on June 24, 1994. Gaming Corp. is the entity that operates the Stratosphere Hotel & Casino pursuant to that certain Facility Lease Agreement dated April 29, 1996 between Gaming Corp. and Stratosphere. Gaming Corp. holds a nonrestricted gaming license to conduct gaming operations at the Stratosphere Hotel & Casino.
Gaming Corp. has leased the sports pool and race book wagering operation of the Stratosphere Hotel & Casino to Leroy's Horse & Sports Place in consideration of a percentage of the revenue derived from the sports book operation.

C.   OTHER ENTITIES OWNED BY STRATOSPHERE

     Stratosphere has several wholly-owned subsidiaries that have not filed for Chapter 11 protection under the Bankruptcy Code.

     1. Stratosphere Land Corporation

        Stratosphere Land Corporation, a Nevada corporation ("Stratosphere Land"), was incorporated with the Nevada Secretary of State on January 25, 1996. The purpose of Stratosphere Land was to acquire and develop real property for possible further expansion of the Stratosphere Hotel & Casino. Stratosphere Land has made and delivered to Stratosphere that certain promissory note dated January 23, 1997 in the principal amount of Twelve Million Two Hundred Seventy-four Thousand Nine Hundred Dollars ($12,274,900) evidencing previous loans to Stratosphere Land from Stratosphere. This promissory note is unsecured, bears no interest and is payable upon the demand of Stratosphere. Stratosphere Land owns: (i) the approximate 4.5 acre parcel of real property formerly known as the Sulinda Hotel and Casino located on Las Vegas Boulevard South and an adjoining lot which is currently used as a parking lot; (ii) the former Stratosphere Hotel & Casino employment center located on the Sulinda site; and (iii) most of Lot 7 located near the Stratosphere Hotel & Casino and an adjacent vacant lot which is currently used as a staging and storage area for Phase II construction materials.

     2. Stratosphere Advertising Agency

     Stratosphere Advertising Agency ("Stratosphere Advertising") was incorporated with the Nevada Secretary of State on November 2, 1995. Stratosphere Advertising was formed to place advertisements and rent billboards and other advertising mediums on behalf of Stratosphere and Gaming Corp. Stratosphere Advertising obtains beneficial advertising rates which flow to Stratosphere and its Affiliates. Stratosphere Advertising does not list any assets on its books and has no revenue.

     3. Stratosphere-Nevada Corporation

     Stratosphere-Nevada Corporation, a Nevada corporation,
("Stratosphere-Nevada") was incorporated with the Nevada Secretary of State on April 12, 1996 for the purpose of becoming the merging entity with Stratosphere. Stratosphere-Nevada is currently inactive and does not hold any assets on its books and has no revenue.

     4. 2000 South Las Vegas Boulevard Retail Corporation dba Stratosphere
Retail

     2000 South Las Vegas Boulevard Retail Corporation, a Nevada corporation, (the "Retail Corporation") was incorporated with the Nevada Secretary of State on December 12, 1996 for the purpose of owning and controlling the lease rights for the retail gift shops (the "Stratosphere Gift Shops") located in the Stratosphere Hotel & Casino and in the retail area. The Retail Corporation owns the sub-leasehold interests in two retail shops in the retail mall area leased by Strato-Retail and eighty percent (80%) of the inventory sold in all of the Stratosphere Gift Shops.

The Stratosphere Gift Shops are managed by Tower Merchandise Management Company, LLC, a Nevada limited liability company ("Tower Management"), an unrelated entity, pursuant to that certain Management Agreement-Retail Shops dated as of April 18, 1996, as thereafter amended. Tower Management owns the remaining twenty percent (20%) of the inventory sold in the Stratosphere Gift Shops.


VII. OFFICERS AND DIRECTORS OF THE DEBTORS AND REORGANIZED STRATOSPHERE AND GAMING CORP.


A.   BOARD OF DIRECTORS OF STRATOSPHERE

The following individuals currently serve as members of the Board of Directors for Stratosphere:

     1. Thomas G. Bell has been a director of Stratosphere since December 1993. For more than the past twenty-five (25) years, Mr. Bell has been engaged in the private practice of law, principally in the State of Nevada. Mr. Bell earns One Thousand Dollars ($1,000) per non-telephonic meeting of the Stratosphere board and earns Ten Thousand Dollars ($10,000) per quarter as a member of the Stratosphere board.

     2. Andrew S. Blumen has been Vice President, General Counsel, Secretary and a director of Stratosphere since January 1993 and became Executive Vice President in November 1993. Prior to joining Stratosphere, Mr. Blumen served as the Director of Operations and General Counsel for Vegas World Hotel and Casino ("Vegas World"), a sole proprietorship of Robert Stupak ("Mr. Stupak") and all other enterprises owned by Mr. Stupak. From 1983 through 1989 he was engaged in the private practice of law in the State of Nevada. Mr. Blumen was granted a Nevada gaming license in 1994. Mr. Blumen receives an annual salary of Two Hundred Twenty-Five Thousand Dollars ($225,000) in his capacity as Executive Vice President and General Counsel of Stratosphere and no compensation as a director and Secretary of Stratosphere.

     3. Thomas A. Lettero has been the Chief Financial Officer and Treasurer of Stratosphere since December, 1994 and a director of Stratosphere since being nominated to the board on July 31, 1997. Mr. Lettero has held various financial positions with various casino operations throughout the United States from May, 1991 until December, 1994. Mr. Lettero receives an annual salary of Two Hundred Thousand Dollars ($200,000) in his capacity as Chief Financial Officer of Stratosphere and no compensation as a director and Treasurer of Stratosphere.

     4. Robert A. Maheu has been the Vice Chairman of the Board of Directors of Stratosphere since March 1993. For more than the past five (5) years, Mr. Maheu has been the owner and president of Robert A. Maheu Associates, a specialized management consulting firm based in Las Vegas, Nevada. Mr. Maheu earns One Thousand Dollars ($1,000) per non-telephonic meeting of the Stratosphere board and Ten Thousand Dollars ($10,000) per quarter as a director the Stratosphere.

     5. Thomas A. Hantges has been a director of Stratosphere since August 14, 1997. Mr. Hantges is the President of USA Capital Land Fund Limited Partnership, based in Las Vegas, Nevada. Mr. Hantges earns One Thousand Dollars ($1,000) per non-telephonic meeting of the Stratosphere board and Ten Thousand Dollars ($10,000) per quarter as a director of Stratosphere.

B.   OFFICERS AND DIRECTORS OF GAMING CORP.

     1. Andrew S. Blumen has been Secretary and Executive Vice President of Gaming Corp. since June 1994.

     2. Thomas A. Lettero has been the Chief Financial Officer and Treasurer of Gaming Corp. since December 1994.

C.   OFFICERS AND DIRECTORS OF THE REORGANIZED DEBTORS

     On the Effective Date, the operation of Reorganized Stratosphere and Reorganized Gaming Corp. shall become the general responsibility of their respective boards of directors, who shall thereafter have responsibility for the management, control and operation of Reorganized Stratosphere and Reorganized Gaming Corp. The names of the initial seven (7) members of the board of directors and the executive officers of Reorganized Stratosphere and Reorganized Gaming Corp. shall be disclosed at or prior to the Confirmation Hearing. All such directors and executive officers of Reorganized Stratosphere and Reorganized Gaming Corp. shall be deemed to have been elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office until the Effective Date and receiving the requisite approvals by Nevada Gaming Authorities. Those directors and officers not continuing in office after the Effective Date, if any, shall be deemed removed therefrom without cause as of the Effective Date pursuant to the Confirmation Order and shall be indemnified by Reorganized Stratosphere for all actions taken by such directors and officers while acting as directors and officers for the Debtors from the Petition Date.

 . . .
 . . .

VIII.  EVENTS LEADING UP TO THE FILING OF THE BANKRUPTCY CASES

A.   AGREEMENTS WITH MR. STUPAK

     Pursuant to an agreement dated as of November 1993 (the "November 1993 Grand/Stupak Agreement"), Mr. Bob Stupak granted Grand or its assignee an option (the "Option") to purchase certain assets related to Vegas World which was located on a portion of the site upon which the Stratosphere Hotel & Casino is now located. In connection with the Option and the Initial Public Offering,(3) Grand agreed to subscribe to purchase from Stratosphere a minimum of Four Million (4,000,000) Units consisting of one (1) share of Old Common Stock and a transferable warrant. Grand further agreed to purchase from Bob Stupak Enterprises, Inc., a Nevada corporation ("BSE") an additional five million three hundred fifty-one thousand one hundred thirty-two (5,351,132) shares of Old Common Stock. On June 1, 1994, Grand assigned the Option to Stratosphere. Stratosphere exercised the Option and Mr. Stupak and Stratosphere entered into an Asset Purchase Agreement dated as of November 4, 1994 (the "Asset Purchase Agreement"). Pursuant to the Asset Purchase Agreement, Stratosphere purchased most of the assets, but not the liabilities of Vegas World.

B. ISSUANCE OF STRATOSPHERE'S FIRST MORTGAGE NOTES

     In July 1994, in order to finance the purchase of the Vegas World assets, to refurbish the existing hotel and to construct additional hotel rooms for the Stratosphere Hotel & Casino, Stratosphere filed a registration statement with the SEC for an offering of the Original First Mortgage Notes. The proceeds of the Original First Mortgage Notes were used to develop and construct the first phase ("Phase I") of the Stratosphere Hotel & Casino, which included a three

-----------------------------


(3) Stratosphere conducted an initial public offering ("Initial Public Offering") in February 1994 of 11,700,000 units each consisting of one share of Old Common Stock and one redeemable stock purchase warrant.

hundred fifty-four thousand (354,000) square foot building at the base of the tower, consisting of: (i) a one hundred ninety-four thousand five hundred (194,500) square foot first level containing ninety-seven thousand (97,000) square feet of casino space; (ii) a one hundred six thousand (106,000) square foot second level entertainment complex; and (iii) a one thousand one hundred forty-nine (1,149) foot tower with a 12-story pod featuring indoor and outdoor observation decks, revolving restaurants, cocktail lounge, outside roller coaster and the "Big Shot" thrill ride.

     In connection with the offering of the Original First Mortgage Notes, Grand executed that certain Notes Completion Guarantee (the "Notes Completion Guarantee") pursuant to which it committed, subject to certain qualifications, to complete Phase I to assure that the Stratosphere Hotel & Casino became an operating hotel and casino and to pay project costs owing prior to such completion up to a maximum obligation of Fifty Million Dollars ($50,000,000). Grand also provided the Standby Equity Commitment pursuant to which and subject to certain terms and conditions Grand agreed to purchase up to Twenty Million Dollars ($20,000,000) of additional Old Common Stock of Stratosphere during each of the first three (3) years Stratosphere Hotel & Casino was operating so long as Stratosphere's consolidated cash flow did not reach Fifty Million Dollars ($50,000,000). The Original First Mortgage Notes were secured by substantially all of the assets of Stratosphere including real and personal property (but not including Stratosphere Land's real property), cash and a pledge of Gaming Corp.'s common stock and were guaranteed by Gaming Corp.

C. CAPITAL LEASE FACILITY

     Pursuant to the Original Participation Agreement and Original Capital Lease Agreement executed by Gaming Corp. as lessee and Stratosphere as guarantor on April 19, 1996, BA

Leasing & Capital Corporation, a California corporation ("BA Leasing"), Bank of Scotland, Wells Fargo Bank, National Association (successor by merger to First Interstate Bank of Nevada) ("Wells Fargo"), Societe Generale, Credit Lyonnais, New York Branch, the CIT Group/Equipment Financing, Inc., United States National Bank of Oregon, the First National Bank of Boston, Imperial Bank, Trustmark National Bank and First Security Trust Bank, N.A. (collectively, the "Lenders") made term loans to First Security Trust Company of Nevada ("First Security"), Bank of Scotland, Wells Fargo, and Societe Generale as co-agents (collectively, the "Co-agents") with respect to the Original Participation Agreement. Credit Lyonnais, Los Angeles Branch, acted as Lead Manager (the "Lead Manager"), with BA Leasing acting as arranger and agent ("Agent" collectively, the "Capital Lease Bank Group"). The Lenders loaned to First Security a sum not to exceed Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000) for the purpose of enabling First Security to: (i) purchase from Gaming Corp. certain equipment owned and thereafter acquired by Gaming Corp.;
(ii) lease back such equipment to Gaming Corp.; and (iii) grant BA Leasing perfected first priority liens and security interests in such equipment for the benefit of the Lenders. Stratosphere guaranteed the obligation of Gaming
Corp.

D.   THE SUBSEQUENT STRATOSPHERE PUBLIC OFFERINGS

     On December 22, 1995, Stratosphere closed on an offering (the "First Offering") of ten million (10,000,000) shares of Old Common Stock, resulting in proceeds to Stratosphere of Seventy-Five Million Two Hundred Thousand Dollars ($75,200,000). Of these shares, eight million four hundred thousand (8,400,000) were sold at Eight Dollars ($8) per share in an underwritten public offering (the "Public Offering") resulting in net proceeds to Stratosphere, after underwriting discounts, of Seven and 52/100 Dollars ($7.52) per share. The remaining one million six hundred thousand (1,600,000) shares (the "Direct Shares") of the First Offering were sold by Stratosphere for Seven and 52/100 Dollars ($7.52) per share directly to Affiliates of Stratosphere. Of the Direct Shares, one million (1,000,000) shares were purchased by Grand, five hundred thousand (500,000) shares were purchased by Mr. Lyle Berman and one hundred thousand (100,000) shares were purchased by Mr. Stanley Taube,
affiliates of Grand and Directors of Stratosphere.   On December 29, 1995,
Stratosphere closed on a second offering (the "Second Offering," and together with the First Offering, the "Equity Offerings") of one million two hundred sixty thousand (1,260,000) shares granted in an option to the underwriters of the Public Offering. Stratosphere received proceeds in the amount of Nine Million Four Hundred Seventy-Five Thousand Two Hundred Dollars ($9,475,200) from the Second Offering. In January 1996, Stratosphere also issued one million fifty thousand (1,050,000) shares of Old Common Stock to acquire approximately four and one-half (4.5) acres of land directly across the street from the Stratosphere Hotel & Casino formerly known as the Sulinda Motel and an adjoining lot which real property is vested in Stratosphere Land and three hundred and fifty-eight thousand and one hundred and forty (358,140) shares of Old Common Stock which it sold to a third party, the proceeds of which were used to acquire most of Lot 7 and one adjacent parcel. In addition, on September 7, 1995, Stratosphere called for redemption on October 10, 1995, of five million, nine hundred and fifty thousand (5,950,000) stock purchase warrants issued in conjunction with its Initial Public Offering. As a result of such call, the warrants redeemed were exercised at a price of $5.83 per share, yielding aggregate proceeds of Thirty Four Million, Two Hundred Thousand Dollars ($34,200,000) to Stratosphere.

E.   PENDING LITIGATION MATTERS

     1. The Securities Litigation

     (a) The 1994 Securities Action

     On April 29, 1994, a lawsuit was filed in the United States District Court for the District of Nevada (the "Federal District Court") by Harvey Cohen and several other plaintiffs purporting to represent a class against Stratosphere, Grand and certain of their officers, directors and underwriters alleging violations of federal securities law pursuant to the original IPO of 11.7 million units (1 share and 1 warrant) in February 23, 1994. The lawsuit was dismissed on April 10, 1995. Prior to the Petition Date, the plaintiffs appealed the dismissal to the United States Court of Appeals for the Ninth Circuit, which appeal was denied on June 6, 1997. The plaintiffs also commenced an action in the Eighth Judicial District, Clark County, Nevada (the "State Court") alleging violations of state securities laws. Prior to the Petition Date, that lawsuit was stayed pending a determination of the appeal to the Ninth Circuit.

     (b) The Federal District Court Litigation

     On August 5, 1996, a group of plaintiffs' securities lawyers, purportedly on behalf of a class of investors who purchased Old Common Stock between December 19, 1995 and July 22, 1996, commenced securities litigation against Stratosphere and Grand, together with certain of their officers and directors, by filing a complaint in the Federal District Court. The lead plaintiffs' attorney in the Federal District Court action subsequently filed five (5) other nearly identical complaints in the Federal District Court on behalf of other putative class representatives. Subsequently, three (3) other nearly identical complaints were filed in the

Federal District Court on behalf of other putative class representatives by different plaintiffs' security attorneys (all of the actions collectively, the "Federal Actions").

     On January 15, 1997, the Federal Actions were consolidated and Jules Brody, Esq. of Stull, Stull & Brody and Kevin P. Roddy, Esq. of Milberg Weiss Berghad Hynes & Lerach, L.L.P. were named as joint primary counsel. As of the Petition Date, no class certification had been filed or approved and the Federal Action stayed as against Stratosphere. On February 14, 1997, the Federal Actions were amended and consolidated to include a state court action ("State Court Action") together with Federal Actions hereinafter (the "Consolidated Actions").

     (c) The State Court Litigation

     On August 16, 1996, nearly two (2) weeks after the Federal Actions were filed, a lawsuit was filed in State Court based on the same factual events as set forth in the Federal Actions, alleging primarily the same claims that were asserted in the Federal Actions and purporting to do so on behalf of the same class of investors who purchased Old Common Stock between December 19, 1995 and July 22, 1996 (the "State Court Action"). On September 30, 1996, the defendants filed a motion to dismiss the State Court Action (the "Motion to Dismiss") and a motion to stay discovery pending the hearing on the Motion to Dismiss. The hearing on the Motion to Dismiss was held on February 11, 1997. The court ordered the stay of the State Court Action pending resolution of the Federal Actions and the Federal Actions were amended to incorporate the State Court Action on February 14, 1997.

 . . .

 . . .

     (d) The Bankruptcy Estimation Procedure

     The Joint Plan filed on the Petition Date included as a condition precedent the resolution of the Claims represented in the Consolidated Actions. To reach resolution of such Claims, the Debtors filed their "Motion to Establish Estimation Procedure and Protocol with respect to Securities Claims pursuant to 11 U.S.C. Section Section 105(a) and 502(c)" ("Estimation Motion"). The Court granted the Estimation Motion which provided for discovery, summary estimation and briefing schedules. As a result of discovery, Grand determined to waive the resolution of these securities Claims as a condition precedent to the Joint Plan and at a status hearing in April, 1997, the Court stayed further discovery and continuation of the estimation proceeding. Debtors are currently negotiating a stipulation with counsel for the securities claimants for allowed amounts of a Class proof of Claim, and dismissal of the estimation proceedings. All securities Claims are included in Class 12 of the Second Amended Plan and will receive nothing.

     Those officers and directors formerly and currently employed by Stratosphere and named as defendants in the Consolidated Action have asserted Claims against Stratosphere for indemnification if they incur any liability as defendants in the Consolidated Actions. Stratosphere has no officers' and directors' liability insurance. To the extent that the indemnification Claims are proper under applicable law, the claimants will have Allowed General Unsecured Claims in the Chapter 11 Cases which will be subordinated pursuant to
Section 510(b) of the Bankruptcy Code and treated in Class 12 of the Second Amended Plan. Stratosphere has agreed to indemnify those officers and directors pursuant to applicable law and its bylaws as memorialized by letter agreements dated January 23, 1997.

 . . .

     2. Other Actions

     Stratosphere is a defendant in various lawsuits alleging negligence in the normal operation of the Stratosphere Hotel & Casino.

     There have been three (3) lawsuits filed against Stratosphere regarding the purchase of real property for the Stratosphere Hotel & Casino expansion.

             (a)  J. O. Winfrey One Partnership v. Kellogg, Case
                  No. A363750

     Stratosphere is a defendant in an action alleging that Stratosphere caused a co-defendant to breach a land sale purchase agreement by selling certain real property to Stratosphere instead of the plaintiff. The co-defendant filed a cross-complaint against Stratosphere seeking indemnification for all damages allegedly arising out of such sale. The co-defendant filed a motion for relief from the automatic stay to proceed against Stratosphere on its cross-complaint in state court which was denied by the bankruptcy court. If the Claim is allowed, the Claim will be included in Class 9 under the Second Amended
Plan.

             (b)  Vegas Market Place, Inc. v. Stupak, Vegas World
                  Hotel and Casino; Stratosphere Corporation Et Al and Tower Merchandise Management, LLC, Intervenor Defendant, Case No. A353930

     A second lawsuit, "Vegas Market Place, Inc. vs. Stupak, Vegas World Hotel and Casino, Stratosphere Corporation, et al and Tower Merchandise Management, LLC, Intervenor Defendant, Case No. A353930, Dept. X, Docket K" ("VMP Litigation"), was filed by Vegas Market Place, Inc., a Nevada corporation ("VMP") against Mr. Stupak and Stratosphere seeking equitable relief to obtain gift shop space at the Stratosphere Hotel & Casino, quiet title to the gift shop portion at the Stratosphere Hotel & Casino, specific performance on a lease, declaratory judgment on its rights under the lease and an injunction against any party selling merchandise bearing the "Las Vegas" logo. In a hearing on May 6, 1996, the court denied Plaintiffs' motion for a preliminary injunction. On May 29, 1997, Stratosphere filed in bankruptcy court a Motion to Compromise Claims and for Disbursement of Funds Held By Stratosphere Corporation seeking an order to compromise Claims and to disburse Two Hundred Forty Thousand Dollars ($240,000.00) in escrowed funds to obtain a release from VMP for any liability Stratosphere may have arising out of the state court proceeding and the proofs of Claim filed by VMP in the sum of Two Million Four Hundred Thousand Dollars ($2,400,000.00) and Mr. Stupak in the sum of Three Hundred Thousand Dollars ($300,000.00).

     On June 24, 1997, the Court granted the Motion in its entirety. More specifically, in an order dated July 16, 1997, the Court authorized Stratosphere to disburse the sum of Two Hundred Forty Thousand Dollars ($240,000.00) in consideration for executed releases by VMP and Mr.
Stupak of their respective proofs of Claim. The Court further ordered that the Two Hundred Forty Thousand Dollars ($240,000.00) be paid directly to VMP.

     (c) Sandra Blumen v. Stratosphere, et al, Case No. A356658.


     Stratosphere is a defendant in an action alleging that Stratosphere breached an escrow agreement with Ms. Blumen. The action is proceeding with regards to the non-debtor co-defendants and is set for trial in January, 1998. If the Claim is allowed, the Claim will be included in Class 9 under the Second Amended Plan.

     3. Owner Participation Agreement

     On December 7, 1994, Stratosphere and the Las Vegas Downtown Redevelopment Agency (the "LVDRA") entered into that certain Owner's Participation Agreement (the "OPA") for the express purpose of effectuating the City's Redevelopment Plan. Pursuant to the OPA, Stratosphere was obligated to deposit funds in an "Acquisition Account" in the amount of Four

Million Dollars ($4,000,000) to be used by the LVDRA to acquire certain properties as more fully described in the OPA.(4) As of May 31, 1997, the amount in the Acquisition Account was approximately Three Hundred Twenty-Five Thousand Dollars ($325,000) and approximately Seven Hundred Fifty Thousand Dollars ($750,000) was on deposit with the state district court clerk to cover costs of one pending condemnation action (see below). It is anticipated that after the payment of all fees and costs, including attorneys' fees and costs, the remaining balance will be approximately Seven Hundred Two Thousand Dollars ($702,000). Pursuant to the OPA, attorneys' fees and costs of the LVDRA are assessable against the sums in the Acquisition Account.

     Pursuant to the OPA, the LVDRA was obligated to acquire certain properties, which properties would then be transferred to Stratosphere for development. In addition to funding the acquisition costs, Stratosphere was obligated to convey the Chester Stupak Community Center to the City of Las Vegas and to convey, design and construct a new park on a parcel of property located in the redevelopment area.

     In the Spring of 1994, the LVDRA filed two actions(5) based on eminent domain grounds seeking to condemn real property located in close proximity to the Stratosphere Hotel & Casino in fulfillment of its obligations under the OPA. Both lawsuits were dismissed and are currently


--------------------------

(4) The funds were to be used to pay all of the acquisition costs, including
(i) any amounts of compensation awarded by the court and paid by the LVDRA or negotiated settlements in any condemnation actions; (ii) the purchase price, including escrow fees, title fees and costs paid by the LVDRA to acquire title to the Acquisition Property; (iii) all costs associated with the prosecution of any and all condemnation actions, including attorneys' fee and costs, appraisal fees, witness fees and costs, court costs, deposits and damages; (iv) claims by property owners not within the Site and which relate to the acquisition of the Acquisition Property; (v) payment of any and all relocation or related costs and (vi) outside legal counsel to assist in the negotiation and preparation of the OPA.

(5) The two cases were styled as: City of Las Vegas Redevelopment Agency v. Moldon, et al. and City of Las Vegas Redevelopment Agency v. Crockett, et al.

on appeal to the Nevada Supreme Court. An order consolidating the two appeals was filed on September 12, 1997.

     The LVDRA has suggested that Stratosphere may be in breach of its obligations under the OPA because it has not transferred the Chester Stupak Community Center to the City. Stratosphere has countered that that parcel of property is owned by Mr. Stupak, who refuses to transfer the parcel to Stratosphere and argues that the City can seek possession of and title to that parcel by condemnation.

     Additionally, although not subject to the OPA, the City has alleged that Stratosphere owes the City approximately One Hundred Twenty Thousand Dollars ($120,000) with interest pursuant to a deed of trust encumbering certain real property located on 100-112 Philadelphia Avenue. Stratosphere disputes any obligation under that deed of trust. At the present time, Stratosphere intends to assume the OPA as an executory contract pursuant to the Second Amended Plan on the Effective Date.

     4. Reliable Steel and Various Mechanic's Liens

     As of the Petition Date, three (3) mechanics' lien claims were recorded in the Office of the County Recorder, Clark County, Nevada against the real property owned by Stratosphere totaling Two Hundred Fifty-eight Thousand Three Hundred Twenty-Five and 24/100 Dollars ($258,325.24). Prior to the Petition Date, Reliable Steel, Inc., commenced a foreclosure action in State Court in connection with its mechanics' lien claim of One Hundred Eighty-nine Thousand Seven Hundred and 25/100 Dollars ($189,700.25). The Reliable Steel mechanics lien dispute is to be resolved upon confirmation pursuant to the treatment of Class 10 under the Second

Amended Plan upon payment of One Hundred Twenty-Five Thousand ($125,000) Cash on the Effective Date.

F. STRATOSPHERE'S PRE-BANKRUPTCY FINANCIAL RESULTS

     The Stratosphere Hotel & Casino opened on April 29, 1996 and consists of a 1,149-foot, free standing observation tower with an integrated casino, hotel and entertainment complex. Prior to opening, Stratosphere was in the development stage and did not have any historical operating income as there were no operating revenues. Expenses consisted primarily of interest and amortization of costs and expenses relating to the Original First Mortgage Notes (see Section VIII(B)) and the Original Capital Lease Agreement (see
Section VIII(C)). DUE TO THE SHORT OPERATING PERIOD, HISTORICAL RESULTS MAY NOT BE INDICATIVE OF FUTURE OPERATING RESULTS.

     The Debtors operated sixty-two (62) days during the first six months of 1996, producing gross revenues of Thirty-one Million Eight Hundred Thousand Dollars ($31,800,000). During this period, thirty-nine percent (39%) of gross revenue was derived from casino operations, twenty-three percent (23%) of gross revenue was derived from miscellaneous operations, twenty-two percent (22%) of gross revenue was derived from food and beverage operations and sixteen percent (16%) of gross revenue was derived from tower, retail and hotel operations.
The net loss for the first two (2) quarters of operation was Nine Million Two Hundred Thousand Dollars ($9,200,000) inclusive of amortization of pre-opening expenses of Seven Million Seven Hundred Thousand Dollars ($7,700,000).

     Through June 30, 1996, the Stratosphere Hotel & Casino experienced hotel occupancy of seventy-five and nine-tenths percent (75.9%) at an average daily rate of Seventy-Three Dollars

($73) and visitations to the tower totaled Seven Hundred Four Thousand Seven Hundred Forty-nine (704,749) inclusive of guests dining at the Top of the World revolving restaurant.

     On October 1, 1996, the Debtors launched a new, aggressive marketing campaign, which included reduced table odds and slot holds to provide more gaming value to Stratosphere Hotel & Casino guests and continually adjusted rates for the hotel, resulting in an average daily hotel occupancy of ninety percent (90%) during the three month period ending December 29, 1996.

     Total revenues for the fiscal months ending October 27, 1996, November 24, 1996 and December 29, 1996 were Sixteen Million Four Hundred Eighty-two Thousand Dollars ($16,482,000); Fifteen Million Four Hundred Twenty-seven Thousand Dollars ($15,427,000) and Sixteen Million Fifty-five Thousand Dollars ($16,055,000), respectively. Earnings before interest, taxes, depreciation and amortization before readjustment for extraordinary and non- recurring items (based on definition in the original Restructuring Agreement for these periods), were Two Million Two Hundred Sixteen Thousand Dollars ($2,216,000); Two Million Two Hundred Thirty-Four Thousand Dollars ($2,234,000); and a loss of Two Million Two Hundred and Eighty Thousand Dollars ($-2,280,000), respectively. After adjustments eliminating restructuring costs and non-recurring items, Stratosphere and its consolidated subsidiaries generated consolidated cash flow of Two Million Seven Hundred Three Thousand Five Hundred Two Dollars ($2,703,502) in October, 1996; Two Million Four Hundred Seventy-Six Thousand Nine Hundred Fifteen Dollars ($2,476,915) in November, 1996; and One Million Three Hundred Sixty-One Thousand Two Hundred Twenty-Two Dollars ($1,361,222) in December, 1996. For January, 1997 through August, 1997 the results respectively were as follows: January, 1997, Five Hundred Fifty-Three Thousand, Six Hundred and Twenty-Two Dollars ($553,622);

February, 1997, Nine Hundred, Eighty-Three Thousand, Four Hundred and Twenty-One Dollars ($983,421); March, 1997, Two Million, Two Hundred and Eighty-One Thousand, Six Hundred and Twenty-Nine Dollars ($2,281,629); April, 1997, One Million, Three Hundred and Fifty-Seven Thousand, Nine Hundred and Sixty-Five Dollars ($1,357,965); May, 1997, Forty-Nine Thousand, Six Hundred and Ninety-Six Dollars ($49,696); June, 1997, One Hundred and Three Thousand, Four Hundred and Seventy Dollars ($103,470); July, 1997, negative One Hundred Twelve Thousand Three Hundred Sixty-Five Dollars (<$112,365>); August, 1997, One Million Five Hundred Twenty-Two Thousand Six Hundred Forty-Three Dollars ($1,522,643); and September, 1997, One Million Eight-One Thousand Four Hundred
Seventy Dollars ($1,081,470).   Consolidated Cash Flow (as defined) has
averaged One Million One Hundred Ninety-Six Thousand Nine Hundred Thirty-Two Dollars ($1,196,932) for the period October 1, 1996, through September, 1997.

G. THE WORKOUT AND BANKRUPTCY FILING

     1. The Initial Restructuring

     Prior to filing the Chapter 11 Cases, Stratosphere, in response to its financial difficulties and the need to raise the funds necessary to complete Phase II, initiated negotiations with Grand and the Ad Hoc Committee regarding the restructuring of the Debtors' obligations under the Original First Mortgage Notes as well as raising sufficient capital to complete Phase II.

     As a result of these negotiations, the Debtors, Grand and the Ad Hoc Committee entered into that certain "Restructuring Agreement Regarding Pre-Negotiated Plan of Reorganization" dated January 6, 1997 (the
"Restructuring Agreement"). The specific terms and conditions of Grand's participation in and contribution to the Debtors' restructuring were set forth in the

"Investment and Reorganization Agreement" dated January 24, 1997 (the "Initial Investment Agreement"), executed by Stratosphere and Grand. On the Petition Date, the Debtors and Grand filed the Joint Plan, which incorporated the terms of the Restructuring Agreement and the Initial Investment Agreement (the "Initial Restructuring"). The Initial Restructuring called for a substantial equity infusion by Grand, both as a primary investor and as a "backstop" if other stockholders did not wish to participate in the reorganization.

     However, the feasibility of the Initial Restructuring and, as more fully set forth in the Initial Investment Agreement, Grand's obligation to participate therein was dependent upon various terms and conditions being satisfied including, inter alia, Stratosphere meeting certain financial and operating conditions, Grand receiving a fairness opinion from its financial advisor, and there being no material adverse change in Debtors' financial condition. Specifically, Section 10.1(e) of the Restructuring Agreement and
Section 6.1(e) of the Initial Investment Agreement provided in relevant part that as one of the conditions to Grand's obligation to consummate the Initial Restructuring, "Stratosphere's monthly Consolidated Cash Flow for the periods between October 1, 1996 and June 30, 1997 shall average not less than Two Million Two Hundred Sixty-Seven Thousand Dollars ($2,267,000) (the "Cash Flow Condition"). Section 6.1(g) of the Initial Investment Agreement further provided that the Equity Interest-Related Claims were to be resolved on terms and conditions acceptable to Grand.

     2. Stratosphere's Failure To Meet Grand's Conditions

     Through June 30, 1997, the results of Stratosphere's operations were below anticipated and projected levels. For the time period of October 1996 through May 1997, Stratosphere's average monthly consolidated cash flow averaged One Million Four Hundred Seventy Thousand Nine

Hundred Ninety-Six Dollars ($1,470,996). As a result of Stratosphere's inability to maintain cash flow levels sufficient to meet the Cash Flow Condition, Grand announced in May, 1997, that it was not willing to waive the Consolidated Cash Flow Condition.

     3. First Amended Plan Of Reorganization

     In response to Grand's announcement in early May 1997, Stratosphere and Grand commenced discussions regarding the terms of possible alternative restructuring proposals which culminated in the "Amended and Restated Investment and Reorganization Agreement" dated June 20, 1997 between Grand, Stratosphere and Gaming Corp. (the "Amended Investment Agreement"). Debtors filed their First Amended Plan of Reorganization ("First Amended Plan") on June 20, 1997, to implement the terms the Amended Investment Agreement. The First Amended Plan provided for the restructuring of the principal amount of the Original First Mortgage Notes to One Hundred Thirty-Five Million Dollars ($135,000,000) with the holders of the Original First Mortgage Notes receiving ten percent (10%) of the new common stock of Reorganized Stratosphere in addition to their pro rata share of One Hundred Ten Million Dollars ($110,000,000) of the restated First Mortgage Notes. Grand agreed to purchase ninety percent (90%) of the new common stock of Reorganized Stratosphere for Fifty Million Dollars ($50,000,000) cash and to purchase Twenty-Five Million dollars ($25,000,000) of the restated First Mortgage Notes. Phase II would then be completed with the Seventy-Five Million Dollars ($75,000,000) cash infusion by Grand. It was understood and agreed by Grand that Stratosphere's board of directors reserved the right and had the obligation to entertain and accept competitive proposals which provided higher and better treatment for Stratosphere's Creditors.

 . . .

     4. Second Amended Plan

     As more fully set forth above in Section V, following the filing of the First Amended Plan, discussions commenced between Debtors and High River. Stratosphere's Independent Members of the Board of Directors preliminarily deemed the High River proposal to be to be a higher and better than the Grand proposal and thereafter determined not to proceed with the First Amended Plan. The Second Amended Plan followed substantial negotiation among the Debtors,
High River and Grace Bros. Ltd.   Although the Second Amended Plan incorporates
terms which are different from those contained in High River's proposal, Debtors believe that the Plan obtains the greatest recovery for Creditors, simplifies the necessary approvals from the Gaming Authorities, and will bring these reorganizations to a timely conclusion.

IX. SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

     The Debtors are currently operating their businesses as debtors-in-possession. The Bankruptcy Court has certain supervisory powers over the operations of the Debtors during the pendency of the Chapter 11 Cases. These powers are generally limited to reviewing and ruling upon any objections raised by a party in interest to business operations or proposed transactions of the Debtors. Except as otherwise authorized by the Bankruptcy Court, the Debtors are required to give notice of any transactions not in the ordinary course of business and of the compromise of any controversy to parties in interest who request such notice. In addition, the Bankruptcy Court supervises the employment of attorneys, accountants and other professionals.

A. FIRST DAY MOTIONS

     1. General Ex Parte Applications

     Concurrent with the filing of the Petitions, the Debtors presented to the Bankruptcy Court various motions designed to assist the Debtors in making a smooth transition into Chapter 11, which "first day motions" included:

     The Debtors submitted a Motion for Joint Administration requesting that the Chapter 11 Cases be jointly administered which was approved by order entered on January 28, 1997.

     The Debtors each submitted an Ex Parte Application for Order Approving Employment of Attorneys seeking approval by the Bankruptcy Court to employ the law firm of Gordon & Silver, Ltd. as its general bankruptcy counsel. An order approving the applications was entered on January 28, 1997.

     Gaming Corp. filed an Ex Parte Application for Order Authorizing Debtor-in-Possession to Pay Pre-Petition Wages, Taxes, Related Benefits and Taxes, and to Honor Outstanding Payroll Checks requesting an order authorizing Gaming Corp. to pay pre-petition wages and salaries, inclusive of vacation days and sick leave, subject to withholdings for the state and federal governments and any obligations under the Debtors' various employee benefit plans. An order approving the application was entered on January 29, 1997.

     Gaming Corp. filed an Ex Parte Application for Order Permitting the Honoring of Casino Chips and Other Gaming Liability requesting authorization from the Bankruptcy Court to honor gaming chips purchased by Stratosphere Hotel & Casino customers prior to the Petition Date, and other gaming liabilities which may have accrued prior to the Petition Date. An order approving the application was entered on January 28, 1997.

     Gaming Corp. submitted an Ex Parte Application For Order Permitting Stratosphere Gaming Corp. to Honor Hotel Room and Other Customer Deposits and to Honor Travel Agent Commissions seeking authorization from the Bankruptcy Court to pay certain pre-petition obligations such as travel agent commissions and room reservations. An order approving the application was entered on January 28, 1997.

     Gaming Corp. submitted an Ex Parte Motion For Order Authorizing Debtor-in-Possession to Retain Cash Management System of the Debtor seeking a Bankruptcy Court order authorizing Gaming Corp. to maintain existing bank accounts, continue using existing business forms and continue using their existing cash management systems. An order approving the application was entered on January 28, 1997.

     Gaming Corp. submitted an Ex Parte Application for Order Authorizing Debtor-In-Possession to Retain Bank of America Account, Credit Card Merchant Numbers and Brokerage Depository Accounts of the Debtor seeking authorization to maintain existing accounts. An order approving the application was entered on January 28, 1997.

     The Debtors submitted an Ex Parte Motion For Order Fixing Time Within Which Proofs of Claim Must be Filed. An order (the "Bar Date Order") establishing the Bar Date as March 14, 1997 was entered on the Petition Date. The Bar Date Order was mailed to all Creditors and holders of Equity Interests on January 30, 1997 and a Notice of the Bar Date was published in the Wall Street Journal and the Las Vegas Review Journal on January 31, 1997.

     2. Motions for Authorization to Use Cash Collateral

     The Debtors, the Indenture Trustee and the Ad Hoc Committee entered into an Interim Agreed Order Authorizing the Use of Cash Collateral (the "Interim Order") which Interim Order provided for the use of cash collateral by the Debtors through March 15, 1997. Each of the parties to the Interim Order reserved all rights as to the extent of the security and perfection of the security interest of the Indenture Trustee in and to cash collateral. Attached to the Interim

Order was a budget of the Debtors for the months of February through June 1997. The Interim Order also allowed the Debtors to file within ten (10) days of the entry of the Interim Order, a Motion to Approve Final Agreed Order Authorizing Use of Cash Collateral by Debtors and Debtors-In-Possession in Granting Replacement Liens and Other Adequate Protection Pursuant to 11 U.S.C. Section 363 (the "Final Cash Collateral Order") which was entered on February 20, 1997. The Final Cash Collateral Order provided for the use of cash collateral on the same terms and conditions as the Interim Order through April 30, 1997, reserving the rights extended therein.

     The Final Cash Collateral Order also reserved all rights as to the extent of the security and perfection of the security interest of the Indenture Trustee in and to the cash collateral. The Debtors dispute that the Indenture Trustee has a perfected security interest in the Cash held by the Debtors on the Petition Date or any post-petition revenues generated by the Debtors from the continued operation of the hotel and casino except for the Strato-Retail rents. The Noteholders Committee and the Indenture Trustee have asserted that they have a perfected security interest in such Cash and post petition revenues. This issue has been reserved.

     The second budget under the Final Cash Collateral Order for the period ending June 30, 1997 was approved by Stipulation and Order entered on May 19, 1997 extending the Final Cash Collateral Order. The Debtors and the Indenture Trustee are currently negotiating a renewed cash collateral order and, in the meantime, the Debtors continue to use their cash with consent of the Noteholders Committee and Indenture Trustee subject only to the amended cash collateral budget attached to the Stipulation and Order filed on May 19, 1997 referenced above.

     3. Motion to Shorten Time For Periodic Interim Allowances of Fees and Expenses of Professionals

     The Debtors submitted a Motion to Shorten Time For Periodic Interim Allowances of

Fees and Expenses of Professionals requesting that professionals employed in Debtors' cases be allowed to submit fee applications every sixty (60) days, rather than the standard one hundred twenty (120) days. An order approving the motion was entered on May 23, 1997.

B.   EXTENSION OF BAR DATE

     The Bar Date (as described above) was reopened and extended to August 25, 1997 by Court Order entered on July 16, 1997 to allow for the noticing of the commencement of the Chapter 11 Cases to the holders of certain vacation packages purchased from Mr. Stupak and his Affiliates and to provide individual Vacation Package Holders an opportunity until August 25, 1997, to file proofs of Claim. The holders of these vacation packages were intentionally omitted from the bankruptcy schedules (because it is the Debtors' position that they are not Creditors of Debtors). The Debtors' schedules which were later amended to list them as disputed Creditors in order to efficiently administer their alleged Claims against the Debtors. As of August 25, 1997, approximately nine thousand (9,000) proofs of Claim for a total of approximately Thirteen Million Dollars ($13,000,000) have been filed by holders of vacation packages.

C.   MOTION FOR ORDER APPROVING SENIOR EXECUTIVE RETENTION AGREEMENTS

     On June 27, 1997, the Debtors filed a Motion for Order Approving Senior Executive Retention Agreements ("Retention Agreements") whereby the Debtors sought approval of certain retention agreements with various key executives. The Retention Agreements are to replace existing pre-petition severance agreements. These Retention Agreements were the result of negotiations with the Noteholders Committee and Grand. The Retention Agreements with Matt Morgan-Director of Systems, Bobby Ray Harris-Director of Hotel Operations, Jay Roberts-Vice President of Human Resources, Michael Turngren-Vice President of Casino Operations,

John Sands-Director of Table Games, Kenneth Greene-Vice President of Food and Beverage, Tom Willard, Vice President of Marketing, Art Steele-Vice President of Security, and Ann Holland, Senior Vice President of Operations are briefly summarized as follows:

           (a) Under the Retention Agreements, each executive is entitled to additional compensation equal to 5% of the executives then base salary for each month of employment by the Debtors following May 1, 1997. On August 1, 1997, the Debtors placed into escrow a sum of money equal to the amount of Retention Compensation accrued at the end of the initial three-month period, that being May 1, 1997, through July 31, 1997, and such escrowed funds will be payable to the executive on the earlier of an involuntary termination without cause, the liquidation or consummation and closing of the sale of substantially all of the assets of the Debtors ("Sales Event) or confirmation of a plan of reorganization. Commencing August 1, 1997, no further retention compensation shall be escrowed and all such retention compensation due the executive will be accrued monthly and payable quarterly until the earlier of an involuntary termination without cause, a Sales Event, or confirmation of a plan of reorganization.

           (b). In addition, the executive will be entitled to receive and will be paid an amount equal to three month's base salary upon the occurrence of either an involuntary termination without cause or a Sales Event which results in the executive's termination or the executive being offered employment by the acquirer of the Debtors' assets which offer either diminishes or reduces the executive's title, compensation, authority, responsibility, functions or duties.

     The Retention Agreements for Andrew S. Blumen, Esq., Executive Vice President and General Counsel, and Thomas A. Lettero, Chief Financial Officer, are different from the above description in that the Retention Compensation is equal to 75% of the executive's annual base salary as of May 1, 1997, and that such amount is payable to the executive on the earlier of an involuntary termination without cause or before the 90th day following a Sales Event or confirmation of a plan of reorganization. Additionally, if a plan of reorganization is confirmed on or before March 1, 1998, Mr. Blumen and Mr. Lettero will be entitled to receive an amount equal to 25% of their annual base salary as of May 1, 1997. Mr. Lettero and Mr. Blumen will not receive the quarterly payments as provided the other executives as set forth above. They will also receive insurance for a period of nine (9) months after termination or confirmation.

     The Retention Agreement for the then President and Chief Executive Officer of Stratosphere, Richard Schuetz, was withdrawn from consideration due to Mr. Schuetz' resignation in July 1997.

     The purpose of the Retention Agreements is to encourage the executives to remain with the Debtors despite the uncertainty engendered by the bankruptcy cases and to assure continuity of management for the Stratosphere Hotel and Casino during the reorganization. The motion for approval of these agreements was heard on July 30, 1997 and granted by order entered on September 15, 1997. The escrow agreement has been executed and the initial deposits required under the Retention Agreements made.

D.   DEBTORS' FIRST MOTION TO EXTEND EXCLUSIVITY AND ACCEPTANCE PERIODS

     Section 1121 of the Bankruptcy Code provides that only the debtor may file a plan until after one hundred twenty days (120) after the petition date. In the event that a debtor files a plan within the one hundred twenty days (120), the debtor has an additional sixty days to obtain acceptance of the plan. By virtue of the filing of Joint Plan on January 27, 1997, the exclusivity and acceptance period for the Debtors was to expire on or about July 25, 1997. Pursuant to the Final Cash Collateral Order, the Debtors waived their exclusive right to file a plan of reorganization for the benefit of the Noteholders Committee and Grand. On June 20, 1997, Debtors filed their First Motion to Extend Exclusivity and Acceptance Periods ("Extension Motion"). The Extension Motion sought an order of the Bankruptcy Court (a) extending the exclusivity period for the filing of a plan to November 28, 1997; (b) extending the acceptance period for a plan to January 27, 1998; and (c) that such order exclude Grand and the Noteholders Committee pursuant to the terms and conditions of the Final Cash Collateral Order so that during such extended exclusivity period, only Debtors, Grand and the
Noteholders Committee are entitled to file plans of reorganization.   The
Extension Order was approved by the Bankruptcy Court on July 14, 1997.

E.   ADEQUATE PROTECTION STIPULATIONS

     1. Adequate Protection Stipulation with the Capital Lease Bank Group.

     On January 31, 1997, the Debtors entered into a Stipulation Providing Adequate Protection with the Capital Lease Bank Group (the "Capital Lease Stipulation"). In the Capital Lease Stipulation, the parties acknowledge that the collateral which is the subject of the Original Participation Agreement and Original Capital Lease Agreement is essential to the operations of the Stratosphere Hotel & Casino. Additionally, the parties acknowledge that the amount due as of the Petition Date to the Capital Lease Bank Group under the Original Capital Lease Bank Agreement and the Original Participation agreement was Twenty-eight Million Two Hundred

     Twenty-four Thousand One Hundred Seventy-Five Dollars ($28,224,175) and that such amount is secured by the collateral described in the Original Participation Agreement.

     The Capital Lease Stipulation requires that the Capital Lease Bank Group refrain from exercising, instructing or authorizing any other person to take any action pursuant to Bankruptcy Code Section 362(d) to terminate, annul, modify or condition the automatic stay as provided for by Bankruptcy Code
Section 362(a) during the period from the Petition Date until a plan is substantially consummated, subject to certain conditions, including adequate protection with respect to any decrease in the value of the collateral as of the Petition Date. The Capital Lease Stipulation also incorporates Gaming Corp.'s obligation to make all scheduled loan payments to the Capital Lease Bank Group.

     The Stipulation further grants to the Capital Lease Bank Group a lien against and a security interest in all presently owned and hereafter acquired equipment of Gaming Corp., wherever located, subject only to valid and enforceable liens and security interests existing on the property owned by Gaming Corp. as of the Petition Date.

     Since the entry of the Stipulation, Grand and the Capital Lease Bank Group entered into a Limited Capital Lease Guarantee in the amount not to exceed Eight Million Six Hundred Eighty-four Thousand Three Hundred Sixty-Two Dollars ($8,684,362), whereby Grand has guaranteed, among other things, Reorganized Gaming Corp's obligations under the Amended Capital Lease Agreement. Reportedly, the Capital Lease Bank Group has agreed to support a Grand effort to reorganize Debtors if Grand elects to attempt to reorganize Debtors through a plan of reorganization proposed by Grand. Debtors are unaware of any intention of Grand to file its own plan of reorganization.

     2. Adequate Protection Stipulation with Heller

     On June 16, 1997, the Debtors entered into an Amended Stipulation providing adequate protection ("Heller Stipulation") with Heller. In the Heller Stipulation, the parties acknowledge that the collateral which is the subject of various agreements dated June 28, 1996 (the "Lease Financing Documents") is essential to the operations of the Stratosphere Hotel and Casino. Additionally, the parties acknowledge in the Heller Stipulation that the amount due under the Lease Financing Documents to Heller is Three Million Nine Hundred Twelve Thousand Five Hundred Dollars ($3,912,500) as of March 28, 1997, and that such amount is secured by the collateral described in the Lease Financing Documents.

     The Heller Stipulation provides that Heller shall refrain from exercising, instructing or authorizing any person to take action pursuant to Bankruptcy Code Section 362(d) to terminate, null, modify or condition the automatic stay as provided for by Bankruptcy Code Section 362(a) during the period from the Petition Date until a plan of reorganization is substantially consummated, subject to certain conditions, including adequate protection with respect to any decrease in the value of the collateral as of the Petition Date. The Heller Stipulation also incorporates Gaming Corp.'s obligation to make schedule payments to Heller on the dates and the amounts set forth in the original Lease Financing Documents.

F.   CLASS CERTIFICATION PROCEEDINGS REGARDING VACATION PACKAGE HOLDERS

     The Asset Purchase Agreement with Bob Stupak, et al expressly provided that all vacation package obligations sold by Mr. Stupak or any Affiliates providing rooms, benefits and services to Vegas World guests (the "Vacation Package Obligations") were to remain the responsibility of Mr. Stupak and not be assumed by Stratosphere. Pursuant to the Asset Purchase

Agreement, Stratosphere agreed to provide a facility to service the outstanding Vacation Package Obligations on condition and in exchange for Mr. Stupak's agreement to reimburse Stratosphere for certain of the costs of the benefits provided by the fulfillment of the Vacation Package Obligations at the Stratosphere Hotel & Casino. Stratosphere agreed to provide the room, tower elevation and drink portion of certain vacation packages at no charge to Mr. Stupak in exchange for Mr. Stupak providing and paying for all other benefits, including the gaming chips or cash these vacation package holders received during their visits. Mr. Stupak initially agreed to fund the outstanding Vacation Package Obligations by depositing into an escrow account a sum equal to one hundred ten percent (110%) of the reimbursable costs of the then outstanding Vacation Package Obligations. This amount was modified during Gaming Commission and Gaming Board hearings to one hundred fifty percent (150%) in non-cash equity or one hundred percent (100%) cash.

     Stratosphere believes that Mr. Stupak has breached the November 1993 Grand/Stupak Agreement and the Asset Purchase Agreement by (i) allowing the amount held in the escrow account to fall below the amount necessary to service the outstanding Vacation Package Obligations; (ii) by failing and refusing to deposit additional funds in the escrow account; and (iii) by disputing the payments to Stratosphere for benefits already provided. Stratosphere further contends that other actions by Mr. Stupak regarding the Package Obligations has resulted in additional breaches by Mr. Stupak.

     On May 23, 1997, Richard Duncan ("Mr. Duncan") filed an amended proof of Claim ("Class Proof of Claim") on behalf of himself and the approximate 14,000 vacation package holders ("Vacation Package Holders") for the Vegas World and/or Stratosphere Tower Hotels that have not expired, been relinquished or redeemed in full. The amended proof of Claim substituted Mr. Duncan for Ms. April M. Frank as a class representative. The Class Proof of Claim asserts a Priority Claim for Thirty-Four Million, Seven Hundred Two Thousand, Two Hundred Dollars ($34,702,200) as a Section 507(a)(6) customer deposit and a General Unsecured Claim of Fifteen Million, Two Hundred Ninety-Seven Thousand, Eight Hundred Dollars ($15,297,800).

     Mr. Duncan filed two (2) motions seeking to apply Bankruptcy Rules 7023 to certify the Vacation Package Holders as a Class and to authorize him to file the Class Proof of Claim as their representative. The first motion was denied for lack of procedural compliance, the second renewed motion (the "Renewed Motion") was granted creating a mandatory opt-in class and requiring each Vacation Package Holder to file a proof of Claim in the Chapter 11 Cases and to affirmatively indicate their desire to participate in the class action. In the Renewed Motion, Mr. Duncan abandoned many of his previously asserted legal theories and confined his argument of Stratosphere's purported liability to the theories that either Stratosphere (i) has a direct contract with the Vacation Package Holders; (ii) has a purported contract with the State of Nevada of which Vacation Package Holders are third party beneficiaries; or (iii) is in violation of subsections 2, 3, 5, 9 of NRS 598.0915. Debtors objected to the Class Proof of Claim and a hearing was scheduled for August 12, 1997 to
determine whether the Class Proof of Claim would be an Allowed Claim.   In Mr.
Duncan's Response to the Debtors' Objection to the Class Proof of Claim, Mr. Duncan attached a proposed Third Amendment to Proof of Claim, Priority Requested, Claim of Real Property Interest [sic] alleging eleven causes of action, three of which had not previously been pled. The Debtors objected to the basis of the Claim, the allowance of




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


the Third Amendment to the Class Proof of Claim after the Bar Date has passed as well as Mr. Duncan's contention to it being a Priority Claim. The Court has scheduled a hearing on November 6, 1997 to determine whether Mr. Duncan will receive leave of Court to adopt the Fourth Amended Class Proof of Claim and what issues are to be before the Court. In the event that the Claim is determined by the Bankruptcy Court to be an Allowed Priority Customer Deposit Claim, unless the Class otherwise agrees, the Allowed Priority Customer Deposit Claim will need to be paid in full on the Effective Date of the Second Amended Plan. It is uncertain whether sufficient Cash will then exist on the Effective Date to satisfy all Effective Date Cash requirements, if such Effective Date Cash requirements include an Allowed Priority Customer Deposit Claim for the Vacation Package Holders. Debtors' estimate of the Allowed Priority Claim would be Six Million Dollars ($6,000,000) based upon the nine thousand (9,000) proofs of Claims filed by the Vacation Package Holders by the extended Bar Date of August 25, 1997.

G.   CDS LIFT STAY MOTION

     On May 9, 1997, Casino Data Systems, Inc. ("CDS") filed a Motion To Terminate The Automatic Stay Or In The Alternative For Adequate Protection.
CDS alleged that it is a secured Creditor pursuant to certain Hardware Purchase and Software License Agreements entered into with the Debtors on or about March 5, 1996. CDS sought either a return of the equipment or continued adequate protection payments alleging that the Debtors presently owe CDS One Million Six Hundred Eighty-Three Thousand Two Hundred Thirteen Dollars ($1,683,213). The Debtors disputed that CDS was a secured Creditor and opposed the motion on the basis that CDS failed to perfect its security interest in the equipment and was not entitled to either relief from the automatic stay or adequate protection payments. An evidentiary hearing was held on July 24,





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


1997, and by Order entered on September 15, 1997, the Court determined that CDS did not perfect its security interest and is an unsecured Creditor entitled to participate in Class 9 of the Second Amended Plan.. CDS has since appealed the decision to the United States District Court for the District of Nevada.

H. MOTION OF OFFICIAL COMMITTEE OF NOTEHOLDERS FOR (1) STANDING TO REQUEST ASSUMPTION ON BEHALF OF DEBTORS' ESTATES, OF STANDBY EQUITY COMMITMENT WITH GRAND CASINOS, INC. AND (2) AN ORDER AUTHORIZING SUCH ASSUMPTION PURSUANT TO SECTION 365 OF THE BANKRUPTCY CODE

     On June 3, 1997, the Noteholders Committee filed a Motion Of Official Committee Of Noteholders For (1) Standing To Request Assumption On Behalf Of Debtors' Estates, Of Standby Equity Commitment With Grand Casinos, Inc. and (2) An Order Authorizing Such Assumption Pursuant To Section 365 Of The Bankruptcy Code ("Standby Equity Motion"). The Standby Equity Motion sought a forced assumption by the Debtors of the Standby Equity Commitment executed by Stratosphere and Grand contemporaneously with the completion of the offering on March 9, 1995 of the Original First Mortgage Notes. The Standby Equity Commitment essentially commits Grand to infuse up to an additional Sixty Million Dollars ($60,000,000) in cash over a three (3) year period under certain conditions as set forth in the agreement. Both Grand and the Debtors have opposed the Standby Equity Motion, although for different reasons. At the hearing on this matter, the Court set the matter over for a trial on the issue of post-petition enforceability. The issue of assumption or rejection pursuant to Section 365 of the Bankruptcy Code was bifurcated and reserved pending a determination as to the post-Petition Date enforceability of the Standby Equity Commitment. On September 11, 1997 the Indenture Trustee commenced a lawsuit against Grand in the United States District Court for the District of Nevada independent of the Standby Equity Motion. This lawsuit seeks to recover





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


monies due under the Standby Equity Commitment on the basis that the Indenture Trustee is a third party beneficiary to the Standby Equity Commitment and that Grand has breached its obligations under Section 5(b) of the Standby Equity Commitment which was in favor of the Indenture Trustee. Grand has not yet answered or otherwise pled in this action.

     The Noteholders Committee has been actively progressing with the litigation. The trial is currently set for December 1997.

I.   CHANGES ON STRATOSPHERE'S BOARD OF DIRECTORS

     On July 31, 1997, Directors Lyle Berman, Neil Sell, and Stanley Taube resigned as Directors for Stratosphere as a result of the Committee of Independent Directors' decision to accept the Alternative Transaction Proposal by High River. As a result of the foregoing resignations, Thomas Lettero and Thomas Hantges were elected as Directors.

X. DETAILED DESCRIPTION OF THE SECOND AMENDED PLAN

A. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE SECOND AMENDED PLAN

     Class 1 - Priority Wage Claims. Class 1 consists of all Claims that are entitled to priority under Section 507(a)(3) of the Bankruptcy Code being wage claims per individual employee to the extent of Four Thousand Dollars ($4000) earned within ninety (90) days of the Petition Date. By virtue of the First Day Order authorizing Debtors to honor and pay Priority Wage Claims, Debtors do not believe any Priority Wage Claims exist.

     Class 2 - Priority Benefit Plan Contribution Claims. Class 2 consists of all Claims that are entitled to priority under Section 507(a)(4) of the Bankruptcy Code, being unpaid contributions to an employee benefit plan to the extent of Four Thousand Dollars ($4000) per employee arising from services within one hundred eighty (180) days of the Petition Date. By virtue of the First Day Order authorizing Debtors to honor and pay Priority Benefit Plan Contribution Claims, Debtors do not believe any Priority Benefit Plan Contribution Claims exist.

     Class 3 - Priority Customer Deposit Claims. Class 3 consists of all Claims that are entitled to priority under Section 507(a)(6) of the Bankruptcy Code being customer deposits of money for the purchase of property or services from the Debtors which were not delivered or provided, to the extent of One Thousand Eight Hundred Dollars ($1,800) for each such individual. Each Allowed Priority Customer Deposit Claim, if any, shall be paid in full in cash upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) business day after such Claim is allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, have agreed or shall agree. The only Claims that would be included in the Class are the Vacation Package Obligations, totaling roughly Six Million Dollars ($6,000,000). Debtors dispute that those Vacation Package Obligations will be allowed Priority Claims.

     Class 4 - Secured Tax Claims. Class 4 consists of all Secured Tax Claims which are defined in the Second Amended Plan as being the Claim of any state or local governmental unit which is secured by a lien upon property owned by the Debtors by operation applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes. Each holder of a Secured Tax Claim will be considered to be in its own separate subclass within Class 4, and each such subclass will be deemed to be a separate Class for purposes of the Second Amended Plan. Debtors have determined that as of the Effective Date, Priority Tax Claims will be One Million, One Hundred Thirty-Three Thousand One Hundred Sixty-Three Dollars ($1,133,163.00).

     Class 5 - Miscellaneous Secured Claims. Class 5 consists of all Secured Claims, other than Secured Claims in Classes 4, 6, 7, 8 and 10. Each holder of a Miscellaneous Secured Claim shall be considered to be in its own separate subclass within Class 5, and each such subclass shall be deemed to be a separate Class for purposes of the Second Amended Plan.

     Class 6 - Original First Mortgage Note Claims. Class 6 consists of all Allowed Secured Claims of the holders of Original First Mortgage Notes.

     Class 7 - Heller Capital Lease Claims. Class 7 consists of the Heller Capital Lease Claims.

     Class 8 - Capital Lease Claims.  Class 8 consists of the Capital Lease
Claims.

     Class 9 - General Unsecured Claims. Class 9 consists of all General Unsecured Claims, including the Grand Subordinated Claims and the deficiency Claim of the holders of the Original First Mortgage Notes of approximately One Hundred Twenty-Three Million Dollars ($123,000,000). Debtors estimate that as of the Effective Date, there will be approximately Three Million Eight Hundred Thousand Dollars ($3,800,000) in General Unsecured Claims not including the Grand Subordinated Claim or the deficiency Claim of the holders of the Original First Mortgage Notes. Pursuant to the Second Amended Plan, Allowed Claims will share Pro Rata the Six Million Dollars ($6,000,000) to be paid on the latest of: Effective Date, or as soon thereafter as practicable; (ii) the tenth
(10th) Business Day after such claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Reorganized Stratosphere or Reorganized Gaming Corp. as the case may be, have agreed or shall agree.




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


Debtors estimate that each holder of an Allowed General Unsecured Claim will receive approximately three percent (3%) of their Allowed Claim on the Effective Date.

     Class 10 - Reliable Steel Lien Claim. Class 10 consists of the Reliable Steel Lien Claim. The Second Amended Plan provides that the holder of the Reliable Steel Lien Claim shall receive One Hundred Twenty-Five Thousand Dollars ($125,000) on the Effective Date in full satisfaction and settlement of the Reliable Steel Claim and the Reliable Steel Adversary Action. Pursuant to a settlement agreement entered into by the Debtors and the holder of the Reliable Steel Lien Claim a lock-in agreement has been executed pursuant to which the holder of the Reliable Steel Lien Claim shall support the Second Amended Plan. See Exhibit "D" hereto.

     Class 11 - Gaming Corp. Common Stock. Class 11 consists of the Gaming Corp. Common Stock held by Stratosphere. The Second Amended Plan provides for Reorganized Stratosphere continuing to own the Reorganized Gaming Corp. Common Stock.

     Class 12 - Equity Interests and Equity Interest - Related Claims. Class 12 consists of the holders of Equity Interests who continue to hold their Equity Interests as of the Voting Record Date and holders of Allowed Claims relating to the purchase or sale of an Equity Interest or for damages arising from the purchase and sale of an Equity Interest or any Claim by a person who asserts a right to reimbursement, contribution or indemnification arising from such a Claim. Holders of Class 12 Claims will receive nothing under the Second Amended Plan.

B.   MEANS FOR IMPLEMENTATION OF THE SECOND AMENDED PLAN

     1. New Capital Structure.

     Upon confirmation of the Second Amended Plan, the Old Common Stock will be canceled and all rights arising thereunder terminated. Reorganized Stratosphere shall have ten million (10,000,000) shares of New Common Stock authorized of which two million thirty thousand (2,030,000) shares of New Common Stock shall be issued and outstanding representing one hundred percent (100%) of the equity ownership and voting power of Reorganized Stratosphere.

     2. Satisfaction and Cancellation of Original First Mortgage Notes

     On the Effective Date, the Original First Mortgage Notes shall be canceled and extinguished and the Original First Mortgage Security Documents and Original Subsidiary Guarantee released, reconveyed and extinguished in part, in exchange for two million thirty thousand (2,030,000) shares of New Common Stock to be delivered to the Indenture Trustee on the Distribution Date. Other than
(a) the right receive the two million thirty thousand (2,030,000) shares of New Common Stock on the Distribution Date; and (b) the right to participate in Class 9 distributions, the holders of the Original First Mortgage Notes shall not receive any equity or other interest in Reorganized Stratosphere or any other consideration in exchange for the cancellation and extinguishment of the Original First Mortgage Notes, Original First Mortgage Security Documents and Original Subsidiary Guarantee. Upon the Effective Date, any and all rights regarding the enforcement of the Standby Equity Commitment shall revest in Reorganized Stratosphere, provided however, such revesting shall not affect the Indenture Trustee's right to pursue its independent cause of action against Grand under the Standby Equity Commitment.

     3. Interim Management Agreement

     On or before the Effective Date subject to requisite Gaming Authority approvals, Stratosphere may enter into the Interim Management Agreement pursuant to which the designated manager shall manage the day-to-day operations of Stratosphere until the Effective Date. In the event that the Interim Management Agreement is not effectuated, Debtors' management shall remain in place until the Effective Date.

     4. Phase II

     Subsequent to the Effective Date, the decision as to construction and/or completion of Phase II, the scope and design of Phase II and the means and method to finance Phase II will rest with Reorganized Stratosphere. Nothing contained in the Second Amended Plan or the Confirmation Order is intended to or will dictate or restrict Reorganized Stratosphere in this regard. Approval of the Bankruptcy Court after the Effective Date concerning Phase II will not be required nor necessary

     5. Alternative Transaction Proposal

     During the period commencing upon the filing of the Second Amended Plan with the Bankruptcy Court and up until the commencement of the Confirmation Hearing, Stratosphere and Stratosphere Gaming, will, upon the execution of appropriate confidentiality agreements, respond to inquiries from, engage in discussions with and provide information to any Person interested in the final restructuring of the Debtors in lieu of the transaction contained in the Second Amended Plan. At the Confirmation Hearing, Debtors shall disclose to the Bankruptcy Court information concerning all Alternative Transaction Proposals received and the Bankruptcy Court may in its own discretion consider such Alternative Transaction Proposal. In the event that prior to the Confirmation Hearing an Alternative Transaction Proposal is received, Stratosphere shall notify the Majority Original Holders of such Alternative Transaction Proposal, whether written or oral, which notice shall identify the parties to such Alternative Transaction Proposal and set forth in reasonable detail the terms and conditions of such Alternative Transaction Proposal. Debtors reserve the right to submit such Alternative Transaction Proposal to the Bankruptcy Court for determination as to whether such Alternative Transaction Proposal contains economic terms and conditions more favorable to the Debtors and Creditors than the transaction proposed by the Second Amended Plan. Debtors reserve the right to alter, amend or modify the Second Amended Plan as provided for in Section 13.1 of the Second Amended Plan prior to Confirmation or during the Confirmation Hearing to reflect such Alternative Transaction Proposal.

     In the event that an Alternative Transaction Proposal is presented by the Debtors or is considered by the Bankruptcy Court at the Confirmation Hearing, the Indenture Trustee shall have the right (if appropriate under the circumstances) pursuant to Section 363(k) of the Bankruptcy Code to credit bid against the Allowed Secured Claim of the holders of Original First Mortgage Notes in the event that an Alternative Transaction Proposal or any other sale proposal is considered by the Bankruptcy Court at the Confirmation Hearing.
In order to effectuate such a credit bid, the order approving this Disclosure Statement shall specifically authorize the Indenture Trustee to credit bid less than the full amount of the Class 6 Allowed Claim upon instruction from holders of a majority in amount of the Original First Mortgage Notes.

C. CONDITIONS TO CONFIRMATION AND EFFECTIVENESS OF THE SECOND AMENDED PLAN

     Confirmation and effectiveness of the Second Amended Plan is subject to a number of conditions, including, but not limited to, approval of the Second Amended Plan by the Bankruptcy Court pursuant to Bankruptcy Code Section 1129, receipt of all necessary regulatory approvals including those required by Gaming Authorities and the SEC, completion of definitive

Second Amended Plan-related documents and other customary closing conditions. In addition, confirmation of the Second Amended Plan is conditioned in part upon:

  1. Conditions to Confirmation

     a. The Bankruptcy Court shall have entered an order approving this Disclosure Statement with respect to the Second Amended Plan in form and substance reasonably acceptable to the Debtors; and

     b. The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.

  2. Conditions to Effectiveness

     Effective Date transactions, in addition to other matters as set forth in the Second Amended Plan, include the following:

     a. a notice of effectiveness of the Second Amended Plan to be filed and served; and

     b. the dismissal of the Reliable Steel Adversary Action.

     The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 10.2 of the Second Amended Plan:

     a. The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

        i). The provisions of the Confirmation Order are nonseverable and mutually dependent;

        ii). All executory contracts or unexpired leases assumed by Reorganized Stratosphere and Reorganized Gaming Corp. during the Chapter 11 Cases or under the Second Amended Plan shall remain in full force and effect for the benefit of Reorganized Stratosphere and Reorganized Gaming Corp. notwithstanding any provision in such contract or lease (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits or requires termination of such contract or lease;

     iii) Except as expressly provided in the Second Amended Plan, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in Section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to the Second Amended Plan, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date; and

     (iv) The Second Amended Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of Reorganized Stratosphere or Reorganized Gaming Corp. or the need for further financial reorganization.

     b. The Confirmation Order shall be a Final Order, except that Debtors reserve the right to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

     c. No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending;

     d. The Bankruptcy Court in the Confirmation Order shall have approved the retention of jurisdiction provisions in Article 12 of the Second Amended Plan.;

     e. All documents necessary to implement the transactions contemplated by the Second Amended Plan shall be in form and substance reasonably acceptable to the Debtor; and

     f. Sufficient Effective Date Cash exists to make required distributions to holders of Allowed Claims required on the Distribution Date; and

     g. The Debtors shall have received any and all required approvals by the Gaming Authorities to consummate this Plan; provided however, that Gaming Authorities approval of: (i) four (4) of the seven (7) nominees to the board of directors of Reorganized Stratosphere; (ii) two (2) of the three (3) nominees to the board of directors of Reorganized Gaming Corp.; and (iii) the suitability of holders of Original First Mortgage Notes (if required), or the waiver of such finding of suitability requirements (if required), necessary as a condition precedent to the issuance and distribution of more than one million fifteen thousand (1,015,000) shares of New Common Stock to such holders in Class 6 shall be deemed sufficient.

XI. RISK FACTORS

     In addition to matters addressed elsewhere in this Disclosure Statement, including the issuance and ownership of New Common Stock, the Second Amended Plan involves certain significant risks which should be taken into consideration, including those material factors set forth below.

A. RISK OF NON-PAYMENT

     On and after the Effective Date, Reorganized Debtors will be required to make substantial payments under the Amended Capital Lease Agreement and Amended Heller Capital Lease and to service their obligations to other pre-petition Creditors pursuant to the Second Amended Plan as well as pay post-Effective Date obligations in the ordinary course. Reorganized Stratosphere's and Reorganized Gaming Corp.'s ability to meet their obligations will be entirely dependent on the results of the operations of the Stratosphere Hotel & Casino. Although the Debtors anticipate that they will achieve improved operating results after the Effective Date, this belief is based upon a number of assumptions that are subject to inherent uncertainties and contingencies, some of which will be beyond the control of Reorganized Stratosphere and Reorganized Gaming Corp.

     Reorganized Stratosphere's and Reorganized Gaming Corp.'s relatively high level of projected indebtedness may have important consequences, including the following: (i) future cash flow from the operations may be inadequate to satisfy all of Reorganized Stratosphere's and Reorganized Gaming Corp.'s debt service obligations, including interest and principal due on the Amended Capital Lease Agreement and the Amended Heller Capital Lease, and this risk would be heightened if Reorganized Stratosphere and Reorganized Gaming Corp. incur additional indebtedness to develop and complete Phase II, or if Reorganized Stratosphere and Reorganized Gaming Corp. suffer other adverse operating results; (ii) a substantial portion of Reorganized Stratosphere's and Reorganized Gaming Corp.'s cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and would not be available for other purposes such as maintenance and improvement of the Stratosphere Hotel & Casino; (iii) Reorganized Stratosphere's and Reorganized Gaming Corp.'s ability to obtain additional financing in the future for working capital, capital expenditures, the completion of Phase II, or acquisitions may be limited; and (iv) Reorganized Stratosphere's and Reorganized Gaming



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

Corp.'s levels of indebtedness could limit their flexibility in planning for, or reacting to changes in the industry.

     Based upon Reorganized Stratosphere's and Reorganized Gaming Corp.'s anticipated level of operations, Reorganized Stratosphere and Reorganized Gaming Corp. currently expect that their cash flows from operations will be sufficient to enable Reorganized Stratosphere and Reorganized Gaming Corp. to satisfy their anticipated operating cash requirements, including interest payments on its debt. However, there can be no assurance as to the actual level of operating cash requirements or of the amount of cash flows from operations or Reorganized Stratosphere and Reorganized Gaming Corp.'s being sufficient to meet such requirements. Future cash requirements could exceed the amount currently anticipated, while future operating cash flow could be less than current expectations. If Reorganized Stratosphere and Reorganized Gaming Corp. are unable to satisfy their operating cash requirements from cash flows from operations, Reorganized Stratosphere and Reorganized Gaming Corp. could be required to explore alternatives, such as reducing or delaying capital expenditures or seeking additional debt or equity financing. There can be no assurance that any of such actions could be effected on satisfactory terms.

B. COMPETITION

   Hotel and casino capacity in Las Vegas, Nevada has increased significantly over the last several years, increasing hotel and casino competition in the area. Moreover, such growth is presently continuing, and based upon recent announcements of certain major operators, is expected to continue for the next few years. The rapid growth in the Las Vegas area has also significantly increased competition in the employment market, making it more difficult and



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

costly to attract and retain qualified employees. There can be no assurance that the Stratosphere Hotel & Casino will be able to compete successfully or achieve the increased levels of revenues required to sustain operations and meet debt service requirements of Reorganized Stratosphere and Reorganized Gaming Corp. following the Effective Date.

     There is intense competition among companies in the gaming industry generally, many of which have greater name recognition and financial and marketing resources than the Debtors. In addition to the regional competitors described below, Reorganized Stratosphere and Reorganized Gaming Corp. will compete with famous facilities nationwide, including land-based casinos in Nevada and Atlantic City, New Jersey, dockside casinos in Mississippi and riverboat and Indian gaming throughout the United States. Reorganized Stratosphere and Reorganized Gaming Corp. will also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, on and off-track wagering and card parlors. The recent and continuing expansion of legalized casino gaming to new jurisdictions throughout the United States has increased competitive conditions faced by Reorganized Stratosphere and Reorganized Gaming Corp. and will continue to do so in the future.

     The Las Vegas market is highly competitive. The Debtors compete primarily with casino properties located in downtown Las Vegas and located on the Las Vegas Strip. The Debtors also believe that they compete, to a lesser extent, with local neighborhood casinos and casino-hotels.

     The Debtors have experienced competition from new and existing Las Vegas casino-hotels which have sought to attract some of the same "middle-market" players and tour and travel visitors targeted by the Debtors. The Debtors anticipate continuing increased competition for these customers. Moreover, three (3) substantial new properties have opened on or near the



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

Las Vegas Strip within the past two (2) years, four (4) new properties (Belagio, Circus Circus Millennium, Venetian and City of Paris) and other major expansions of existing properties are under construction and several additional new projects have been announced on or near the Las Vegas Strip, in addition to several casinos catering to local residents. These new properties, as well as any other major additions, expansions or enhancements to existing properties by the Debtors' competitors, could have a material adverse impact on the Debtors' business.

     In addition, the Debtors believe that the introduction of casino gaming, or the expansion of presently conducted gaming activities (particularly at Indian establishments) in areas in or close to Nevada, such as Arizona, California, Oregon, Washington or western Canada could have an adverse impact on the operations of the Stratosphere Hotel & Casino and, depending on the nature, location and extent of such operations, such impact could be material.

     Debtors believe that Reorganized Stratosphere's and Reorganized Gaming Corp.'s ability to maintain their competitive position in Las Vegas will require the completion of Phase II and the expenditure of sufficient funds for such items as updating slot machines to reflect changing technology, periodic refurbishing of rooms and public service areas and replacing obsolete equipment on an ongoing basis. There can be no assurance that Reorganized Stratosphere and Reorganized Gaming Corp. will generate sufficient internal funds or obtain sufficient additional financing to fund such expenditures.

C. LAS VEGAS ECONOMY

     Although Las Vegas has experienced significant growth in recent years, there can be no assurance of the future growth of the Las Vegas area or the Las Vegas gaming industry due to overcapacity, the scarcity of water and other matters. Any significant downturn in the economy of the Las Vegas area could materially adversely affect the operations of the Stratosphere Hotel & Casino.

D. POTENTIAL LIQUIDITY OF SECURITIES ISSUED PURSUANT TO THE SECOND AMENDED PLAN

   No established trading market exists for the New Common Stock and no assurances can be given that such a trading market will ever develop, especially since approximately 88% of the New Common Stock is expected to be issued to three holders. Accordingly, New Common Stock may be illiquid investments for which the holders thereof may be unable to readily find a buyer on reasonable terms. Furthermore, due to High River's and Grace Bros.' substantial ownership of Original First Mortgage Notes, they will own no less than eighty-eight percent (88%) of the New Common Stock and in all likelihood will be subject to certain trading restrictions. See Section XIV below.

E. GAMING CONTROL ACT

     The Second Amended Plan proposes the continuation of Gaming Corp. as a nonrestricted licensee and Stratosphere as a registered publicly traded corporation. The ownership and operation of casino/hotel facilities and related businesses in Nevada are the subject of strict regulation under the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act"). The receipt of all necessary approvals and authorizations from the Gaming Authorities is a condition to the effectiveness of the Second Amended Plan. (See Section 10.2(f) of Second Amended Plan and
Section XV of this Disclosure Statement.) There can be no guarantee that the Gaming Authorities will grant all authorizations and approvals necessary for the operation and ownership of the Stratosphere Hotel & Casino, nor is there any guarantee that the Gaming Authorities will investigate and consider any gaming applications filed related thereto within any specific time period. The Chairman of the State Gaming Control Board has absolute discretion to determine the depth of investigation any application requires and to schedule hearings on any gaming application related thereto. Additionally, the Gaming Authorities have absolute discretion to limit, restrict or condition any gaming application filed in any manner deemed reasonable by the Gaming Authorities, or to deny any gaming application for any cause they deem reasonable.

     Furthermore, no person may acquire control of a publicly traded corporation registered with the Gaming Commission (a "Registered Corporation") without the prior approval of the Gaming Commission upon the recommendation of the Gaming Board. Accordingly, no person or entity, or any principal thereof, may acquire control of the operation of Stratosphere or Gaming Corp., without first making application to and receiving approval from the Gaming Commission. The Second Amended Plan proposes a change in control of Stratosphere. Accordingly, an application for approval of an acquisition of control of Stratosphere must be filed by the nominees to the board of directors of Reorganized Stratosphere or the Original First Mortgage Noteholders, as applicable. Again, as indicated above, the time and manner in which the Gaming Authorities investigate and consider these applications is a discretionary act by the Gaming Authorities.

     Moreover, any beneficial owner of voting securities, or warrants to purchase voting securities, of a Registered Corporation with the Gaming Commission, regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability as a beneficial owner of the Registered Corporation's voting securities determined if the Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the


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

declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires more than five percent (5%) of a Registered Corporation's voting securities to report the acquisition to the Gaming Commission. The Nevada Act requires that beneficial owners of more than ten percent (10%) of a Registered Corporation's voting securities apply to the Gaming Commission for a finding of suitability within thirty (30) days after the Chairman of the Gaming Board mails written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than ten percent (10%), but not more than fifteen percent (15%), of a Registered Corporation's voting securities other than through a debt restructuring, or more than ten percent (10%) of such voting securities through a debt restructuring such as the Plan, may apply to the Gaming Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. (See Section XV of this Disclosure Statement.) At least three (3) of the Original First Mortgage Noteholders will receive beneficial ownership of more than fifteen percent (15%) of Reorganized Stratosphere's New Common Stock.

     The Gaming Commission may, in its discretion, require the holder of any debt or similar security of a Registered Corporation, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Gaming Commission believes that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.
If the Gaming Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (1) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (2) recognizes any voting right by such unsuitable person in connection with such securities; (3) pays the unsuitable person remuneration in any form; or (4) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction. In addition, a Registered Corporation may require a holder of debt or debt securities who fails to apply for a license or a finding of suitability as required by the Gaming Authorities to dispose of its debt instrument, or may redeem such securities.

     Additionally, a Registered Corporation may not make a public offering of securities without the prior approval of the Gaming Commission, including purchase rights offerings, if the securities or the proceeds are intended to:
(1) pay for the construction of gaming facilities in Nevada; (2) acquire any direct or indirect interest in gaming facilities in Nevada; (3) finance the operation, by an affiliated company (i.e. a subsidiary holding a Nevada gaming license) of gaming facilities in Nevada; or (4) retire or extend obligations for one or more such purposes. A "public offering" would encompass any sale of securities, either equity, debt, options, purchase rights or warrants, that would be subject to the registration requirements of Section 5 of the Federal Securities Act, or that is exempt from such requirements solely by reason of an exemption contained in Section 3(a)10, 3(a)11 or 3(c) or said Act or Regulation A adopted pursuant to Section 3(b) of that act. Since the issuance of New Common Stock contemplated in the Second Amended Plan would result in a change of control in Stratosphere it would require the prior approval of the Gaming Commission. Again, as indicated above, the time and manner


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

in which any gaming application is investigated and considered by the Gaming Authorities is a discretionary act by the Gaming Authorities.

F. RISK OF INCREASES IN GAMING TAXES

     The Debtors believe that the prospect of significant tax revenue is one of the primary reasons that many jurisdictions have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to corporate income taxes, where applicable, and such taxes and fees are subject to increase at any time. In addition, it is possible that a federal gaming tax may be imposed after completion of and submission to Congress of the report of the National Gaming Commission. Any material increase in these taxes or fees may adversely affect Reorganized Stratosphere and Reorganized Gaming Corp. The Debtors pay and expect to continue to pay substantial taxes and fees in Nevada.

G. DEPENDENCE UPON CASH FLOW FROM SUBSIDIARIES

     Stratosphere's operations are conducted through its direct subsidiaries. As a holding company, Stratosphere is dependent upon the cash flow of its subsidiaries to meet its own obligations. Accordingly, Reorganized Stratosphere's ability to make interest and principal payments on its debts is dependent upon the receipt of sufficient funds from Reorganized Gaming Corp., which ability may be limited by law, contract or otherwise, as well as by operating results.

H. POTENTIAL EFFECT OF BANKRUPTCY

     The effect, if any, which the filing of the Chapter 11 Cases has had upon the operations of the Stratosphere Hotel & Casino cannot be accurately predicted or quantified. However, the filing and continuation of the Chapter 11 Cases may adversely impact the Debtors' relationships


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

with its customers, Creditors and employees. The more protracted the Chapter 11 Cases become, the more likely it is that the Chapter 11 Cases could materially adversely impact the operations of the Stratosphere Hotel & Casino.

I. RISK OF NON-CONFIRMATION OF THE  SECOND AMENDED PLAN

     Even if the requisite acceptances are received, the Second Amended Plan may not be confirmed by the Bankruptcy Court. Confirmation of the Second Amended Plan requires, among other things, a finding by the Bankruptcy Court that it is not likely that there will be a need for further financial reorganization and that the value of distributions to dissenting members of impaired Classes of Creditors and Equity Interests not be less than the value of distributions such Creditors and holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Second Amended Plan will not be followed by a need for further financial reorganization and that dissenting members of impaired Classes of Creditors and Equity Interests will receive distributions at least as great as would be received in a liquidation under Chapter 7 of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will conclude that these tests have been met.

     Furthermore, the effectiveness of the Second Amended Plan is subject to certain other conditions and there can be no assurance that such conditions will be satisfied.

XII. POST CONFIRMATION DATE OPERATIONS AND PROJECTIONS

A.   SUMMARY OF TITLE TO PROPERTY AND DISCHARGEABILITY

     1. Revesting of Assets

     Subject to the provisions of the Second Amended Plan, the property of the Estate (including all rights and causes of action relating to the Standby Equity Commitment of the

Debtors shall revest in Reorganized Stratosphere and Reorganized Gaming Corp. on the Effective Date. As of the Effective Date, all such property of Reorganized Stratosphere and Reorganized Gaming Corp. shall be free and clear of all Liens and Claims of Creditors and Equity Interests, except as otherwise provided in the Second Amended Plan. From and after the Effective Date, Reorganized Stratosphere and Reorganized Gaming Corp. may operate their businesses, and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code, including the employment of and payment to professionals, except as otherwise provided in the Second Amended Plan or the Confirmation Order.

     2. Discharge

     Except as provided in the Second Amended Plan or the Confirmation Order, the rights afforded under the Second Amended Plan and the treatment of Claims and Equity Interests under the Second Amended Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Equity Interests, including any interest accrued on Claims from the Petition Date. Except as provided in the Second Amended Plan or the Confirmation Order, Confirmation shall: (a) discharge the Debtors, Reorganized Stratosphere and Reorganized Gaming Corp. from all Claims or other debts that arose before the Confirmation Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not; (i) a proof of Claim based on such debt is filed or deemed filed pursuant to
Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Second Amended Plan; and (b) terminate all Equity Interests and other rights of equity security holders in Stratosphere.



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


     3. Injunction

     Except as provided in the Second Amended Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest or other right of an Equity Interest holder that is terminated pursuant to the terms of the Second Amended Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated an Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized Stratosphere or Reorganized Gaming Corp.; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Stratosphere Reorganized Gaming Corp. or their respective directors, officers and employees, or their respective property; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized Stratosphere, Reorganized Gaming Corp. or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors, Reorganized Stratosphere, Reorganized Gaming Corp. or their respective property; and (e) commencing or continuing any action, in any manner or in any place that does not comply with or is inconsistent with the provisions of the Second Amended Plan or the Bankruptcy Code. Notwithstanding anything contained in the Second Amended Plan to the contrary, nothing set forth in the Second Amended Plan shall prevent Reorganized Stratosphere from initiating or pursuing any claim or cause of action it may have against Mr. Stupak or any of his Affiliates and Grand or any of its Affiliates.



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


     4. Exculpation

     Neither Debtors, Reorganized Stratosphere, Reorganized Gaming Corp., nor any Statutory Committee, nor any of their respective present or former members, directors, officers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Second Amended Plan or the consummation of the Second Amended Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Second Amended Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Interest, or any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against Debtors, Reorganized Stratosphere, Reorganized Gaming Corp., any Statutory Committee or any of their respective present or former members, officers, directors, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Second Amended Plan, the consummation of the Second Amended Plan, or the administration of the Second Amended Plan, except for their willful misconduct.

 . . .

 . . .
 . . .





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

B. SUMMARY OF CERTAIN MATERIAL DOCUMENTS OF THE  SECOND AMENDED PLAN

     1.    Projections

     Based upon the assumption that the Second Amended Plan is confirmed and becomes effective, Debtors have prepared a cash flow analysis which depicts the Debtors' projected annual operating results for a three (3) year period. The cash flow analysis is based upon the detailed set of assumptions developed by management. The key assumptions underlying these projections include the following:

           1. The Second Amended Plan will be confirmed by the Bankruptcy Court by January 31, 1998;

           2.  The  Second Amended Plan will become effective on June 30, 1998;

           3. The Capital Lease Facility remains in place pursuant to the terms of the Standstill and Amendment Agreement dated October, 1996;

           4. The Heller Lease Facility will remain in place and payments will be made as scheduled;

           5. A payment of Six Million Dollars ($6,000,000) will be made on the Effective Date in full satisfaction of the Allowed General Unsecured Claims;

           6. A payment of approximately One Million Dollars ($1,000,000) will be made on the Effective Date in full satisfaction of various other Allowed Claims (e.g. Secured Tax Claims, Priority Wage Claims, Miscellaneous Secured Claims, etc.); and

           7. The Class Proof of Claim for Vacation Package Holders will not be determined by the Bankruptcy Court to be an Allowed Customer Deposit Priority Claim.

     Exhibit "B" attached hereto sets forth the of cash flow analysis which depicts the annual projected cash flow for a three (3) year period. As set forth therein, it is projected that Reorganized Debtors will be able to generate cash flow which is sufficient to satisfy all obligations under the Second Amended Plan.

     2. Phase II Budget

     As determined by Debtors, the total cost estimate to complete the construction of Phase II is Seventy-Four Million Nine Hundred Fifty-Eight Thousand Five Hundred Eleven Dollars ($74,958,511). Any decision to construct and/or complete Phase II, the scope and design of Phase II and the means and method to finance Phase II will rest with Reorganized Stratosphere. The cost estimate includes the completion of the proposed retail shell building; the completion of the one thousand (1,000) bay guest room tower, including all furniture, fixtures and equipment, landscape and hardscape; completion of a swimming pool, landscape and fence; completion of a mechanical piping connection from Phase I central plants to provide partial air conditioning to the proposed retail shell; and the completion of certain other renovations for the Stratosphere Hotel & Casino, including baggage storage, gift shop and cart remodel. Included in the total cost estimate is the following:

                Costs                                            Amount
                -----                                            ------
                Design(6)................................$ 1,658,411.00
                Construction for Hotel and Casino(7)..... 56,242,688.00

-----------------
(6) The total project budget for design costs was $6,370,340.00. The total amount paid to date is $3,432,583.00, leaving a balance of $1,658,411.00 to finish. Design costs include architect and engineering fees, specific fees for casino remodeling and the possible design of Kids Quest, owner construction administration, civil and structural engineering costs, mechanical and electrical engineering costs, and various consultant and consultant reimbursable costs.

(7) The total project budget for construction costs for Phase II was $103,598,441.00. The total amount paid to date is $45,081.341, leaving a balance of $56,242,688.00 to finish. The primary expenditure remaining for construction costs in the cost estimate is $39,565,050.00 estimated for completion of the hotel tower. Additional projects included in the cost estimate for Phase II include completion of the Retail Shell, construction of escalators from the casino to the Broadway showroom, preparation of 7,500 square feet or the arcade for tenant buildout, relocation of a

                Furniture, Fixture, and Equipment(8)....   7,203,688.00
                Signage/Graphics (9)....................     343,250.00
                Permits and Fees (10)...................   2,638,907.00
                Gaming Equipment (11)...................           0.00
                Other Equipment(12).....................   3,738,912.00
                Soft Costs(13)..........................     250,000.00
                                                         --------------
                SUBTOTAL................................ $72,075,856.00
                Contingency.............................   2,882,655.00
                                                         --------------
                TOTAL................................... $74,958,511.00

XIII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A. SCOPE AND LIMITATIONS

      Under the Internal Revenue Code of 1986, as amended (the "Tax Code"), there are certain federal income tax consequences associated with the Second Amended Plan. It is not practicable to present a detailed explanation of all of the federal income tax aspects of the Second Amended Plan and the following is only a summary discussion of certain significant consequences. This Disclosure Statement does not constitute and is not intended to constitute either a tax opinion or

-------------------------------------------------------------------------------

dividing wall and construction of a pool and recreation area. The proposed cost estimate further provides for a buildout of 2,000 square feet for a baggage room in the new tower, facade upgrades at areas deleted by ballroom and site work improvements at the porte cochere and ballroom shell.

(8) The total project budget for furniture, fixture and equipment costs was $7,274,483.00. The total paid to date for this is $70,715.00, leaving a balance of $7,203,688.00 to finish. Estimates in this section include the costs of furniture, fixtures and equipment for the pool recreation area and the hotel tower.

(9) The total project budget for signage and graphics was $1,238,731.00. The total paid to date is $895,121.00, leaving a balance of $343,250.00 to finish. The estimate for signage and graphics includes the costs for the pool and recreation area, entertainment shell and valet circle, hotel tower and exterior directional signage.

(10) The total project budget for permits and fees was $2,706,475.00. The total paid to date is $87,568.00, leaving a balance of $2,638,507.00.
Included in the estimate for permits and fees are those associated with testing and inspections permits, permits and plan check fees, the 905 inspection, zoning and plan check fees, transportation taxes, sewer connection fees including those for the pool and water features, public works fees and reissue permits.

(11)  There is currently no money budgeted for new gaming equipment.

(12) The total project budget for other equipment was $3,750,645.00. The total paid to date is $11,733.00, leaving a balance of $3,738,914.00 to finish. Included in the estimate for other equipment are costs for telephone systems, cabling wire, card key locks, housekeeping equipment, baggage handling equipment, wardroom equipment and uniforms, point of sale equipment, office equipment, surveillance equipment, CCTV/MATV equipment, MIS equipment, paging and sounding systems and window washing equipment.

(13) The total project budget for soft costs was $250,000.00. Nothing has been paid to date. Included in the estimate for soft costs are $50,000.00 for accounting and auditing and $200,000.00 for builder's risk insurance.

tax advice to any person, and the summary contained herein is provided for informational purposes only. This summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Under present law, there is substantial uncertainty surrounding many of the tax consequences discussed below. Uncertainty is created, in part, by the changes made by the Bankruptcy Tax Act of 1980, the Tax Reform Act of 1984, the Tax Reform Act of 1986, the Revenue Reconciliation Act of 1990, and the Taxpayer Relief Act of 1997, certain provisions of which call for the promulgation of regulations ("Regulations") by the United States Department of Treasury ("Treasury Department") which have not yet been promulgated or have not yet become final. As a result, many alternative tax consequences are possible. In addition, there are differences in the nature of the Claims of various Creditors, their methods of tax accounting and prior actions taken by Creditors with respect to their Claims. Further, this summary does not discuss all aspects of federal taxation that may be relevant to a particular Creditor affected by special considerations not discussed below. For example, certain types of Creditors (including non-resident aliens, foreign corporations, broker-dealers, financial institutions, life insurance companies and tax-exempt organizations) may be subject to special rules not discussed below. This summary assumes that the Original First Mortgage Notes and New Common Stock are (or will be) held as capital assets by the holders thereof as defined under the Tax Code. In addition to the federal income tax consequences discussed below, the transactions contemplated herein may have significant state, local and foreign tax consequences which are not discussed herein. Neither a ruling from the IRS nor an opinion of counsel has been requested with respect to the federal income tax consequences of the Second Amended Plan.

      ACCORDINGLY, HOLDERS OF CLAIMS, ORIGINAL FIRST MORTGAGE NOTES AND
      EQUITY INTERESTS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SECOND AMENDED PLAN WITH RESPECT TO THEIR CLAIM, ORIGINAL FIRST MORTGAGE NOTE OR EQUITY INTEREST. THE DEBTORS AND THEIR COUNSEL ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE SECOND AMENDED PLAN AS TO ANY CREDITOR, ORIGINAL FIRST MORTGAGE NOTE HOLDER OR EQUITY INTEREST HOLDER NOR ARE THE DEBTORS OR THEIR RESPECTIVE COUNSEL RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

B. TAX CONSEQUENCES TO REORGANIZED STRATOSPHERE

     1. Discharge of Indebtedness Income

     As a result of implementation of the Second Amended Plan, the amount of Reorganized Stratosphere's aggregate outstanding indebtedness will be reduced substantially. In general, for federal income tax purposes, the Tax Code provides that a debtor will realize discharge of indebtedness ("DOI") income when a creditor accepts less than full payment in satisfaction of its debt. Absent an exception, the amount of DOI income realized must be included in taxable income. One of the exceptions to this rule, Tax Code Section 108, provides that DOI income will not be included in the debtor's taxable income where the debtor is under the jurisdiction of a court in a case under Title 11 of the United States Code and the DOI is granted by the court or is pursuant to a plan approved by the court. Under the Tax Code Section 108 exception, unless another rule under Tax Code Section 108 applies such that the debtor does not realize DOI income (e.g., the payment of the discharged liability would have given rise to a deduction), the



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

debtor's tax attributes (notably, net operating loss ("NOL") carryovers, general business credit carryovers, capital loss carryovers and the tax basis of its assets) will be reduced in a prescribed order by the amount of DOI income excluded under Tax Code Section 108. Tax attributes are generally reduced by one dollar for each dollar excluded from taxable income, except that tax credits are reduced by 33.3 cents for each dollar excluded from taxable income. However, the debtor's tax basis in assets will be reduced only to the extent that the aggregate tax basis of property held by the debtor immediately after the debt discharge exceeds the aggregate liabilities of the debtor at such time. An election can be made to alter the order of priority of attribute reduction so as to apply such reduction first against depreciable property held by the taxpayer in an amount not to exceed the aggregate adjusted basis of such property. It is uncertain at this time whether Reorganized Stratosphere would effect such election.

     Reorganized Stratosphere will realize DOI income, but such income will not be included in taxable income under Tax Code Section 108 because the discharge will occur pursuant to the Second Amended Plan approved by the Bankruptcy Court. The effect of the exclusion of DOI income under Tax Code Section 108 will be to reduce the tax attributes of Reorganized Stratosphere: (i) resulting in a corresponding reduction of its NOL carryovers; and (ii) thereafter, possibly resulting in a reduction of the tax basis of assets held by Reorganized Stratosphere, but not below the aggregate amount of liabilities of Reorganized Stratosphere immediately after the Effective Date. The Debtors' DOI income may be increased to the extent that unsecured creditors holding unscheduled claims fail to timely file a proof of Claim and have their Claims discharged on the Confirmation Date pursuant to Bankruptcy Code section 1141. The income



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tax consequences of a substantive consolidation for bankruptcy purposes are highly uncertain, and Debtors express no view as to such consequences.

     Under the terms of the Second Amended Plan, holders of the Original First Mortgage Notes will receive, in satisfaction of such Claims, New Common Stock and the right to receive distributions as an unsecured Class 9 Creditor. For tax purposes, holders of Class 6 Allowed Claims will be treated as receiving New Common Stock in exchange for their Allowed Secured Claims.

     To the extent that New Common Stock is received by the Holders of the Original First Mortgage Debt in exchange for an amount of Allowed Claims in Class 6, the Tax Code Section 108 rules described above will be applicable. The excess of the amount of the Allowed Claims in Class 6 (generally, the adjusted issue price of the Original First Mortgage Notes) over the value of the New Common Stock received by the Class 6 Claimants will be realized as DOI income. (See "Stock-for-Debt" discussion below.) Such DOI income will be subject to the rules of exclusion and attribute reduction discussed above.

     To the extent that Stratosphere has accrued deductions for interest with respect to Allowed Claims, Reorganized Stratosphere will realize DOI income with respect to these Claims, and its tax attributes will be reduced, as described above, by the excess of the amount of such Claims over the amount of any consideration treated as distributed in respect of such Claims under the Second Amended Plan. To the extent that Stratosphere has not accrued deductions for these Claims, no DOI income should be realized with respect to such Claims, because an offsetting deduction should be allowable in the same amount.

 . . .

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

     2. Stock-for-Debt

     The historical general stock-for-debt exception to realization of DOI income was repealed by the Omnibus Budget Reconciliation Act of 1993, effective for stock transferred after 1994 except for stock transferred in a Title 11 case that is filed before the end of 1993. In the absence of the stock-for-debt exception, the stock-for-debt exchange is analyzed as a transfer of money in satisfaction of debt. Specifically, where a debtor corporation transfers stock to a creditor in satisfaction of its indebtedness, such corporation will be treated as having satisfied the indebtedness with an amount of money equal to the fair market value of the stock.

     3. Cancellation of Old Common Stock

     Holders of Old Common Stock, Class 11, will have their shares canceled and shall receive no consideration. Reorganized Stratosphere will not recognize gain or loss upon the cancellation of such shares.

     4. Recapitalization

     Whether the exchange of Original First Mortgage Notes for New Common Stock may qualify as a recapitalization under Tax Code Section 368(a)(1)(E) (an "E Recapitalization") depends upon whether the Original First Mortgage Notes are treated as securities for federal income tax purposes ("Tax Securities"). The characterization of a debt instrument as a Tax Security depends upon the facts and circumstances surrounding the origin and nature of that instrument and its maturity date. Instruments with a five-year term or less generally do not qualify as Tax Securities. On the other hand, debt instruments with a maturity of ten years or more are more likely to be Tax Securities. If the exchange is treated as an E Recapitalization and the Original First Mortgage Notes are treated as Tax Securities, then, except for any amounts



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received allocable to accrued interest on Original First Mortgage Notes, no gain or loss will be recognized by a holder of Original First Mortgage Notes who receives New Common Stock in exchange therefor. The tax treatment to such holders will be described in more detail in Section C.2. below.

     5. Limitation On Net Operating Losses

     Because of the limitations imposed on the availability of NOLs following an ownership change discussed below, the availability of Stratosphere's NOL carryovers to offset Reorganized Stratosphere's future taxable income may be severely limited. As of December 29, 1996, Stratosphere had consolidated NOL
carryovers totaling approximately $[     ] million.  These NOLs begin to expire
in the year 2010 and will completely expire by 2011. Of the total NOLs, based on information provided, none are currently subject to Tax Code Section 382 use restrictions. Stratosphere estimates that it may have additional NOLs
generated in taxable year 1997 of approximately $[   ] million.  These amounts
are estimates or approximations and are subject to adjustment as a result of IRS audits of its tax returns, which may not take place for several years.

     Tax Code Section 382 provides that in the event of an "ownership change," the loss corporation's use of its pre-change NOLs and certain "built-in losses" is limited. An ownership change generally occurs when the percentage of a corporation's stock held by certain persons (including creditors who exchange debt for stock) increases by more than fifty (50) percentage points over a three-year testing period. If an ownership change occurs, a corporation's annual use of its NOL carryovers (and certain built-in losses) is limited to the value of the corporation's equity immediately before the ownership change multiplied by the long-term tax exempt rate



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

(which, for example, was five and forty-five hundredths percent (5.45%) for ownership changes occurring in September 1997). The long-term tax-exempt rate changes from month to month based on changes in the prevailing interest rates. Tax Code Section 382 also provides that, in certain cases, a loss corporation may utilize additional pre-change NOLs if the corporation is treated as having "built-in gains" in excess of certain statutory thresholds. On the other hand, a loss corporation may not be allowed to take certain deductions, including depreciation, if the corporation has "built-in losses" in excess of similar thresholds. Moreover, no NOLs will survive (except for certain items specified in Tax Code section 382(C)(2)) if the loss corporation does not continue its historic business or use a significant portion of its assets at all times during the two-year period beginning on the date of the ownership change. If the corporation has more than one line of business, continuity of business enterprise for this purpose requires only that it continue a significant line of business.

     Unless a corporation "elects out," an exception to these general rules in Tax Code Section 382(l)(5) provides that no ownership change is deemed to occur if the increase in ownership occurs in a case under the Bankruptcy Code and if the shareholders and certain "qualified" creditors of the corporation before such increase occurs own at least fifty percent (50%) of the corporation's stock after such increase. The qualified creditor is the beneficial owner, immediately before the ownership change, of qualified indebtedness of the loss corporation. Indebtedness of the loss corporation is qualified indebtedness if it: (a) has been owned by the same beneficial owner since the date that is eighteen (18) months prior to the date of the filing of a Chapter 11 or similar case; or (b) arose in the ordinary course of the trade or business of the loss corporation and has been owned at all times by the same beneficial owner.
When the Tax


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

Code Section 382(l)(5) exception applies, the loss corporation's
NOLs and specified credits must be recomputed to eliminate deductions for interest paid or accrued by the loss corporation on that portion of the debt which was exchanged for stock, and for which the loss corporation had previously claimed deductions for federal income tax purposes during (a) the three taxable years prior to the taxable year in which the ownership change occurs, and (b) the portion of the taxable year of the ownership change up to, but not including, the ownership change date. If another "ownership change" occurs within two (2) years, a corporation's NOL carryovers are reduced to zero.

     If a corporation "elects out" of or is ineligible to utilize Tax Code
Section 382(l)(5), the general rules of Tax Code Section 382 apply. However, in determining the limitation placed on a corporation's annual use of its NOL carryovers under those general rules, Tax Code Section 382(l)(6) provides that the equity value of the corporation immediately before the ownership change is deemed to include the increase in equity value resulting from any surrender or cancellation of creditors' claims in the bankruptcy proceeding.

     As a result of the issuance of New Common Stock, Reorganized Stratosphere will incur an ownership change on the Effective Date under the general rules of Tax Code Section 382. Accordingly, Reorganized Stratosphere's ability to utilize its NOLs and built-in losses will be subject to the limitations imposed by Tax Code Section 382. However, to the extent that Creditors own, after the reorganization, fifty percent (50%) or more of the total voting power in value of Reorganized Stratosphere, then the initial Tax Code Section 382 (l)(5)
exception will apply.   It is unclear at this time how Reorganized Stratosphere
might be affected by all of the limitations imposed under Tax Code Section
382.  Reorganized Stratosphere will be subject to



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

special rules governing the allocation of income and NOLs in its taxable year in which the Effective Date occurs.

     Any shift (deemed or actual) in the ownership of stock of the Debtors, directly or by attribution, outside the scope of the Plan may trigger (or may have already triggered) the application of section 382 and other provisions of the Tax Code which may affect the availability of Stratosphere's NOLs. Because the federal income tax consequences of any shift would depend on the particular facts and circumstances of such time and the application of complex legislation and regulations, the Debtors express no views as to the effect of any transactions outside the scope of the Plan or the survival of any NOLs or other carryovers.

C. TAX CONSEQUENCES TO DEBTOR SHAREHOLDERS

     Under the Second Amended Plan, the holders of Class 12 Equity Interests and all Equity Interest Related Claims will have their interests canceled and will receive nothing. As such, such holders are entitled to a loss to the extent of each holder's tax basis in such interests.

D. TAX CONSEQUENCES TO CREDITORS

     The federal income tax consequences to Creditors arising from the Second Amended Plan will vary depending upon, among other things, the type of consideration received by the Creditor in exchange for its Claim, whether the Creditor reports income using the cash or accrual method, whether the Creditor has taken a "bad debt" deduction with respect to its Claim, whether the Creditor receives consideration in more than one (1) tax year of the Creditor, whether the Creditor is a resident of the United States, whether all the consideration received by the Creditor is deemed to be received by that Creditor in an integrated transaction and whether the Creditor's Claim is a long term obligation classified as a "security" for federal income tax purposes and the



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

consideration to be received pursuant to the Second Amended Plan constitutes a "security" for federal income tax purposes.

     1. Definition of Security for Tax Purposes

     As described above, the determination whether a claim constitutes a "security" for federal income tax purposes depends upon the facts and circumstances surrounding the origin and nature of the claim and upon the interpretation of numerous judicial decisions. Prominent factors that the courts have relied on in making this determination include the original term of the instrument, whether the instrument is secured, and the negotiability of the instrument. Generally, claims arising out of the extension of trade credit have been held not to be tax securities. Although the precise limits are unclear, instruments with a term of less than five (5) years generally do not qualify as Tax Securities. On the other hand, bonds or debentures with an original term in excess of five (5) to ten (10) years are more likely to be held to be Tax Securities.

      ALL CREDITORS WHO RECEIVE NEW COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE WHETHER THEIR CLAIMS CONSTITUTE
      "SECURITIES" FOR FEDERAL INCOME TAX PURPOSES.

     While the issue is inherently factual and not free from doubt, it appears that the Original First Mortgage Notes may constitute securities for federal income tax purposes.

     2. Claims Constituting Securities

     The transactions effected pursuant to the Second Amended Plan should constitute a "recapitalization" qualifying as a "reorganization" of Reorganized Stratosphere under the Tax Code and, as such, the consequences of such transactions to Creditors whose Claims constitute securities who receive New Common Stock under the Second Amended Plan should be as



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

described in this Section. If, however, the Second Amended Plan as confirmed does not qualify as a "reorganization" under the Tax Code or the New Common Stock received do not qualify as securities, Creditors holding Claims which are Tax Securities will be treated the same as Creditors whose Claims do not constitute Tax Securities as described in Section D.3. below.

     a. Recognition of Gain

     Section 354 of the Tax Code provides for nonrecognition of gain or loss by holders of Tax Securities of a corporation who exchange these Claims solely for stock or Tax Securities, pursuant to certain tax reorganizations, including a recapitalization pursuant to section 368(a)(1)(E) of the Tax Code. In the context of the Plan, such section would apply where a holder of Tax Securities of a debtor exchanges such items for stock of the same debtor (as opposed to stock of a different debtor) or Tax Securities of the same debtor. The nonrecognition rule of section 354 is not applicable by its terms if: (i) the principal amount of Tax Securities received exceeds the principal amount of Tax Securities surrendered; or (ii) Tax Securities are received, but none are surrendered; or (iii) stock or Tax Securities are received for accrued interest. If solely stock or Tax Securities of the relevant Debtor are received, but clause (i) or (ii) applies, gain (but not loss) will be recognized to the extent of the fair market value of the amounts described in clauses (i) or (ii), as applicable. Income or loss will be recognized to the extent the value received for accrued interest is more or less than the amount of accrued interest previously included in income for federal income tax purposes. Assuming the Second Amended Plan constitutes a "reorganization" of Reorganized Stratosphere under the Tax Code, holders of securities are not permitted to recognize any loss realized on the exchange.

 ...






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
     b. Tax Basis and Holding Period of Property Received

     A security holder's aggregate tax basis in New Common Stock received tax free in exchange for Claims (other than Claims for accrued interest and penalties) will equal the holder's basis in the surrendered Claims (other than Claims for accrued interest and penalties), decreased by the amount of Cash and the fair market value of property (other than securities and stock) received for such Claims (other than Claims for accrued interest and penalties), and increased by the amount of gain, if any, recognized on the exchange. If a Creditor subsequently recognizes any gain on the sale or exchange of the stock received, the gain recognized by such Creditor on such sale or exchange will be treated as ordinary income to the extent of any bad debt deduction attributable to such Creditor's claim or ordinary loss deduction previously claimed by such Creditor, provided that the New Common Stock constitutes a capital asset in the Creditor's hands. The holding period for such securities and New Common Stock received will include the period during which the Creditor held the securities exchanged therefor, provided such securities were held as a capital asset on the date of the exchange.

     3. Claims Not Constituting Securities

     On the exchange of its Claim (other than any Claim for accrued interest and penalties) for Cash or property, a Creditor whose Claim is not classified as a security for federal income tax purposes will recognize gain or loss. Generally, such a Creditor will be entitled to a bad debt deduction or a charge against its bad debt reserve to the extent the adjusted tax basis of its Claim (other than a Claim for accrued interest and penalties) exceeds the "amount realized", which equals the sum of the amount of Cash received, the issue price (although unclear, such amount for a cash basis taxpayer might equal fair market value) of New Common Stock received and the market value of other property received, if any (excluding the amount of any such consideration received in respect of Claims for accrued interest and penalties). If the sum of such items is greater than the adjusted tax basis of the Claim, a Creditor will recognize taxable gain. This may occur, for example, where a Claim represents income not yet reported on the cash method of tax accounting or where all or a portion of the Claim has been deducted as a bad debt.

      CREDITORS WHOSE CLAIMS ARE NOT SECURITIES THAT RECEIVE NEW COMMON STOCK OR OTHER DEBT OBLIGATIONS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECT OF THESE RULES ON THEM.

      Under the Second Amended Plan, holders of General Unsecured Claims will receive payments pursuant to the Second Amended Plan after the Effective Date. Because these payments will be made without interest, some portion will be treated as interest income under the OID rules.

      HOLDERS OF GENERAL UNSECURED CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF PAYMENTS RECEIVED.

XIV.  SECURITIES LAW CONSIDERATION

A.    ISSUANCE OF SECURITIES

      The Confirmation Order will authorize the issuance of New Common Stock to the holders of Original First Mortgage Notes on account of their Allowed Secured Claims without registration under the Securities Act and without registration or qualification under state securities and "blue sky" laws (all such registrations and qualifications are collectively referred to herein as "Securities Law Registration"), in reliance on the exemptions set forth in
Section 1145 of the Bankruptcy Code.




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

      Under Section 1145 of the Bankruptcy Code, the issuance of new common stock will be exempt from Securities Law Registration if the following three principal requirements are satisfied: (a) the securities must be issued by a debtor (or its successor) under a plan of reorganization; (b) each recipient of the securities must hold a claim against the debtor or an affiliate, an interest in the debtor or an affiliate, or a claim for an administrative expense against the debtor or an affiliate; and (c) the securities must be issued in exchange for the recipient's claim against or interest in the debtor or an affiliate, or principally in such exchange and partly for cash or other property. The Debtors believe that the issuance of the New Common Stock will satisfy all three requirements because (a) the New Common Stock will be securities of Reorganized Stratosphere, which is a debtor, and the issuance of those securities is specifically mandated under the Plan; (b) the recipients of the New Common Stock are holders of Claims against the Debtors; and (c) the recipients of the New Common Stock will receive those securities principally in exchange for their Claims.

B.    RESALE CONSIDERATIONS.

      The Debtors believe that the resale or other disposition of the New Common Stock by the recipients thereof will be exempt from Securities Law Registration if the recipients are not deemed "underwriters" under Section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines four types of underwriters: (a) a person who purchases a claim against, interest in, or claim for administrative expense in the case concerning, a debtor with a view to distributing any security received in exchange for that claim or interest; (b) a person who offers to sell securities offered or sold under a plan for the holders of those securities; (c) a person who offers to buy those securities from persons receiving such securities if the offer is made (i) with a


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view to distribution of the securities, and (ii) under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan; and (d) a person who is an "issuer" with respect to the securities, as that term is used in Section 2(11) of the Securities Act.

      The definition of the term "issuer" in Section 2(11) of the Securities Act includes as "underwriters," for purposes of Section 1145(b) of the Bankruptcy Code, all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. (Persons having such a control relationship with the issuer are sometimes referred to herein as "affiliates.") "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed a "control person," particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or successor's) voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the securities of a reorganized debtor may be presumed to be a "control person." Under such criteria, certain holders of the New Common Stock may each be considered a "control person" and, therefore, an "underwriter" under Section 1145(b) of the Bankruptcy Code.

      The resale of New Common Stock by a person deemed an "underwriter" is not exempted from Securities Law Registration by Section 1145 of the Bankruptcy Code except in "ordinary trading transactions" (within the meaning of Section 1145(b)(1) of the Bankruptcy Code). The




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

Bankruptcy Code does not define the term "ordinary trading transactions," and the SEC has not given definitive guidance with respect to the proper construction of the term. In no-action letters, the staff of the SEC has, however, concurred in the view that a transaction will be an "ordinary trading transaction" if it is carried out on an exchange or in the over-the-counter market if the issuer of the traded securities is a reporting company under the Securities Exchange Act of 1934, as amended, and such transaction does not involve concerted action by recipients (or their distributors) to sell such securities, the preparation or use of informational documents, or the payment of special compensation to brokers or dealers in connection with such sale.

      In addition, based on the views of the SEC expressed in no-action letters, recipients who are deemed "control persons" or "affiliates" of the Debtors will be able to sell their securities (if not registered) pursuant to the safe harbor provisions of Rule 144 under the Securities Act ("Rule 144") as those provisions apply to sales by affiliates of securities which are not "restricted securities." In the context of securities which (i) were issued pursuant to the Bankruptcy Code Section 1145 exemption from Securities Law Registration and (ii) are held by control persons or affiliates of the issuer, Rule 144 provides that if certain conditions are met (including, among other things, volume limitations, manner of sale and availability of current information about the issuer), control persons or affiliates of the issuer may sell their securities without registration.

             THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND ARE NOT PROVIDING ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE, INTERPRETIVE NATURE OF WHETHER A PARTICULAR HOLDER OF ANY OF THE SECURITIES DESCRIBED HEREIN MAY BE DEEMED AN "AFFILIATE" OR "CONTROL PERSON" UNDER THE LAWS AND

      REGULATIONS DISCUSSED ABOVE AND, CONSEQUENTLY, THE
      UNCERTAINTIES CONCERNING THE AVAILABILITY OF
      EXEMPTIONS FROM SECURITIES LAW REGISTRATION AND
      RESALES OR OTHER DISPOSITIONS OF THOSE SECURITIES,
      THE DEBTORS ENCOURAGE EACH CLAIMANT TO CONSIDER
      CAREFULLY AND CONSULT WITH HIS, HER, OR ITS OWN
      LEGAL ADVISERS WITH RESPECT TO THOSE (AND ANY
      RELATED) MATTERS.

XV.   GAMING REGULATION AND LICENSING

      Because Stratosphere is registered with the Gaming Commission and Gaming Corp. holds a nonrestricted gaming license to conduct nonrestricted gaming operations at the Stratosphere Hotel & Casino, various aspects of the Second Amended Plan are be subject to the jurisdiction and prior approval of the Gaming Commission and Gaming Board. Accordingly, it is important to note that the ownership and operation of casino gaming facilities in Nevada, as well as the manufacture and distribution of gaming devices, are subject to extensive state and local regulation. Publicly traded parent corporations and holding companies of Nevada gaming licensees, as well as the licensed subsidiaries are subject to the gaming laws and regulations of the State of Nevada ("Nevada Act") and various local regulations. A registered company and its gaming operations and companies are subject to the licensing and regulatory control of the Gaming Authorities. The Second Amended Plan contemplates a number of actions that would result in a "change of control" of Stratosphere, and accordingly, the prior approval of the Gaming Commission will be required. As such, applications must be filed with the Gaming Authorities on a timely basis. It should be noted that the time and manner of any application investigation or action thereon is within the sole discretion of the Gaming Authorities.

     The laws, regulations and supervisory procedures of the Gaming Authorities have their genesis in various declarations of public policy which are concerned with, among other things:

(1) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (2) the establishment and maintenance of responsible accounting practices and procedures; (3) the maintenance of effective controls over the financial practices of a licensee, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Gaming Authorities; (4) the prevention of cheating and fraudulent practices; and (5) the creation of a source of state and local revenues through taxation and licensing fees. Neither gaming licenses or the registration approvals given to publicly traded corporations are transferable. Changes in such laws, regulations and procedures could have an adverse effect on the Debtors' operation.

      Because Stratosphere is registered with the Gaming Commission as a publicly traded corporation and has been found suitable as the sole shareholder of Gaming Corp., it is required to submit, upon application and on a periodic basis, detailed financial and operating reports to the Gaming Commission. Additionally, Stratosphere may be required to furnish any other information requested by the Gaming Commission. No person may become a stockholder of, or receive any percentage of profits from the licensed Nevada operating companies without first obtaining licenses and approvals from the Gaming Authorities. In connection with the actions contemplated by the Second Amended Plan, the order of registration of Stratosphere must be amended to reflect the reorganization of Stratosphere and Gaming Corp.

      The Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, any registered company or its licensed subsidiary in order to determine whether such individual is suitable or should be licensed as a business associate of a




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

gaming licensee. Officers, directors and certain key employees of the licensed subsidiary must file applications with the Gaming Authorities and may be required to be licensed or found suitable by the Gaming Authorities. Officers, directors and key employees of the registered company who are actively and directly involved in the gaming activities of the licensed subsidiary may be required to be licensed or found suitable by the Gaming Authorities. The Gaming Authorities may deny an application for licensing for any cause deemed reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or a finding of suitability must pay all of the costs of the investigation. Changes in licensed positions with the registered company or its licensed subsidiary must be reported to the Gaming Authorities. In addition to its authority to deny an application for a finding of suitability or licensure, the Gaming Authorities also have jurisdiction to disapprove a change in a corporate position.

      If the Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the registered company or its licensed subsidiary, the companies involved would be required to sever all relationships with such person. Additionally, the Gaming Commission may require the registered company or its licensed subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

      Stratosphere and Gaming Corp. are required to submit detailed financial and operating reports to the Gaming Commission. Substantially all loans, leases, sales of securities and similar financing transactions by the Gaming Corp. must be reported to, or approved by, the Gaming Commission.

      If it were determined that the Nevada Act was violated by the licensed subsidiary or the registered company, the gaming licenses or registration held by the registered company and its licensed subsidiary could be limited, conditioned, suspended or revoked subject to compliance with certain statutory and regulatory procedures. Moreover, at the discretion of the Gaming Commission, the registered company and its licensed subsidiary and persons involved could be subject to substantial fines for each separate violation of the Nevada Act.

      The beneficial holder of the registered company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have its suitability as a beneficial holder of the registered company's voting securities determined if the Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of the investigation incurred by the Gaming Authorities in conducting such an investigation. Also, the Clark County Liquor Gaming Licensing Board and the City of Las Vegas have taken the position that they have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

      The Nevada Act requires any person who acquires more than five percent (5%) of the registered company's voting securities to report the acquisition to the Gaming Commission. The Nevada Act requires that beneficial owners of more than ten percent (10%) of the registered company's voting securities apply to the Gaming Commission for a finding of suitability within thirty (30) days after the Chairman of the Gaming Board mails written notice requiring such a filing. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation. If the New Common Stock is held in street name, by a nominee, an agent or trust, Stratosphere must render maximum assistance to the Gaming Board, if requested to do so, to determine the beneficial ownership of such securities.

      Under certain limited circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than ten percent (10%), but not more than fifteen percent (15%) of the registered company's voting securities may apply to the Gaming Commission for a waiver of such a finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold the voting securities for investment purposes only unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered company, any change in the registered company's corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming Affiliates, or any other action which the Gaming Commission finds to be inconsistent with holding the registered company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (1) voting on all matters voted on by stockholders; (2) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (3) such other activities as the


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

Gaming Commission may determine to be consistent with such investment intent. If the Gaming Commission grants a waiver to an "institutional investor" the waiver does not include a waiver or exemption from the requirement for prior approval to "acquire control" of a registered corporation.

      Any person who fails or refuses to apply for a finding of suitability or a license within thirty (30) days after being ordered to do so by the Gaming Commission or the Gaming Board may be found unsuitable. The same restriction applies to a record owner if the record owner, after request, fails to identify the beneficial owners. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond such period of time as may be prescribed by the Gaming Commission may be guilty of a criminal offense. The registered company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the registered company or its subsidiaries, the registered company: (1) pays that person any dividend or interest upon voting securities of the registered company; (2) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (3) pays remuneration in any form to that person for services rendered or otherwise; or (4) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for Cash at fair market value.

     The Gaming Commission may, in its sole discretion, require the holder of any debt security of a registered corporation to file applications, be investigated and be found suitable to own the debt security of the registered corporation. If the Gaming Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the registered


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

corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Gaming Commission, it: (1) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (2) recognizes any voting right by such unsuitable person in connection with such securities;
(3) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

      The registered company is required to maintain a current stock ledger in Nevada which may be examined by the Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The registered company is also required to render maximum assistance in determining the identity of the beneficial owner. The Gaming Commission has the power to require the registered company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.

      Stratosphere may not make a public offering of its securities without the prior approval of the Gaming Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada or to retire or extend obligations incurred for such purposes. Any such approval, if given, does not constitute a finding, recommendation or approval by the Gaming Commission or the Gaming Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

      The contemplated issuance of New Common Stock would result in a change of control in Stratosphere and would therefore require the prior approval of the Gaming Commission. Application for approval of public offerings and the like may be filed without complete documentation related thereto so long as the documents and information are supplied to the Gaming Authorities as they become available in accordance with the normal and customary practice of the securities industry. Additionally, the Gaming Commission may, either generally or specifically, exempt any person, security or transaction from application pursuant to its regulations regarding publicly traded corporations. However, the time and manner in which each application is investigated and considered by the Gaming Authorities is within the complete discretion of the Gaming Authorities.

      Changes in control of the registered company or its subsidiaries through merger, consolidation, stock or asset acquisitions, management or consulting agreements or any act or conduct by a person whereby he obtains control may not occur without the prior approval of the Gaming Commission. The Original First Mortgage Noteholders must file for and receive this approval. Entities seeking to acquire control of a registered corporation must satisfy the Gaming Authorities in a variety of stringent standards prior to assuming control of such a registered corporation which may include requiring certain officers, directors and "Key Employees" to be found suitable prior to the completion of a "change of control." Prior to the receipt of approval to acquire control from the Gaming Authorities by any person, neither that person nor any principal thereof may control, or unduly influence the operation of the registered company or gaming licensee. Generally, in this regard, Purchasers may not place stringent negative covenants upon Stratosphere or Gaming Corp. intended to influence operations beyond normal





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

investment intent prior to the receipt of the approval to acquire control. Moreover, any negative covenant intended to restrict the transfer of, or the encumbrance of, Gaming Corp. stock would require the specific prior approval of the Gaming Commission. The Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposed to acquire control, to be investigated and licensed as part of the approval process related to the transaction.

      License fees and taxes, computed in various ways dependent upon the type of gaming activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (1) a percentage of gross revenues received; (2) the number of gaming devices operated; or (3) the number of table games operated. A casino entertainment tax is also paid by casino operators where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route or a manufacturer's or distributor's license also pay certain fees and taxes to the State of Nevada.

      Any person who is licensed, required to be licensed, registered, required to be registered or is under common control with such person (collectively, the "Licensees"), and who propose to become involved in a gaming venture outside the State of Nevada are required to deposit with the Gaming Board, and thereafter maintain, a revolving fund in the amount of Ten Thousand Dollars ($10,000.00) to pay the expenses of investigation by the Gaming Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Gaming Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Gaming Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the basis of personal unsuitability.

      It is important to note that the granting of any registrations, amendment of orders of registration, findings of suitability, approvals or licenses to be sought in connection with the Second Amended Plan are discretionary with the Gaming Authorities. The burden of demonstrating the suitability or desirability of certain business transactions is at all times upon the applicant. Any licensing or approval process requires the submission of detailed financial, business and personal information, as well as the completion of a thorough investigation. The time and manner in which each application is investigated and considered by the Gaming Authorities. Once an application is filed it is within the sole discretion of the Gaming Authorities to allow that application to be withdrawn. Additionally, the Gaming Authorities have absolute authority to limit, restrict or condition any application or request for withdrawal filed in any manner deemed reasonable by the Gaming Authorities.

XVI. CONFIRMATION OF THE SECOND AMENDED PLAN

A.   CONFIRMATION HEARING

     Pursuant to Bankruptcy Code Section 1128(a), the Bankruptcy Court will hold a hearing regarding confirmation of the Second Amended Plan at the United States Court, 300 Las Vegas

Boulevard South, Las Vegas, Nevada 89101, commencing on _______________________ at _______________________.

B.    OBJECTIONS TO CONFIRMATION OF THE SECOND AMENDED PLAN

      Bankruptcy Code Section 1128(b) provides that any party in interest may object to confirmation of a plan. Any objections to confirmation of the Second Amended Plan must be in writing, must state with specificity the grounds for any such objections and must be filed with the Bankruptcy Court and served upon the following parties so as to be received on or before the time fixed by the Bankruptcy Court.

       Counsel for the Debtors:

       Gordon & Silver, Ltd.
       3800 Howard Hughes Parkway
       14th Floor
       Las Vegas, Nevada 89109
       Telephone:  702-796-5555
       Facsimile:  702-369-2666
       Attn:  Gerald M. Gordon, Esq.

      For the Second Amended Plan to be confirmed, the Second Amended Plan must satisfy the requirements stated in the Bankruptcy Code Section 1129. In this regard, the Second Amended Plan must satisfy, among other things, the following requirements:

      1. Best Interests of Creditors and Liquidation Analysis

      Pursuant to Bankruptcy Code Section 1129(a)(7), for the Second Amended Plan to be confirmed, it must provide that Creditors and holders of Equity Interests will receive at least as much under the Second Amended Plan as they would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code (the "Best Interest Test"). The Best Interest Test with respect to each impaired Class requires that each holder of a Claim or Equity Interest of such

      Class either: (i) accepts the Second Amended Plan; or (ii) receives or retains under the Second Amended Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court will determine whether the value received under the Second Amended Plan by the holders of Claims in each Class of Creditors or Equity Interests equals or exceeds the value that would be allocated to such holders in a liquidation under Chapter 7 of the Bankruptcy Code. The Debtors believe that the Second Amended Plan meets the Best Interest Test and provides value which is not less than that which would be recovered by each such holder in a Chapter 7 bankruptcy proceeding.

      To determine what Creditors and holders of Equity Interests in each impaired Class would receive if the Debtors were liquidated, the Bankruptcy Court must determine what funds would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case, which would consist of the proceeds resulting from the disposition of the assets of the Debtors, augmented by the Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amounts would be reduced by the cost and expenses of the liquidation and by such additional Administrative and Priority Claims as may result from the termination of the Debtors' businesses and the use of Chapter 7 for the purpose of liquidation.

      The Debtors' cost of liquidation under Chapter 7 would include the fees payable to a trustee in Bankruptcy, as well as those which might be payable to additional attorneys and other professionals that such trustee might engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and






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

accountants and costs and expenses of members of any committees that are allowed in a Chapter 7 case. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors during the pendency of the Chapter 11 Cases.

      The foregoing types of Claims and such other Claims that may arise in the Chapter 7 case or result from the Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 Allowed Priority Claims, Allowed General Unsecured Claims and Equity Interests.


      The distributions from the liquidation proceeds would be paid Pro Rata according to the amount of the aggregate Claims held by each Creditor. Debtors believe that the most likely outcome of liquidation proceeds under Chapter 7 would be the application of the "absolute priority rule." Under that rule, no junior Creditor may receive any distribution until all senior Creditors are paid in full, with interest, and no Equity Interest holder may receive any distribution until all Creditors are paid in full. In addition, and in accordance with Section 510(b) of the Bankruptcy Code, all holders of Equity Interest-Related Claims being holders of Claims for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code on account of a Claim arising from rescission of a purchase or sale of a security of the Debtors, or for damages arising from the purchase or sale of such a security receive the same priority as holders of Equity Interests and are entitled to receive distributions Pro Rata with holders of Equity Interests after all other Creditors are paid in full.


      The Debtors have determined that Confirmation of the Second Amended Plan will provide each Creditor and holder of an Equity Interest with no less of a recovery than it would receive if Debtors were liquidated under Chapter 7. In a liquidation under Chapter 7, the Debtors have determined that (i) holders of Administrative Claims will be paid in full; (ii) holders of Capital Lease Claims and Heller Capital Lease Claims will be paid in full from liquidation of their collateral; and (iii) holders of Original First Mortgage Notes will not be paid in full from liquidation of their collateral. As such, all other General Unsecured Claims including the deficiency Claims of holders of Original First Mortgage Notes will not be paid in full. Holders of Equity Interest-Related Claims and Equity Interests will receive nothing in liquidation.

      This determination is based upon the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors and holders of Equity Interests, including: (i) the likelihood of revocation of the Debtors' gaming license in Nevada upon the occurrence of any such liquidation; (ii) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (iii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail; (iv) the adverse effects on the salability of business segments as a result of the departure of key employees and the loss of major customers; (v) the amount of existing Claims and the substantial increases in Claims that would have to be satisfied on a priority basis or on a parity basis with Creditors in the Chapter 11 Cases; and
(vi) the fair market value of the Debtors' assets.

      Debtors also believe that the value of any distributions from the liquidation proceeds to each Class of Allowed Claims in a Chapter 7 case would be less than the value of distributions under the Second Amended Plan because such distributions in a Chapter 7 case would not occur for a substantial period of time. In the likely event litigation were necessary to resolve Claims asserted in the Chapter 7 case, the delay could be prolonged for several years.

      As of the Petition Date, substantially all of the Debtors' real property was encumbered by a deed of trust in favor of the Indenture Trustee on behalf of the holders of the Original First Mortgage Notes securing the principal amount of Two Hundred Three Million Dollars ($203,000,000) plus accrued interest, for a total of Two Hundred Twenty-Three Million, Six Hundred and Sixty-One Thousand, Four Hundred and Sixty-Seven Dollars ($223,661,467). Substantially all of the furniture, fixtures and equipment is subject to the security interests of the Capital Lease Bank Group in the principal amount of Twenty Million, One Hundred and Twenty Eight Thousand, Five Hundred and Five Dollars ($20,128,505) as of September 30, 1997. Any remaining personal property is subject to a security agreement in favor of the Indenture Trustee on behalf of the holders of the Original First Mortgage Notes. Finally, there are disputed mechanics' liens recorded against the real property in excess of Three Hundred Thousand Dollars ($300,000).

      Unsecured debt of the Debtors as of the Petition Date was in excess of Fifty-six Million Dollars ($56,000,000). Such amount includes approximately Fifty-Three Million Dollars ($53,000,000) owed on the Grand Subordinated Claims but does not include the Vacation Package Claims nor any unsecured deficiency Claim of the holders of Original First Mortgage Notes of approximately One Hundred Twenty-Three Million Dollars ($123,000,000).

      The fair market value of the Debtors' real and personal property has been appraised at One Hundred Twenty Million Dollars ($120,000,000) (without regard to cash and cash equivalents and the Stratosphere Land assets of approximately Twelve Million Two Hundred

Seventy-Four Thousand Nine Hundred Dollars ($12,274,900), which is less than the above-stated liabilities as of the Petition Date of approximately Three Hundred and Fifteen Million ($315,000,000). When the cost of liquidation of such property is considered as well as the time delay in receiving distributions, the Debtors believe that certain Creditors will receive substantially smaller distributions pursuant to a Chapter 7 liquidation then under the Second Amended Plan, and that no distributions would be available to holders of Equity Interests and Equity Interest-Related Claims. The Liquidation Analysis attached hereto as Exhibit "C" summarizes the Debtors' best estimate of recoveries to creditors in the event of liquidation of the Debtors as of December 31, 1997.

      2.    Feasibility

      The Bankruptcy Code requires that in order to confirm the Second Amended Plan, the Bankruptcy Court must find that Confirmation of the Second Amended Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors (the "Feasibility Test"). For the Second Amended Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Debtors will possess the resources and working capital necessary to operate profitably and will be able to meet their obligations under the Second Amended Plan.

      The proposed operations of the Debtors and Confirmation of the Second Amended Plan are based upon projected cash flow analysis over a three (3) year period developed by the Debtors. Based upon the cash flow analysis, Debtors believe that the Second Amended Plan meets the requirements of the Feasibility Test. The cash flow analysis is based upon certain assumptions as set forth therein, and specifically upon the assumption that the Second Amended

Plan will be confirmed on or before January 31, 1998. Debtors' cash flow analysis is attached hereto as Exhibit "B".


      3. Accepting Impaired Class

      For the Second Amended Plan to be confirmed, the Second Amended Plan must be accepted by at least one impaired Class of Claims. For an impaired Class of Claims to accept the Second Amended Plan, those representing at least two-thirds (2/3) in amount and a majority in number of the Allowed Claims voted in that Class must be cast for acceptance of the Second Amended Plan (not including the votes of insiders of the Debtors). Similarly, for an impaired Class of Equity Interests to accept the Second Amended Plan, votes representing at least two-thirds (2/3) in amount of the outstanding Equity Interests voted in that Class must be cast for acceptance of the Second Amended Plan.

      4. Confirmation over Dissenting Class ("Cram Down")

      If there is less than unanimous acceptance of the Second Amended Plan by impaired Classes of Claims or Equity Interests, the Bankruptcy Court nevertheless may confirm the Second Amended Plan at the Debtors' request. Bankruptcy Code Section 1129(b) provides that if all other requirements of Bankruptcy Code Section 1129(a) are satisfied and if the Bankruptcy Court finds that: (i) the Second Amended Plan does not discriminate unfairly and (ii) the Second Amended Plan is fair and equitable with respect to the rejecting Class(es) of Claims or Equity Interests impaired under the Second Amended Plan, the Bankruptcy Court may confirm the Second Amended Plan despite the rejection of the Second Amended Plan by a dissenting impaired Class of Claims or Equity Interests. The Debtors will request confirmation of the Second Amended Plan pursuant to Bankruptcy Code Section 1129(b) with respect to any impaired Class of Claims or Equity Interests which does not vote to accept the Second Amended Plan. By virtue of the Classes of Equity Interests and Equity Interest-Related Claims receiving nothing under the Second Amended Plan, such Classes are deemed to have rejected the Second Amended Plan.

      The Debtors believe that the Second Amended Plan satisfies all of the statutory requirements for Confirmation, that the Debtors have complied with or will have complied with all the statutory requirements for Confirmation of the Second Amended Plan and that the Second Amended Plan is proposed in good faith. At the Confirmation Hearing, the Bankruptcy Court will determine whether the Second Amended Plan satisfies the statutory requirements for Confirmation.

      5. Allowed Claims

      You have an Allowed Claim if: (i) you timely file a proof of Claim and no objection has been filed to your Claim within the time period set for the filing of such objections; (ii) you timely file a proof of Claim and an objection was filed to your Claim upon which the Bankruptcy Court has ruled and allowed your Claim; (iii) your Claim is listed by either of the Debtors in their respective schedules or any amendments thereto (which are on file with the Bankruptcy Court as a public record) as liquidated in amount and undisputed and no objection has been filed to your Claim; or (iv) your Claim is listed by either of the Debtors in their respective schedules as liquidated in amount and undisputed and an objection was filed to your Claim upon which the Bankruptcy Court has ruled to allow your Claim. Under the Second Amended Plan, the deadline for filing objections to Claims is forty-five (45) days following the Effective Date and the deadline for filing objections to Claims based upon a rejected executory contract or lease is thirty

(30) days following the Effective Date. If your Claim is not an Allowed Claim, it is a Disputed Claim and you will not be entitled to vote on the Second Amended Plan unless the Bankruptcy Court temporarily or provisionally allows your Claim for voting purposes pursuant to Bankruptcy Rule 3018. If you are uncertain as to the status of your Claim or Equity Interest or if you have a dispute with either of the Debtors, you should check the Bankruptcy Court record carefully, including the schedules of the Debtors, and you should seek appropriate legal advice. The Debtors and their professionals cannot advise you about such matters.

      6. Impaired Claims and Equity Interests

      Impaired Claims and Equity Interests include those whose legal, equitable or contractual rights are altered by the Second Amended Plan, even if the alteration is beneficial to the Creditor or Equity Interest holder, or if the full amount of the Allowed Claims will not be paid under the Second Amended Plan. Holders of Claims which are not impaired under the Second Amended Plan are deemed to have accepted the Second Amended Plan pursuant to Bankruptcy Code
Section 1126(f) and the Debtors need not solicit the acceptances of the Second Amended Plan of such unimpaired Claims. Holders of Equity Interest and Equity Interest-Related Claims will neither receive not retain any property or rights under the Second Amended Plan and, as such, are deemed to have rejected the Second Amended Plan and the Debtors need not solicit their votes.

      7.   Voting Procedures

           (a) Submission of Ballots

           All Creditors entitled to vote will be sent a Ballot, together with instructions for voting, a copy of this approved Disclosure Statement and a copy of the Second Amended Plan.

You should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that was sent with this Disclosure Statement. You should complete your Ballot and return it to:

                           Arthur Andersen, LLP
                           Attention:  Jeffrey A. Truitt
                           633 West Fifth Street
                           Los Angeles, California   90071
                           Telephone Number:  (213) 614-1638
                           Facsimile Number:  (213) 614-8474

        TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ADDRESS LISTED ABOVE BY 5:00 P.M. PACIFIC TIME, ON _____________.

          (b)  Incomplete Ballots

          Unless otherwise ordered by the Bankruptcy Court, Ballots which are signed, dated and timely received, but on which a vote to accept or reject the Second Amended Plan has not been indicated, will not be counted as a vote on the Second Amended Plan.

          (c)  Withdrawal of Ballots

          A Ballot may not be withdrawn or changed after it is cast unless the Bankruptcy Court permits you to do so after notice and a hearing to determine whether sufficient cause exists to permit the change.

          (d). Questions and lost or damaged Ballots

     If you have any questions concerning these voting procedures, if your Ballot is damaged or lost or if you believe you should have received a Ballot but did not receive one, you may




 . . .
 . . .
 . . .

      contact:
                           Gordon & Silver, Ltd.
                           3800 Howard Hughes Parkway, 14th Floor
                           Las Vegas, Nevada 89109
                           Telephone Number:(702) 796-5555
                           Facsimile Number:(702) 369-2666
                           Attn: Thomas H. Fell, Esq.

XVII.  ALTERNATIVES TO THE SECOND AMENDED PLAN

     The Debtors believe that the Second Amended Plan provides Creditors, the holders of Equity Interest-Related Claims and holders of Equity Interests the best and most complete form of recovery available. As a result, the Debtors believe that the Second Amended Plan serves the best interests of all Creditors and parties in interest in the Chapter 11 Cases. Nevertheless, there are, at least theoretically, several alternatives to the Second Amended Plan.

A.   ALTERNATIVE PLANS OF REORGANIZATION

     Under the Bankruptcy Code, a debtor has an exclusive period of one hundred twenty (120) days and an additional vote solicitation period of sixty (60) days from the entry of the order for relief during which time, assuming that no trustee has been appointed by the Bankruptcy Court, only a debtor may propose and confirm a plan. By virtue of the filing of the Joint Plan on January 27, 1997, the exclusivity period was initially extended to July 25, 1997. By order
of the Bankruptcy Court, this was extended to November 28, 1997.   After the
expiration of this one hundred eighty (180) day period and any extensions thereof, the Debtors or any other party in interest may propose a different plan provided the exclusivity period is not further extended by the Bankruptcy Court. Such an alternative plan might involve either a reorganization and continuation of Debtors' business, an orderly liquidation of their assets or some combination thereof.

     In formulating and developing the Second Amended Plan, the Debtors have explored numerous other alternatives and engaged in an extensive negotiation process with principal Creditors. The Debtors believe not only that the Second Amended Plan, as described herein, fairly adjusts the rights of various Classes of Creditors and enables the Creditors to realize the greatest sum possible under the circumstances, but also that rejection of the Second Amended Plan in favor of some theoretical alternative method of reconciling the Claims and Equity Interests of the various Classes will require, at the very least, an extensive and time-consuming negotiation process and will not result in a better recovery for any Class. It is not atypical for bankruptcy proceedings involving substantial entities to continue for months or years before a plan of reorganization is consummated and payments are made.

B.   LIQUIDATION UNDER CHAPTER 7

     If a plan cannot be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under Chapter 7, in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their Creditors and Equity Interest holders in accordance with the priorities established by the Bankruptcy Code. For a discussion of the effect that a Chapter 7 liquidation would have on the recovery by Creditors, see Section XVI(B)(1) "Confirmation of the Second Amended Plan -- Best Interest of Creditors and Liquidation Analysis."

     As previously stated, the Debtors believe that a liquidation under Chapter 7 would result in a substantially reduced recovery of funds by their Estates because of: (i) an enormous loss of value resulting from the possible revocation of gaming and regulatory licenses; (ii) a significant loss of value resulting from the possible authorization by the Gaming Authorities of a trustee who would be authorized to operate the Estate and could be authorized to sell the Stratosphere

Hotel & Casino if Gaming Corp.'s gaming license is revoked and the additional Administrative Expenses and fees which would be incurred by such trustee and other professionals employed by it; (iii) additional Administrative Expenses involved in the appointment of a trustee for the Debtors and attorneys and other professionals to assist such trustee; (iv) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. Accordingly, the Debtors believe that holders of certain classes of Claims may be expected to receive substantially smaller distributions pursuant to a Chapter 7 liquidation than under the Second Amended Plan.

C.    PREFERENCES AND ADVERSARY ACTIONS

      A bankruptcy trustee (or the entity as debtor-in-possession) may avoid as a preference a transfer of property made by a debtor to a creditor on account of an antecedent debt while a debtor was insolvent, where that creditor receives more than it would have received in a liquidation of the entity under Chapter 7 of the Bankruptcy Code had the payment not been made, if (i) the payment was made within ninety (90) days before the date the bankruptcy case was commenced; or (ii) if the creditor is found to have been an "insider" as defined in the Bankruptcy Code within one (1) years before the commencement of the bankruptcy case. A debtor is presumed to have been insolvent during the ninety (90) days proceeding the commencement case. Debtors are reviewing payments by them on account of antecedent debts made within ninety (90) days before the commencement of the Reorganization Cases, and based upon such review and the defenses to preference actions under the Bankruptcy Code, Debtors will determine whether the pursuit of such actions would be cost effective or have a materially impact on Creditors' recoveries. At this time, Debtors are only aware and intend to pursue the matters set forth below.

     1. Grand Casinos, Inc.

     As part of the issuance of the Original First Mortgage Notes and as an inducement to their purchase, Grand executed a Completion Guarantee dated March 9, 1995 ("Completion Guarantee"). The Completion Guarantee provided that Grand would expend Fifty Million Dollars ($50,000,000) towards making the Stratosphere Hotel & Casino operational. Grand was only required to expend up to Fifty Million Dollars ($50,000,000) in the event that, and to the extent that, there were not sufficient available funds which Stratosphere could use for such purpose in accordance with the terms of the Completion Guarantee. Any funds advanced by Grand pursuant to the Completion Guarantee became an unsecured and subordinated debt of Debtors.

     On or about September 30, 1996, Stratosphere demanded that Grand advance the balance of the Completion Guarantee funds. Grand required as a condition precedent to the advancement that Stratosphere pay the sum of no less than Three Million Three Hundred Twenty-Eight Thousand One Hundred Seventy-Five and 81/100 ($3,328,175.81) outstanding to Grand Electronics and Media, Inc. ("Grand Electronics") (a Grand Affiliate) for past-due purchases and services rendered and the sum of Two Million, Three Hundred Eighteen Thousand, Eight Hundred Seventy-Three Dollars and 43/100 ($2,318,873.43) as reimbursement for past-due expenses and consulting fees due under the Management and Development Agreement dated July 7, 1994, between Grand and Gaming Corp. The Debtors paid no less than Three Million Three Hundred Twenty-Eight Thousand One Hundred Seventy-Five and 81/100 ($3,328,175.81),
to Grand Electronics from October 11, 1996 through January 13, 1997. Stratosphere also paid Two Million, Three Hundred Eighteen Thousand, Eight Hundred Seventy-Three Dollars and 43/100 ($2,318,873.43) to Grand on October 10, 1996 pursuant to a Letter Agreement dated September 27, 1996 wherein the parties agreed that the Two Million, Three Hundred Eighteen Thousand, Eight Hundred Seventy-Three Dollars and 43/100 ($2,318,873.43) would either be advanced back to the Debtors as a loan or refunded no later than November 5, 1996. To date, Grand has not complied with the September 27, 1996 Letter Agreement.

     2. Adversary Action Against Mr. Robert Stupak

     On or about November 15, 1993, Grand, Mr. Stupak, Stratosphere and Bob Stupak Enterprises, Inc. ("BSE") entered into a Letter Agreement (the "1993 Agreement") whereby Mr. Stupak irrevocably granted to Grand or its assignee an option (the "Option") to purchase assets of Vegas World as more fully described in the November 1994 Asset Purchase Agreement.

     On or about June 1, 1994, Grand assigned and Stratosphere accepted the assignment to exercise the original option to purchase the assets of Vegas World subject to certain modifications (the "Assignment"). Mr. Stupak acknowledged and consented to the Assignment.

     The Asset Purchase Agreement was executed in November, 1994 with Mr. Stupak as seller and Stratosphere as buyer pursuant to which Mr. Stupak agreed to sell, transfer and convey and Stratosphere agreed to purchase from Mr. Stupak for the sum of Fifty Million, Five Hundred Thousand Dollars ($50,500,000) all of the assets of Vegas World excluding gambling markers, liquor, cigarette and foods inventory, gifts to satisfy the Vacation Packages and deposits. The Asset Purchase Agreement also excluded any and all liabilities of Mr. Stupak, any affiliate of Mr.

Stupak including but not limited to Las Vegas Vacation Club, Inc. or Vegas World regarding the purchase of the prepaid Vacation Package Obligations.

     As part of the Asset Purchase Agreement, the parties entered into an Assumption Agreement whereby Stratosphere assumed certain contracts set forth on Exhibit "A" thereto (the "Assumption Agreement") and the Assumption Agreement specifically stated that Mr. Stupak would be solely liable for the excluded liabilities as defined in the Asset Purchase Agreement. The Vacation Package Obligations were an excluded liability.

     In order to fund Mr. Stupak's obligations with regard to the Vacation Package Obligations, Stratosphere and Mr. Stupak entered into an Escrow Agreement with First Interstate Bank of Nevada, N.A. as the escrow agent (the "Escrow Agreement") which acknowledged that Mr. Stupak had established an escrow of seven million (7,000,000) shares of Stratosphere common stock, .01 par value per share beneficially owned by Mr. Stupak. Mr. Stupak was required to deposit with the escrow agent, as needed, additional cash and/or shares of common stock so that the value of the escrow would be equal to or greater than one hundred-fifty (150%) of the Vacation Package liabilities, if stock was used, or one hundred percent (100%) of the Vacation Package liabilities, if cash was used (the "Escrow Fund"). Mr. Stupak had the right to instruct the escrow agent to release shares from the Escrow Fund in order to sell shares or use such shares as collateral provided, however, that Mr. Stupak deposited sufficient proceeds of such sale or loan in the escrow fund.

     To date, Stratosphere is owed approximately Three Million Nine Hundred Forty-Two Thousand Dollars ($3,942,000.00) for the servicing of the Vacation Packages. It is the Debtors' intention to file an adversary proceeding in the Bankruptcy Court seeking satisfaction of this claim.

 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .
 . . .

XVIII.  RECOMMENDATION AND CONCLUSION
        -----------------------------

        The Second Amended Plan provides the best possible recovery for Creditors. Accordingly, Debtors recommend that all Creditors which are entitled to vote on the Second Amended Plan should vote to accept the Second Amended Plan.



DATED  this 5th day of November, 1997.

STRATOSPHERE CORPORATION, a         STRATOSPHERE GAMING CORP., a
Delaware corporation                Nevada corporation

By:         [SIG]                  By:            [SIG]
     ----------------------              --------------------------

Its:        EX VP                  Its:           EX VP
     ----------------------              --------------------------

Prepared and submitted by:

GORDON & SILVER, LTD.



By:  Thomas H. Fell
     ----------------------


GERALD M. GORDON, ESQ.
Nevada Bar No. 229
THOMAS H. FELL, ESQ.
Nevada Bar No. 3717
3800 Howard Hughes Parkway
Fourteenth Floor
Las Vegas, Nevada  89109
Attorneys for Debtors

                                  EXHIBIT A

GORDON & SILVER, LTD.
GERALD M. GORDON, ESQ.
Nevada Bar No. 229
THOMAS H. FELL, ESQ.
Nevada Bar No.  3717
3800 Howard Hughes Parkway
14th Floor
Las Vegas, Nevada 89109
Tel:   (702) 796-5555

Counsel to STRATOSPHERE CORPORATION
and STRATOSPHERE GAMING CORP.,
Debtors-In-Possession

                     IN THE UNITED STATES BANKRUPTCY COURT

                           FOR THE DISTRICT OF NEVADA


In re:                    )
                          )
STRATOSPHERE CORPORATION, )              In Proceedings Under Chapter 11
  a Delaware corporation, )              CASE NO. 97-20554 GWZ
                          )              (Joint Administration Only)
     Debtor.              )              CASE NO. 97-20555 GWZ
__________________________)
In re:                    )
                          )
STRATOSPHERE GAMING CORP.,)
 a Nevada corporation,    )
                          )
     Debtor.              )
__________________________)


               DEBTORS' SECOND AMENDED PLAN OF REORGANIZATION

                               TABLE OF CONTENTS

1.      DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME         2

      1.1. Definitions                                                       2
            1.1.1. Administrative Claim                                      2
            1.1.2. Administrative Claim Bar Date                             2
            1.1.3. Affiliate                                                 3
            1.1.4. Allowed Claim                                             3
            1.1.5. Alternative Transactions Proposal                         3
            1.1.6. Amended Capital Lease Agreement                           3
            1.1.7. Amended Heller Capital Lease                              3
            1.1.8. Amended Participation Agreement                           4
            1.1.9. American Real Estate Partners, L.P.                       4
            1.1.10. Avoidance Actions                                        4
            1.1.11. Ballot                                                   4
            1.1.12. Bankruptcy Code                                          4
            1.1.13. Bankruptcy Court                                         4
            1.1.14. Bankruptcy Rules                                         4
            1.1.15. Board of Directors                                       4
            1.1.16. Bar Date                                                 4
            1.1.17. Business Day                                             4
            1.1.18. Capital Lease Bank Group                                 5
            1.1.19. Capital Lease Claims                                     5
            1.1.20. Cash                                                     5
            1.1.21. Chapter 11 Cases                                         5
            1.1.22. Claim                                                    5
            1.1.23. Class                                                    5
            1.1.24. Confirmation                                             5
            1.1.25. Confirmation Date                                        5
            1.1.26. Confirmation Hearing                                     5
            1.1.27. Confirmation Order                                       6
            1.1.28. Contingent Claim                                         6
            1.1.29. Creditor                                                 6
            1.1.30. Creditors' Committee                                     6
            1.1.31. Cure                                                     6
            1.1.32. Debt Instrument                                          6
            1.1.33. Debtors                                                  6
            1.1.34. Disbursing Agent                                         6
            1.1.35. Disclosure Statement                                     6
            1.1.36. Disputed Claim                                           7
            1.1.37. Disputed Equity Interest                                 7
            1.1.38. Distribution Date                                        7
            1.1.39. Distribution Record Date                                 7
            1.1.40. Effective Date                                           7

            1.1.41. Effective Date Cash                                      7
            1.1.42. Equity Interest                                          7
            1.1.43. Equity Interest - Related Claim                          8
            1.1.44. Estate                                                   8
            1.1.45. Final Order                                              8
            1.1.46. First Security                                           8
            1.1.47. Gaming Authorities                                       8
            1.1.48. Gaming Board                                             8
            1.1.49. Gaming Commission                                        8
            1.1.50. Gaming Corp                                              8
            1.1.51. Gaming Corp. Common Stock                                8
            1.1.52. General Unsecured Claim                                  8
            1.1.53. Grace Bros. Ltd                                          8
            1.1.54. Grand                                                    8
            1.1.55. Grand Subordinated Claim                                 8
            1.1.56. Heller                                                   9
            1.1.57. Heller Capital Lease                                     9
            1.1.58. Heller Capital Lease Claims                              9
            1.1.59. High River Limited Partnership                           9
            1.1.60. Indenture Trustee                                        9
            1.1.61. Interim Management Agreement                             9
            1.1.62. IRS                                                      9
            1.1.63. Majority Original Holders                                9
            1.1.64. New Common Stock                                         9
            1.1.65. Noteholder Committee                                     9
            1.1.66. Notice and a Hearing                                    10
            1.1.67. Old Common Stock                                        10
            1.1.68. Original Capital Lease Agreement                        10
            1.1.69. Original First Mortgage Indenture                       10
            1.1.70. Original First Mortgage Notes                           10
            1.1.71. Original First Mortgage Security Documents              10
            1.1.72. Original Participation Agreement                        10
            1.1.73. Original Subordination Agreement                        10
            1.1.74. Original Subsidiary Guarantee                           10
            1.1.75. Person                                                  10
            1.1.76. Petition Date                                           11
            1.1.77. Phase II                                                11
            1.1.78. Plan                                                    11
            1.1.79. Plan Distributed Cash                                   11
            1.1.80. Plan Supplement                                         11
            1.1.81. Preserved Ordinary Course Administrative Claim          11
            1.1.82. Priority Benefit Plan Contribution Claim                11
            1.1.83. Priority Customer Deposits Claim                        11
            1.1.84. Priority Tax Claim                                      11
            1.1.85. Priority Wage Claim                                     12
            1.1.86. Professional Fee Bar Date                               12
            1.1.87. Professional Fees                                       12

            1.1.88. Pro Rata                                                12
            1.1.89. Reclamation Claims                                      12
            1.1.90. Reinstated or Reinstatement                             12
            1.1.91. Reliable Steel Adversary Action                         13
            1.1.92. Reliable Steel Lien Claim                               13
            1.1.93. Reorganized Gaming Corp                                 13
            1.1.94. Reorganized Gaming Corp. Articles                       13
            1.1.95. Reorganized Gaming Corp. By-Laws                        13
            1.1.96. Reorganized Stratosphere                                13
            1.1.97. Reorganized Stratosphere Articles                       13
            1.1.98. Reorganized Stratosphere By-Laws                        13
            1.1.99. Schedules                                               13
            1.1.100. SEC                                                    13
            1.1.101. Secured Claim                                          13
            1.1.102. Secured Tax Claims                                     14
            1.1.103. Securities Act                                         14
            1.1.104. Stand-By Equity Commitment                             14
            1.1.105. Statutory Committee                                    14
            1.1.106. Stratosphere                                           14
            1.1.107. Stupak                                                 14
            1.1.108. Subordinated Claim                                     14
            1.1.109. Taxes                                                  14
            1.1.110. Voting Record Date                                     14

      1.2. Computation of Time                                              14

      1.3. Rules of Interpretation                                          14

2.   TREATMENT OF UNCLASSIFIED CLAIMS                                       15

      2.1. General                                                          15

      2.2. Treatment of Administrative Claims                               15
            2.2.1. Generally                                                15
            2.2.2. Requests for Payment                                     15

      2.3. Preserved Ordinary Course Administrative Claims                  15

      2.4. Allowed Priority Tax Claims                                      16

      2.5. Allowed Reclamation Claims                                       16

3.   DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS                  16

      3.1. Summary of Classification                                        17

      3.2. Specific Classification                                          17
            3.2.1. Class 1 - Priority Wage Claims                           17

            3.2.2. Class 2 - Priority Benefit Plan Contribution Claims      17
            3.2.3. Class 3 - Priority Customer Deposit Claims               17
            3.2.4. Class 4 - Secured Tax Claims                             18
            3.2.5. Class 5 - Miscellaneous Secured Claims                   18
            3.2.6. Class 6 - Original First Mortgage Note Claims            18
            3.2.7. Class 7 - Heller Capital Lease Claims                    18
            3.2.8. Class 8 - Capital Lease Claims                           18
            3.2.9. Class 9 - General Unsecured Claims                       18
            3.2.10. Class 10 - Reliable Steel Lien Claim                    18
            3.2.11. Class 11 - Gaming Corp. Common Stock                    18
            3.2.12. Class 12 - Equity Interests and Equity Interest Related
                                 Claims                                     18

4.   DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT
     IMPAIRED BY THIS PLAN                                                  18

      4.1. Class 1 - Priority Wage Claims                                   18

      4.2. Class 2 - Priority Benefit Plan Contribution Claims              19

      4.3. Class 3 - Priority Customer Deposit Claims                       19

      4.4. Class 3 - Secured Tax Claims                                     19

      4.5. Class 4 - Miscellaneous Secured Claims                           19

      4.6. Class 10 - Gaming Corp. Common Stock                             20

5.   DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND
     EQUITY INTERESTS IMPAIRED BY THIS PLAN                                 20

      5.1. Class 6 - Original First Mortgage Notes                          20
            5.1.1. Distributions                                            20
            5.1.2. Disbursing Agent                                         20
            5.1.3. Surrender of Securities or Instruments                   21
            5.1.4. Distribution Record Date                                 21
            5.1.5. Delivery of Distributions                                21
            5.1.6. Fees and Expenses                                        22
            5.1.7. Section 363 (k) Right to Credit Bid                      22

      5.2. Class 7 - Heller Capital Lease Claims                            22

      5.3. Class 7 - Capital Lease Claims                                   22

      5.4. Class 9 - General Unsecured Claims                               22

      5.5. Class 10 - Reliable Steel Lien Claim                             23

      5.6. Class 12 - Equity Interests and Equity Interests Related
                        Claims                                              23

6.   MEANS FOR IMPLEMENTATION OF PLAN                                       23

      6.1. New Common Stock                                                 23

      6.2. Cancellation of Old Common Stock                                 23

      6.3. Satisfaction and Cancellation of Original First Mortgage
           Notes and Original First Mortgage Security Documents             23

      6.4. No Fractional Shares                                             23

      6.5. Interim Management Agreement                                     24

      6.6. Phase II                                                         24

      6.7. New Certificate of Incorporation and Bylaws                      24

      6.8. No Corporate Action Required                                     25

      6.9. Directors and Officers                                           25

7.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES                               26

      7.1. Executory Contracts                                              26

      7.2. Unexpired Leases                                                 26

      7.3. Approval of Assumption or Rejection                              26

      7.4. Cure of Defaults                                                 26

      7.5. Post-Petition Date Contracts and Leases                          26

      7.6. Bar Date                                                         26

      7.7. Indemnification Obligations                                      26

8.    PRESERVATION OF LITIGATION CLAIMS                                     27

9.    EFFECTIVE DATE TRANSACTIONS                                           27

10.   CONDITIONS PRECEDENT                                                  27


      10.1. Conditions To Confirmation                                      27

      10.2. Conditions To Effectiveness                                     27

11.  TITLE TO PROPERTY; DISCHARGE; INJUNCTION                               29

      11.1. Revesting of Assets                                             29

      11.2. Discharge                                                       29

      11.3. Injunction                                                      29

      11.4. Exculpation                                                     30

12.  RETENTION OF JURISDICTION                                              30

      12.1. Jurisdiction                                                    30

13.  MODIFICATION, AMENDMENT, AND WITHDRAWAL OF PLAN; ALTERNATIVE
     TRANSACTIONS                                                           32

      13.1. Modification and Amendment                                      32
      13.2. Alternative Transactions                                        32

14.  MISCELLANEOUS                                                          33

      14.1. Filing of Objections to Claims                                  33

      14.2. Settlement of Objections After Effective Date                   33

      14.3. Effectuating Documents; Further Transactions; Timing            33

      14.4. Exemption from Transfer Taxes                                   33

      14.5. Revocation or Withdrawal of this Plan                           33

      14.6. Binding Effect                                                  34

      14.7. Governing Law                                                   34

      14.8. Intercompany Claims                                             34

      14.9. Modification of Payment Terms                                   34

      14.10. Providing for Claims Payment                                   34

      14.11. Set Offs                                                       34

      14.12. Notices                                                        35

      14.13. Statutory Committee                                            36

      14.14. Severability                                                   36

      14.15. Withholding and Reporting Requirements                         36

      14.16. Post Confirmation Reporting                                    37

      14.17. Cramdown                                                       37

     Stratosphere Corporation ("Stratosphere") and Stratosphere Gaming Corp. ("Gaming Corp."), the debtors and debtors-in-possession in the above-captioned Chapter 11 reorganization cases (collectively, the "Debtors") jointly propose this Second Amended Plan of Reorganization ("Plan") for the resolution of the Debtors' outstanding Claims and Equity Interests (as these terms are defined herein). All creditors and other parties-in-interest should refer to the Disclosure Statement (as this term is defined herein) for a discussion of the Debtors' history, business, properties, results of operations and financial projections for future operations and for a summary and analysis of this Plan and certain related matters.

      ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THIS PLAN, THE DISCLOSURE STATEMENT AND THE RELATED SOLICITATION MATERIALS IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

     Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Article 13 to this Plan, the Debtors expressly reserve the right to alter, amend or modify this Plan, one or more times before its substantial consummation.

1.   DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

      1.1. DEFINITIONS. For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article 1. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine. As used in this Plan, the following terms shall have the meanings specified below:

           1.1.1. ADMINISTRATIVE CLAIM. A Claim for any cost or expense of administration of the Chapter 11 Cases allowed under Sections 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (i) fees payable pursuant to Section 1930 of Title 28 of the United States Code; (ii) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases; and
                 (iii) all Professional Fees approved by the Bankruptcy Court pursuant to interim and final allowances. To the extent that a Claim is allowed as an Administrative Claim pursuant to
                 Section 365(d)(3) of the Bankruptcy Code, such Claim shall also be deemed an "Administrative Claim" under this section.

           1.1.2. ADMINISTRATIVE CLAIM BAR DATE. The date or dates established by the

                 Bankruptcy Court for the filing of Administrative Claims, excepting therefrom Claims for Professional Fees and Preserved Ordinary Course Administrative Claims.

           1.1.3. AFFILIATE. This term will refer to and mean with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and, with respect to any specified natural Person, any other Person having a relationship by blood, marriage or adoption not more remote than first cousins with such natural Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

           1.1.4. ALLOWED CLAIM. Any Claim, or any portion thereof, against the Debtors: (i) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed to be filed on or before the Bar Date, Administrative Claim Bar Date or the Professional Fee Bar Date, as the case may be, for filing proofs of Claim or requests for payment for Claims of such type against the Debtors; (ii) if no proof of Claim is filed, which has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; or (iii) that is allowed in any contract, instrument, indenture or other agreement entered into in connection with this Plan and, in any case, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court. The term "Allowed," when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in any such Class) that is so allowed, e.g. an "Allowed Secured Claim" is a Claim that has been allowed to the extent of the value, as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, of any interest in property of the Estate of the Debtors securing such Claim.

           1.1.5. ALTERNATIVE TRANSACTION PROPOSAL. A written restructuring proposal that is received by the Debtors prior to the Confirmation Hearing as an alternative to this Plan.

           1.1.6. AMENDED CAPITAL LEASE AGREEMENT. The Amended and Restated Lease Agreement to be entered into on the Effective Date by Reorganized Gaming Corp. and First Security, which is one of the documents pursuant to which the Capital Lease Claims will be restructured. The Amended Capital Lease Agreement shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

           1.1.7. AMENDED HELLER CAPITAL LEASE.  The Amended and Restated

                 Lease Agreement Intended As Security Agreement to be entered into on the Effective Date by Reorganized Gaming Corp. and Heller, pursuant to which the Heller Capital Lease Claims will be restructured. The Amended Heller Capital Lease shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

           1.1.8. AMENDED PARTICIPATION AGREEMENT. The Amended and Restated Participation Agreement to be entered into on the Effective Date by Reorganized Stratosphere, Reorganized Gaming Corp., First Security, and the Capital Lease Bank Group, which is one of the documents pursuant to which the Capital Lease Bank Claims will be restructured. The Amended Participation Agreement shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

           1.1.9. AMERICAN REAL ESTATE PARTNERS, L.P.   American Real Estate
                 Partners, L.P., a Delaware limited partnership.

           1.1.10. AVOIDANCE ACTIONS.   This term refers to and means those
                 actions preserved for the Estates set forth in Sections 542, 543, 544, 545, 547, 548 and 549 of the Bankruptcy Code.

           1.1.11. BALLOT. The form of ballot or ballots that will be distributed with the Disclosure Statement to holders of Claims entitled to vote under this Plan in connection with solicitation of acceptances of this Plan.

           1.1.12. BANKRUPTCY CODE. The Bankruptcy Reform Act of 1978, Title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended, 11 U.S.C. Section
                 Section  101 et seq.

           1.1.13. BANKRUPTCY COURT.  The Bankruptcy Court of the United
                 States District Court for the District of Nevada or such other court as may have jurisdiction over the Chapter 11 Cases.

           1.1.14. BANKRUPTCY RULES. Collectively, the Federal Rules of Bankruptcy Procedure, the local rules of the Bankruptcy Court and the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases, as now in effect or hereinafter amended.

           1.1.15. BOARD OF DIRECTORS.   This term refers to and means the
                 duly constituted and acting directors of Stratosphere.

           1.1.16. BAR DATE. The date or dates established by the Bankruptcy Court for the filing of proofs of Claim for all Creditors, including the holders of Reclamation Claims, if any, excepting therefrom, Administrative Claims, Preserved Ordinary Course Administrative Claims, and Claims for Professional Fees.

           1.1.17. BUSINESS DAY. Any day other than a Saturday, Sunday or other

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                 day on which commercial banks in Clark County, Nevada
                 are authorized or required by law to close.

          1.1.18. CAPITAL LEASE BANK GROUP. Collectively, Bank of Scotland, Wells Fargo Bank, National Association (successor by merger to First Interstate Bank of Nevada), Societe Generale, Credit Lyonnais (Los Angeles Branch), BA Leasing and Capital Corporation, First Security, The CIT Group/Equipment Financing, Inc., United States National Bank of Oregon, The First National Bank of Boston, Imperial Bank, and Trustmark National Bank and their respective successors and assigns.

          1.1.19. CAPITAL LEASE CLAIMS. Any and all indebtedness of the Debtors to First Security and the Capital Lease Bank Group arising out of or evidenced by: (i) the Original Participation Agreement; (ii) the Original Capital Lease Agreement; (iii) that certain Loan Agreement dated as of April 29, 1996; (iv) that certain Standstill and Amendment Agreement dated as of October 31, 1996; and (v) any and all loan and security documents, including, but not limited to, Debt Instruments, evidencing, securing, or relating in any way to such Capital Lease Claims.

          1.1.20. CASH. Currency, checks, negotiable instruments and wire transfers of immediately available funds.

          1.1.21. CHAPTER 11 CASES. The cases under Chapter 11 of the Bankruptcy Code in which Stratosphere and Gaming Corp. are the debtors and debtors-in-possession pending before the Bankruptcy Court, including all adversary proceedings pending in connection therewith.

          1.1.22. CLAIM. Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured arising at any time before the Effective Date or relating to any event that occurred before the Effective Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          1.1.23. CLASS. A category of holders of Claims, Equity Interests or Gaming Corp. Common Stock as classified in this Plan.

          1.1.24. CONFIRMATION. The entry by the Bankruptcy Court of the Confirmation Order.

          1.1.25. CONFIRMATION DATE. The date upon which the Bankruptcy Court enters the Confirmation Order confirming this Plan.

          1.1.26. CONFIRMATION HEARING.  The duly noticed hearing held by the

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                 Bankruptcy Court on confirmation of this Plan pursuant to
                 Section 1128 of the Bankruptcy Code. The Confirmation Hearing may be adjourned by the Bankruptcy Court from time to time without further notice other than the announcement of the adjourned date at the Confirmation Hearing.

          1.1.27. CONFIRMATION ORDER. The order entered by the Bankruptcy Court confirming this Plan.

          1.1.28. CONTINGENT CLAIM. A Claim which is either contingent or unliquidated on or immediately before the Confirmation Date.

          1.1.29. CREDITOR. Any holder of a Claim, whether or not such Claim is an Allowed Claim, encompassed within the statutory definition set forth in Section 101(a) of the Bankruptcy Code.

          1.1.30. CREDITORS' COMMITTEE. Any Official Committee of General Unsecured Creditors appointed by the United States Trustee in the Chapter 11 Cases pursuant to Section 1102(a)(1) of the Bankruptcy Code.

          1.1.31. CURE. The distribution on the Effective Date or as soon thereafter as practicable of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

          1.1.32. DEBT INSTRUMENT. A debenture, bond, promissory note, note or other transferable instrument or document evidencing any payment obligation.

          1.1.33. DEBTORS. Collectively, Stratosphere and Gaming Corp., as the debtors-in-possession in the Chapter 11 Cases, pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

          1.1.34. DISBURSING AGENT. Reorganized Stratosphere or such other Person as may be retained by the Reorganized Stratosphere and approved by the Bankruptcy Court, to hold and distribute certain consideration to the holders of Unclassified Claims and Allowed Claims in Classes 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10 of this Plan. With respect to distributions to the holders of Original First Mortgage Notes as part of Class 6, the Indenture Trustee shall be the Disbursing Agent.

          1.1.35. DISCLOSURE STATEMENT. The written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

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


          1.1.36. DISPUTED CLAIM. A Claim which is: (i) subject to timely objection interposed by the Debtors or any party in interest entitled to file and prosecute such objection in the Chapter 11 Cases, if at such time such objection remains unresolved;
                 (ii) a Claim that is listed by the Debtors as disputed, unliquidated or contingent in the Schedules; or (iii) if no objection has been timely filed, a Claim which has been asserted in a timely filed proof of Claim in an amount greater than or in a Class different than that listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code. The term "Disputed", when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in such Class) that is a Disputed Claim as defined herein. In the event there is a dispute as to classification or priority of a Claim, it shall be considered a Disputed Claim in its entirety. Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to allocations and distributions under this Plan.

          1.1.37. DISPUTED EQUITY INTEREST. An Equity Interest which is the subject of a timely objection interposed by the Debtors, or any party in interest entitled to file and prosecute any such objection in the Chapter 11 Cases, if at such time such objection remains unresolved.

          1.1.38. DISTRIBUTION DATE. The date, occurring as soon as practicable after the Effective Date, upon which distributions are made to holders of Allowed Claims under this Plan.

          1.1.39. DISTRIBUTION RECORD DATE. The date or dates established by the Bankruptcy Court, which shall be the Record Date or Dates for determining the holders of the Original First Mortgage Notes entitled to receive distributions under this Plan in Class 6, Class 9 and Class 10.

          1.1.40. EFFECTIVE DATE.   The last to occur of: (i) the first
                 Business Day that is at least eleven (11) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect and (ii) the Business Day on which all of the conditions set forth in Article 12 to this Plan shall have been satisfied or waived.

          1.1.41. EFFECTIVE DATE CASH.   All Cash of the Debtors on the
                 Effective Date prior to distribution or reservation of any amounts under this Plan.

          1.1.42. EQUITY INTEREST.  Any interest in Stratosphere, including
                 Old Common Stock, represented by any class or series of common or preferred stock issued by Stratosphere prior to the Effective Date and any warrants, options or rights to purchase any such common or preferred stock.

          1.1.43. EQUITY INTEREST - RELATED CLAIM. Any Claim arising from the rescission of a purchase or sale of an Equity Interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such Claim.

          1.1.44. ESTATE. Collectively, the estates created for the Debtors in the Chapter 11 Cases, pursuant to Section 541 of the Bankruptcy Code.

          1.1.45. FINAL ORDER. An order or judgment which has not been reversed, stayed, modified or amended and is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review or rehearing shall then be pending.

          1.1.46. FIRST SECURITY. First Security Trust Company of Nevada, and its successors and assigns.

          1.1.47. GAMING AUTHORITIES. Collectively, the Gaming Board, the Gaming Commission, and any other regulatory agency having the authority to regulate the gaming activities of the Debtors.

          1.1.48. GAMING BOARD. The State of Nevada Gaming Control Board established pursuant to Nev. Rev. Stat Section 463.010, et seq., as amended from time to time.

          1.1.49. GAMING COMMISSION. The State of Nevada Gaming Commission established pursuant to Nev. Rev. Stat. Section 463.010, et seq., as amended from time to time.

          1.1.50. GAMING CORP. Stratosphere Gaming Corp., a Nevada corporation, one of the debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

          1.1.51. GAMING CORP. COMMON STOCK. All of the common stock issued by Gaming Corp. and held by Stratosphere, including, if applicable, any warrants, options, or rights to purchase any such common stock.

          1.1.52. GENERAL UNSECURED CLAIM. A Claim not secured by a charge against or interest in property in which the Debtors' Estate has an interest.

          1.1.53. GRACE BROS. LTD.  Grace Brothers Ltd.

          1.1.54. GRAND. Grand Casinos, Inc., a Minnesota corporation, and Affiliates (other than Debtors and their subsidiaries).

          1.1.55. GRAND SUBORDINATED CLAIM. Any and all indebtedness of Stratosphere and Gaming Corp. to Grand, including but not limited to, that indebtedness arising out of or evidenced by:
                 (i)  that certain Notes



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

                 Completion Guarantee in the original amount of $50,000,000, dated as of March 9, 1995; (ii) that certain Completion Guarantor Subordination Agreement dated as of March 9, 1995;
                 (iii) any and all subordinated notes issued to Grand by Stratosphere from time to time; and (iv) any other loan and security documents, including, but not limited to Debt Instruments, evidencing, securing, or relating to such obligations and Claims. In accordance with the Original Subordination Agreement, the Grand Subordinated Claim is owned by the Indenture Trustee for the benefit of the holder of Original First Mortgage Notes.

          1.1.56. HELLER. Heller Financial Group, Inc., a Delaware corporation.

          1.1.57. HELLER CAPITAL LEASE. The Lease Intended As Security dated as of June 28, 1996 between Gaming Corp. and Heller.

          1.1.58. HELLER CAPITAL LEASE CLAIMS. Any and all indebtedness of the Debtors to Heller arising out of or evidenced by: (i) the Heller Capital Lease; and (ii) any and all loan and security documents, including, but not limited to Debt Instruments, evidencing, securing, or relating in any way to such Heller Capital Lease.

          1.1.59. HIGH RIVER LIMITED PARTNERSHIP.   High River Limited
                 Partnership, a Delaware limited partnership.

          1.1.60. INDENTURE TRUSTEE. IBJ Schroder Bank and Trust Company, as Successor Trustee to American National Bank Association, or such other successor trustee under the Original First Mortgage Indenture.

          1.1.61. INTERIM MANAGEMENT AGREEMENT.  The management agreement which (subject to requisite Gaming Authority approvals) may be entered into prior to the Effective Date by Stratosphere and Gaming Corp. and an entity to be named by Stratosphere with or
                 without the Majority Original Holders   assistance and consent
                 pursuant to which the day-to-day operations of Debtors shall be managed until the Effective Date. The Interim Management Agreement shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

          1.1.62. IRS.  The Internal Revenue Service.

          1.1.63. MAJORITY ORIGINAL HOLDERS. As of the date of the filing of the Plan High River Limited Partnership, American Real Estate Partners, L.P and Grace Bros. Ltd. and any successor or assigns.

          1.1.64. NEW COMMON STOCK. The authorized shares of common stock of Reorganized Stratosphere, per value of $.01 per share.

          1.1.65. NOTEHOLDER COMMITTEE. The committee appointed by the United States Trustee pursuant to Section 1102(a)(2) of the Bankruptcy Code


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

                 comprised of certain holders of the Original First Mortgage Notes and the Indenture Trustee.

          1.1.66. NOTICE AND A HEARING. This phrase shall have the same meaning as provided for in Section 102(1) of the Bankruptcy Code.

          1.1.67. OLD COMMON STOCK. The shares of common stock, $.01 par value, of Stratosphere issued and outstanding immediately prior to the Effective Date, and all options, warrants and similar rights, whether contractual or otherwise, to acquires such shares of common stock, and all shares or other securities convertible or otherwise exchangeable into such shares of common stock.

          1.1.68. ORIGINAL CAPITAL LEASE AGREEMENT. The Lease Agreement, dated as of April 29, 1996, between Gaming Corp., as Lessee, and First Security, as Lessor.

          1.1.69. ORIGINAL FIRST MORTGAGE INDENTURE. The Indenture dated as of March 9, 1995, among Stratosphere, Gaming Corp., and IBJ Schroder Bank and Trust Company, as Successor Trustee to American National Bank Association, pursuant to which the Original First Mortgage Notes were issued by Stratosphere.

          1.1.70. ORIGINAL FIRST MORTGAGE NOTES. The 14-1/4% First Mortgage Notes due 2002 with Contingent Interest, in the original principal amount of $203,000,000, issued by Stratosphere under the Original First Mortgage Indenture.

          1.1.71. ORIGINAL FIRST MORTGAGE SECURITY DOCUMENTS.   This term
                 will refer to and mean the deed of trust, security agreement, financing statements and fixture filings dated as of March 9, 1995 and all other documents executed by Debtors pursuant to the Original First Mortgage Indenture to secure the obligations evidenced by the Original First Mortgage Notes.

          1.1.72. ORIGINAL PARTICIPATION AGREEMENT Agreement dated as of April 29, 1996, among Stratosphere, Gaming Corp., First Security and the Capital Lease Bank Group.

          1.1.73. ORIGINAL SUBORDINATION AGREEMENT. The Subordination Agreement dated as of March 9, 1995 between Grand and the Indenture Trustee.

          1.1.74. ORIGINAL SUBSIDIARY GUARANTEE. The guarantee by Gaming Corp. of the obligations of Stratosphere under the Original First Mortgage Notes, which guarantee is set forth in Section
                 11.01 of the Original First Mortgage Notes Indenture.

          1.1.75. PERSON. An individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a joint venture, an


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


                 estate, a trust, an unincorporated organization or a government, governmental unit or any subdivision thereof or any other entity.

          1.1.76. PETITION DATE. The date (i.e., January 27, 1997) on which the Debtors filed their voluntary petition commencing the Chapter 11 Cases.

          1.1.77. PHASE II. Stratosphere's planned construction of additional facilities and improvements to existing facilities, at its resort complex located in Las Vegas, Nevada, consisting (subject to the final determination of Reorganized Stratosphere) of: (i) completion of construction of a new guest room tower of approximately 1,000 bays, including the acquisition of all necessary furniture, fixtures and equipment; (ii) completion of recreation and swimming pool facilities; (iii) landscape and hardscape at areas adjacent to the new guest tower, including facade upgrade of floors one through three; (iv) landscape and fencing at site of proposed aquarium building; (v) mechanical connection and piping from the existing Phase I central plant; and (vi) renovation of existing resort facilities, including baggage storage, gift shop and gift kiosk remodel, Sister's Coffee Shop remodel, tower queue remodel, and porte cochere modifications.

          1.1.78. PLAN. This Second Amended Plan of Reorganization, either in its present form or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed hereto or referenced herein and the Plan Supplement.

          1.1.79. PLAN DISTRIBUTED CASH. The Cash to be paid pursuant to this Plan to the holders of Allowed Claims in all Classes and Allowed unclassified Claims hereunder.

          1.1.80. PLAN SUPPLEMENT. The supplement filed with the Bankruptcy Court which contains additional exhibits to this Plan. The Plan Supplement shall be a part of this Plan as if such exhibits were set forth more fully herein.

          1.1.81. PRESERVED ORDINARY COURSE ADMINISTRATIVE CLAIM. Administrative Claims that are based on liabilities incurred by the Debtors in the purchase, lease or use of goods and services in the ordinary course of their business, including, but not limited to, Administrative Claims due on account of services provided to the Debtors after the Petition Date.

          1.1.82. PRIORITY BENEFIT PLAN CONTRIBUTION CLAIM. Any Claim entitled to priority in payment under Section 507(a)(4) of the Bankruptcy Code.

          1.1.83. PRIORITY CUSTOMER DEPOSITS CLAIM. Any Claim entitled to priority in payment under Section 507(a)(6) of the Bankruptcy Code.

          1.1.84. PRIORITY TAX CLAIM. Any Claim entitled to priority in payment under Section 507(a)(7) of the Bankruptcy Code.


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

          1.1.85. PRIORITY WAGE CLAIM. Any Claim entitled to priority in payment under Section 507(a)(3) of the Bankruptcy Code.

          1.1.86. PROFESSIONAL FEE BAR DATE. The date, as set by order of the Bankruptcy Court, on or before which applications for compensation or expense reimbursement, including Professional Fees receivable pursuant to Section 503(b), must be filed with the Bankruptcy Court.

          1.1.87. PROFESSIONAL FEES. The Administrative Claims for compensation and reimbursement submitted pursuant to Sections 330, 331 or 503(b) of the Bankruptcy Code of Persons: (i) employed pursuant to an order of the Bankruptcy Court under Sections 327 or 1103 of the Bankruptcy Code; or (ii) for whom compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b) of the Bankruptcy Code, including, but not limited to, reasonable professional fees and expenses incurred by the Indenture Trustee and counsel to the Indenture Trustee, that are not otherwise satisfied in accordance with other provisions of this Plan.

          1.1.88. PRO RATA. The ratio of an Allowed Claim or Allowed Equity Interest in a particular class to the aggregate amount of all such Allowed Claims or Allowed Equity Interests in any such Class.

          1.1.89. RECLAMATION CLAIMS. Any Claim against the Debtors by any Person arising out of the sale of goods to the Debtors, in the ordinary course of such Person's business, provided that such Person has otherwise satisfied the requirements of Section 546(c) of the Bankruptcy Code and the Uniform Commercial Code, as applicable.

          1.1.90. REINSTATED OR REINSTATEMENT. These terms shall mean: (i) leaving unaltered the legal, equitable and contractual rights of the holder of a Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code; or
                 (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (a) Curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain

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


                 transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required in order to accomplish Reinstatement.

          1.1.91. RELIABLE STEEL ADVERSARY ACTION. The adversary action commenced by Reliable Steel, Inc. before the Bankruptcy Court, being Case No. 97-20554-GWZ to foreclosure upon the Reliable Steel Lien Claim.

          1.1.92. RELIABLE STEEL LIEN CLAIM. The Claim of Reliable Steel, Inc. for $249,322.85 plus interest, attorneys fees and additional damages subject to the Second Amended Notice and Claim of Lien recorded on January 22, 1997 and the Notice of Lien recorded on August 22, 1996, both with the County Recorder of Clark County, Nevada

          1.1.93. REORGANIZED GAMING CORP. Stratosphere Gaming Corp., a Nevada corporation, on and after the Effective Date.

          1.1.94. REORGANIZED GAMING CORP. ARTICLES. The Restated Articles of Incorporation of Reorganized Gaming Corp., which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

          1.1.95. REORGANIZED GAMING CORP. BY-LAWS. The Restated By-Laws of Reorganized Gaming Corp., which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

          1.1.96. REORGANIZED STRATOSPHERE. Stratosphere Corporation, a Delaware corporation, on and after the Effective Date.

          1.1.97. REORGANIZED STRATOSPHERE ARTICLES. The Restated Certificate of Incorporation of Reorganized Stratosphere, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

          1.1.98. REORGANIZED STRATOSPHERE BY-LAWS. The Restated By-Laws of Reorganized Stratosphere, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

          1.1.99. SCHEDULES. The schedules of assets and liabilities and any amendments thereto filed by the Debtors with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code.

          1.1.100. SEC.  The United States Securities and Exchange
                 Commission.

          1.1.101. SECURED CLAIM.   A Claim to the extent of the value of any
                 interest in property of the Estate securing such Claim or to the extent of the amount of such Claim subject to setoff in accordance with Section 553 of the Bankruptcy Code, in either case as determined pursuant to Section 506(a) of the Bankruptcy Code.

          1.1.102. SECURED TAX CLAIMS. The Claim of any state or local governmental unit which is secured by a lien upon property owned by the Debtors by operation of applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes together with statutory interests.

          1.1.103. SECURITIES ACT. The Securities Act of 1933, as amended, and the regulations promulgated thereunder.

          1.1.104. STANDBY EQUITY COMMITMENT. The Standby Equity Commitment dated March 9, 1995, by and between Stratosphere and Grand.

          1.1.105. STATUTORY COMMITTEE. Collectively, the Creditors Committee, the Noteholders Committee and any other committee appointed pursuant to Section 1102 of the Bankruptcy Code.

          1.1.106. STRATOSPHERE. Stratosphere Corporation, a Delaware corporation, one of the debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

          1.1.107. STUPAK.   Robert Stupak, individually, and Affiliates.

          1.1.108. SUBORDINATED CLAIM. Any Claim or Equity Interest subordinated, for purposes of distribution or otherwise, pursuant to Section 510 of the Bankruptcy Code.

          1.1.109. TAXES. All income, gaming, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, or governmental charges, together with any interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority.

          1.1.110. VOTING RECORD DATE. The date established by the Bankruptcy Court for purposes of voting on this Plan by holders of Allowed Claims arising out of the Original First Mortgage Notes.

      1.2. COMPUTATION OF TIME. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

      1.3. RULES OF INTERPRETATION.  For purposes of this Plan and the
           Plan Supplement only; (i) any reference in this Plan or Plan Supplement to a contract, instrument, release, indenture, or other agreement or document's being in particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (ii) any reference in this Plan or Plan Supplement to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (iii) unless otherwise specified, all references in this Plan or Plan



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           Supplement to Sections, Articles, Schedules and Exhibits are
           references to Sections, Articles, Schedules and Exhibits of or to this Plan; (iv) the words "herein," "hereof," "hereto," and "hereunder" refer to this Plan in its entirety rather than to a particular portion of this Plan; (v) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (vi) the rules of construction set forth in
           Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply unless otherwise expressly provided.

2.   TREATMENT OF UNCLASSIFIED CLAIMS

      2.1. GENERAL .  The Claims against the Debtors set forth in this
           Article 2 are not designated as Classes pursuant to Section 1123(a)(1) of the Bankruptcy Code. The holders of such Claims are not entitled to vote on this Plan. The treatment of the Claims set forth below is consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code.

      2.2. TREATMENT OF ADMINISTRATIVE CLAIMS.

           2.2.1. GENERALLY. Each Allowed Administrative Claim, other than Preserved Ordinary Course Administrative Claims and Reclamation Claims, shall be paid in full in Cash (or otherwise satisfied in accordance with its terms) upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth
                  (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, have agreed or shall agree.

           2.2.2. REQUESTS FOR PAYMENT. All requests for payment of Administrative Claims (except for Professional Fees and Preserved Ordinary Course Administrative Claims) must be filed by the Administrative Claims Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors, Reorganized Stratosphere and Reorganized Gaming Corp. All final applications for allowance and disbursement of Professional Fees must be filed by the Professional Fee Bar Date. All such applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order, and all other orders governing payment of Professional Fees. Such applications may be later amended to include any fees and costs incurred after the Confirmation Date.

      2.3. PRESERVED ORDINARY COURSE ADMINISTRATIVE CLAIMS.  Each
           Allowed Preserved Ordinary Course Administrative Claim shall be paid by Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, pursuant to either: (i) the terms and conditions under which such Claim arose; or (ii) in the ordinary course of

           Reorganized Stratosphere or Reorganized Gaming Corp.'s business. Such payments shall be made by Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, without further action by the holder of such Claim.

      2.4. ALLOWED PRIORITY TAX CLAIMS.  Each Allowed Priority Tax
           Claim, if any, will be paid in full in Cash on the Effective Date; provided, however, that Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, may elect to pay such Claims through deferred Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the Allowed amount of such Claim. In that event, such payments shall be made in equal annual installments of principal, plus interest accruing from the Effective Date at the rate on the unpaid portion of Allowed Priority Tax Claim set forth in Internal Revenue Code Sections 6621 and 6622. The first such payment shall be payable on the latest of: (i) the Effective Date;
           (ii) the tenth (10th) Business Day after the date on which an order allowing such Claim becomes a Final Order; and (iii) such other time as is agreed upon by the holder of such Claim and Reorganized Stratosphere or Reorganized Gaming Corp., provided, however, that Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, shall have the right to prepay any such Allowed Priority Tax Claim, or any remaining balance of such Claim, in full or in part, at any time on or after the Effective Date, without premium or penalty.

      2.5. ALLOWED RECLAMATION CLAIMS.  All requests for payment of
           Reclamation Claims must be filed by the Bar Date or the holders thereof shall be forever barred from asserting such Reclamation Claim against the Debtors, Reorganized Stratosphere, and Reorganized Gaming Corp. Each Allowed Reclamation Claim shall be paid in full in Cash upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is Allowed during the Chapter 11 Cases, or as soon thereafter as practicable; and (iv) such date as the holder of such Reclamation Claim and Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, have agreed or shall agree.

3.   DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

        Pursuant to this Plan and in accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors and the holders of Equity Interests and the Gaming Corp. Common Stock (except Administrative Claims, Priority Tax Claims, Reclamation Claims, and Preserved Ordinary Course Administrative Claims) are placed in the Classes described below. A Claim, Equity Interest and the Gaming Corp. Common Stock, is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Classes. A Claim is also classified in a particular Class only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

  3.1.  SUMMARY OF CLASSIFICATION.

         Class 1:  Priority Wage Claims               Unimpaired
                                                      - no solicitation required
         Class 2:  Priority Benefit Plan              Unimpaired
                   Contribution Claims                - no solicitation required
         Class 3:  Priority Customer Deposit          Unimpaired
                   Claims                             - no solicitation required

         Class 4:  Secured Tax Claims                 Unimpaired
                                                      - no solicitation required
         Class 5:  Miscellaneous Secured Claims       Unimpaired
                                                      - no solicitation required
         Class 6:  Original First Mortgage Note       Impaired
                   Claims                             - entitled to vote
         Class 7:  Heller Lease Claims                Impaired
                                                      - entitled to vote
         Class 8:  Capital Lease Claims               Impaired
                                                      - entitled to vote
         Class 9:  General Unsecured Claims           Impaired
                                                      - entitled to vote
         Class 10: Reliable Steel Lien Claim          Impaired
                                                      - entitled to vote
         Class 11: Gaming Corp. Common Stock          Unimpaired
                                                      - not entitled to vote
         Class 12: Equity Interests and               Impaired
                   Equity Interests - Related         - deemed rejected
                   Claims

  3.2. SPECIFIC CLASSIFICATION.

     3.2.1. CLASS 1 - PRIORITY WAGE CLAIMS. Class 1 consists of all Claims that are entitled to priority under Section 507(a)(3) of the Bankruptcy Code.

     3.2.2. CLASS 2 - PRIORITY BENEFIT PLAN CONTRIBUTION CLAIMS. Class 2 consists of all Claims that are entitled to priority under
            Section 507(a)(4) of the Bankruptcy Code.

     3.2.3. CLASS 3 - PRIORITY CUSTOMER DEPOSIT CLAIMS. Class 3 consists of all Claims that are entitled to priority under 507(a)(6) of the Bankruptcy

             Code.

     3.2.4. CLASS 4 - SECURED TAX CLAIMS. Class 4 consists of all Secured Tax Claims. Each holder of a Secured Tax Claim shall be considered to be in its own separate subclass within Class 4, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

     3.2.5. CLASS 5 - MISCELLANEOUS SECURED CLAIMS. Class 5 consists of all Secured Claims, other than Secured Claims in Class 4, Class 6, Class 7, and Class 8. Each holder of a Miscellaneous Secured Claim shall be considered to be in its own separate subclass within Class 5, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

     3.2.6. CLASS 6 - ORIGINAL FIRST MORTGAGE NOTE CLAIMS. Class 6 consists of the Allowed Secured Claims under the Original First Mortgage
             Notes.

     3.2.7. CLASS 7 - HELLER CAPITAL LEASE CLAIMS Class 7 consists of the Heller Capital Lease Claims.

     3.2.8. CLASS 8 - CAPITAL LEASE CLAIMS. Class 8 consists of the Capital Lease Claims.

     3.2.9. CLASS 9 - GENERAL UNSECURED CLAIMS. Class 9 consists of all General Unsecured Claims, including the Grand Subordinated
             Claims and the unsecured deficiency Claim of the Indenture Trustee and holders of the Original First Mortgage Notes.

     3.2.10. CLASS 10 - RELIABLE STEEL LIEN CLAIM. . Class 10 consists of the Reliable Steel Lien Claim

     3.2.11. CLASS 11 - GAMING CORP. COMMON STOCK Class 11 consists of the Gaming Corp. Common Stock held by Stratosphere.

     3.2.12. CLASS 12 - EQUITY INTERESTS AND EQUITY INTEREST RELATED CLAIMS. Class 12 consists of all Equity Interests and all Equity Interest Related Claims.

4. DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN

      4.1. CLASS 1 - PRIORITY WAGE CLAIMS.  Each Allowed Priority Wage
           Claim shall be paid in full in Cash upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, have agreed or shall agree. Class 1 is unimpaired under this Plan.

           Holders of Allowed Claims in Class 1 are not entitled to vote on this Plan.

      4.2. CLASS 2 - PRIORITY BENEFIT PLAN CONTRIBUTION CLAIMS.  Each
           Allowed Priority Benefit Plan Contribution Claim, if any, shall be paid in full in Cash upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, have agreed or shall agree. Class 2 is unimpaired under this Plan. Holders of Allowed Claims in Class 2 are not entitled to vote on this Plan.

      4.3. CLASS 3 - PRIORITY CUSTOMER DEPOSIT CLAIMS. Each Allowed
           Priority Customer Deposit Claim, if any, shall be paid in full in Cash upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, have agreed or shall agree. Class 3 is unimpaired under this Plan. Holders of Allowed Claims in Class 3 are not entitled to vote on this Plan.

      4.4. CLASS 4 - SECURED TAX CLAIMS. Each Allowed Secured Tax Claim shall be paid in full in Cash upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable;
           (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) the date on which such Secured Tax Claim is scheduled to be paid in the ordinary course of business under applicable law or regulation; and (v) such date as the holder of such Claims and Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, have agreed or shall agree. Class 4 is unimpaired under this Plan. Holders of Allowed Claims in Class 4 are not entitled to vote on this Plan.

      4.5. CLASS 5 - MISCELLANEOUS SECURED CLAIMS.  On the Effective
           Date, at Reorganized Stratosphere's or Reorganized Gaming Corp.'s option, the holder of any Allowed Secured Claim in Class 5 shall receive one (1) of the following alternative treatments:

                 a) the holder of such claim shall be treated in accordance with the terms and conditions of all Debt Instruments evidencing such Claim and the legal, equitable or contractual rights to which each holder of such Claim is entitled shall not otherwise be altered;

                 b) any default, other than a default of the kind specified in
            Section 365(b)(2) of the Bankruptcy Code, shall be Cured or Reinstated;

                       i) the maturity of the Claims shall be Reinstated as
                  such maturity before any default; and

                       ii) the other legal, equitable or contractual rights to
                  which the holder of the Claim is entitled shall not otherwise be altered, provided, however, that as to any Allowed Secured Claim which is a nonrecourse Claim and exceeds the value of the collateral securing the Claim, the collateral may be sold at a sale at which the holder of such Claim has an opportunity to bid;

                c) on the Effective Date, or on such other date thereafter as may be agreed to by Reorganized Stratosphere or Reorganized Gaming Corp., as applicable, and the holder of such Claim, the Estate shall abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of such Claim; or

               d) on the Effective Date, the holder of such Claim shall
            receive, on account of such Claim, Cash equal to its Allowed Secured Claim, or such lesser amount to which the holder of such Claim shall agree, in full satisfaction and release of such Claim.

            Class 5 is unimpaired under this Plan. Holders of Allowed Claims in Class 5 are not entitled to vote on this Plan.

      4.6. CLASS 11 - GAMING CORP. COMMON STOCK. On the Effective Date, Reorganized Stratosphere shall own the Gaming Corp. Common Stock and Reorganized Gaming Corp. shall continue as a wholly-owned subsidiary of Reorganized Stratosphere. Class 11 is unimpaired under this Plan; the holder of the Class 11 Gaming Corp. Common Stock is not entitled to vote on this Plan.

5. DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED BY THIS PLAN

      5.1.  CLASS 6 - ORIGINAL FIRST MORTGAGE NOTES  The holders of
            Allowed Secured Claims arising out of Original First Mortgage Notes shall receive the following treatment under this Plan.

            5.1.1. DISTRIBUTIONS.  Each holder of Original First Mortgage Notes as of the Distribution Record Date shall receive its Pro Rata share of two million thirty thousand (2,030,000) shares of New Common Stock receipt of upon requisite Gaming Authority approvals.

            5.1.2. DISBURSING AGENT. The New Common Stock to be distributed under this Plan to the holders of Original First Mortgage Notes shall be deposited upon requisite Gaming Authority approvals with the Indenture Trustee on the Distribution Date who shall deliver such distributions to the holders of Original First Mortgage Notes in accordance with the provisions of this Plan and the terms of the Original First Mortgage Indenture. Reorganized Stratosphere shall continue to hold New Common Stock of a holder who has not yet received all requisite Gaming Authority approvals.

            5.1.3. SURRENDER OF SECURITIES OR INSTRUMENTS.  On or before the
                   Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing an Allowed Secured Claim on account of Original First Mortgage Notes shall surrender such instrument to the Indenture Trustee and such instrument shall be canceled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such instrument is received by the Indenture Trustee, or the unavailability of such instrument is reasonably established to the satisfaction of the Indenture Trustee and the Indenture Trustee receives written notice of the approval by Gaming Authorities of such holder, if applicable. Any such holder who fails to surrender or cause to be surrendered such instrument or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Indenture Trustee prior to the fifth
                   (5th) anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such instrument and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Stratosphere notwithstanding any federal or state escheat laws to the contrary.

            5.1.4. DISTRIBUTION RECORD DATE  At the close of business on the
                   Distribution Record Date, the transfer ledgers of the Indenture Trustee shall be closed, and there shall be no further changes in the record holders of the Original First Mortgage Notes. Reorganized Stratosphere and the Indenture Trustee shall have no obligation to recognize any transfer of such Original First Mortgage Notes occurring after the Distribution Record Date. Reorganized Stratosphere and the Indenture Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

            5.1.5. DELIVERY OF DISTRIBUTIONS.  Distributions of New Common
                   Stock shall be made by the Indenture Trustee to holders of Original First Mortgage Notes at the addresses contained in the official records of the Indenture Trustee. Distribution of New common Stock shall not be made until the Indenture Trustee receives written notice from Debtors or Reorganized Stratosphere of all requisite Gaming Authority approvals.
                   If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Indenture Trustee is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Undeliverable distributions shall be returned to Reorganized Stratosphere, until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the fifth (5th) anniversary of the Effective Date. After such date, all unclaimed property shall revert to Reorganized Stratosphere and the

                   Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

            5.1.6. FEES AND EXPENSES.  On the Effective Date, all then unpaid reasonable fees, costs, charges, and any other expenses under the Original First Mortgage Indenture, including any reasonable fees and expenses of professionals retained by the Indenture Trustee as agreed to by Stratosphere or otherwise approved by the Bankruptcy Court, shall be paid by the Debtors to the Indenture Trustee.

            5.1.7. SECTION 363 (K) RIGHT TO CREDIT BID.  In the event that an
                   Alternative Transaction Proposal is presented by Debtors or is considered by the Bankruptcy Court at the Confirmation Hearing, the Indenture Trustee shall have the right (if appropriate under the circumstances) pursuant to Section 363(k) of the Bankruptcy Code to credit bid against the Allowed Claim of the holders of Original First Mortgage Notes in the event that an Alternative Transaction Proposal or any other sale proposal is considered by the Bankruptcy Court at the Confirmation Hearing.

      5.2. CLASS 7 - HELLER CAPITAL LEASE CLAIMS.  On the Effective
           Date, in full satisfaction and settlement of the Heller Capital Lease Claims, Reorganized Stratosphere and Reorganized Gaming Corp. shall execute and deliver to Heller the Heller Amended Capital Lease. The Heller Amended Capital Lease shall provide for the same payment schedule as the Heller Capital Lease but shall not include the financial covenants as set forth in Section 13.16 of the Heller Capital Lease. In addition, Reorganized Stratosphere and Reorganized Gaming Corp. shall execute and deliver to Heller and any such other and further documentation necessary to implement the terms and conditions of the Heller Amended Capital Lease. In addition, any other terms, conditions, warranty or covenant of the Heller Capital Lease which would be deemed breached or violated by the transaction proposed in this Plan shall be deemed cured on the Effective Date.

      5.3. CLASS 8 - CAPITAL LEASE CLAIMS. On the Effective Date, in full satisfaction and settlement of the Capital Lease Claims, Reorganized Stratosphere and Reorganized Gaming Corp., as applicable, shall execute and deliver to First Security and the Capital Lease Bank Group the Amended Capital Lease Agreement and the Amended Participation Agreement. The Amended Participation Agreement shall provide for the same payment schedule as the Original Participation Agreement but shall not include Section 5.16 of the Original Participation Agreement. In addition, any other terms, conditions, warranty or covenant of the Original Participation Agreement or Original Capital Lease Agreement which would be deemed breached or violated by the transaction proposed by this Plan shall be deemed cured on the Effective Date.

      5.4. CLASS 9 - GENERAL UNSECURED CLAIMS.  Each holder of an
           Allowed Class 9 General Unsecured Claim shall receive the lesser of such holder's Allowed General Unsecured Claim or such holder's Pro Rata share of $6,000,000 Cash, upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, have agreed or shall agree.

      5.5. CLASS 10 - RELIABLE STEEL LIEN CLAIM  The holder of the
           Reliable Steel Lien Claim shall receive $125,000 Cash on the Effective Date in full satisfaction and settlement of their Reliable Steel Claim and the Reliable Steel Adversary Action

      5.6. CLASS 12 - EQUITY INTERESTS AND EQUITY INTERESTS RELATED
           CLAIMS Each holder of an Interest and each holder of an Equity Interest Related Claim shall receive nothing, and the Equity Interest shall be canceled and terminated without further act or action under any applicable agreement, law, regulation, order or rule.

6.    MEANS FOR IMPLEMENTATION OF PLAN

      6.1. NEW COMMON STOCK.  On the Effective Date, Reorganized
           Stratosphere shall have Ten Million (10,000,000) shares of New Common Stock authorized of which two million thirty thousand (2,030,000) shares shall be issued and outstanding, all of which shares of New Common Stock shall, in accordance with this Plan, be issued to holders of Original First Mortgage Notes upon receipt of requisite Gaming Authority approvals. Any Person who receives ten percent (10%) or more of New Common Stock under this Plan will only have such registration rights for such New Common Stock as provided for in a registration rights agreement which may be proposed by Stratosphere in its sole discretion prior to the Effective Date.

      6.2. CANCELLATION OF OLD COMMON STOCK.  On the Effective Date, the
           Old Common Stock shall be canceled and extinguished, and holders of the Old Common Stock shall not receive any equity or other interests in Reorganized Stratosphere or any other consideration in exchange for the cancellation and extinguishment of the Old Common Stock.

      6.3. SATISFACTION AND CANCELLATION OF ORIGINAL FIRST MORTGAGE
           NOTES AND ORIGINAL FIRST MORTGAGE SECURITY DOCUMENTS. On the Effective Date, the Original First Mortgage shall be canceled and extinguished and Original First Mortgage Security Documents and Original Subsidiary Guarantee released, reconveyed and extinguished in part, in exchange for the shares of New Common Stock to be delivered to the Indenture Trustee on the Distribution Date. Other than (i) the right to receive the two million thirty thousand (2,030,000) shares of New Common Stock on the Distribution Date; and
           (ii) the right to participate in Class 9 distributions, the holders of the Original First Mortgage Notes shall not receive any equity or other interest in Reorganized Stratosphere or any other consideration in exchange for the cancellation and extinguishment of the Original First Mortgage Notes, Original First Mortgage Security Documents and Original Subsidiary Guarantee.

      6.4. NO FRACTIONAL SHARES.  No fractional shares of New Common
           Stock shall be
                                     23
           issued. The number of shares of New Common Stock issuable to any holder of Original First Mortgage Notes will be rounded to the
           nearest whole number with .50 shares being rounded   up.

      6.5. INTERIM MANAGEMENT AGREEMENT On or before the Effective Date subject to requisite Gaming Authority approvals, Stratosphere may enter into the Interim Management Agreement pursuant to which the designated manager shall manage the day-to-day operations of Stratosphere until the Effective Date. In the event that the Interim Management Agreement is not effectuated, Debtors' management shall remain in place until the Effective Date.

      6.6. PHASE II.   Subsequent to the Effective Date, the decision as
           to construction and/or completion of Phase II, the scope and design of Phase II and the means and method to finance Phase II will rest with Reorganized Stratosphere. Nothing contained in this Plan or the Confirmation Order is intended to or will dictate or restrict Reorganized Stratosphere in this regard. Approval of the Bankruptcy Court after the Effective Date concerning Phase II will not be required nor necessary

      6.7. NEW CERTIFICATE OF INCORPORATION AND BYLAWS.  As of the
           Effective Date, the certificates of incorporation and bylaws of the Debtors shall be amended and restated substantially in the forms of the Reorganized Stratosphere Articles, Reorganized Stratosphere By-Laws, Reorganized Gaming Corp. By-Laws, and Reorganized Gaming Corp. Articles, which provide for, among other things, the authorization of any and all acts necessary to effectuate this Plan including, without limitation, the issuance of the New Common Stock. Such restated certificates of incorporation and by-laws shall also provide, pursuant to Section 1123(a) and (b) of the Bankruptcy Code, for: (i) a provision prohibiting the issuance of non-voting equity securities; (ii) the board of directors of Reorganized Stratosphere to be comprised of seven (7) director, and the board of directors and of Reorganized Gaming Corp. to be comprised of three (3) directors, each to be nominated by holders of a majority in face amount of the Original First Mortgage Notes no later than five (5) days prior to the commencement of the Confirmation Hearing, and if not so nominated, by Stratosphere prior to the commencement of the Confirmation Hearing; (iii) if applicable, a provision as to the class of securities issued pursuant to this Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of a default in the payment of such dividends; and (iv) a provision providing that any transaction that, directly or indirectly, involves a fifteen percent (15%) or more stockholder of Reorganized Stratosphere or Affiliate of such stockholder in a manner distinct from other stockholders of Reorganized Stratosphere, may not be affected unless the board of directors of Reorganized Stratosphere obtains a fairness opinion from a nationally recognized investment bank. For purposes of (iv), if a fifteen percent (15%) or more stockholder of Reorganized Stratosphere owns, directly or indirectly fifteen percent (15%) of the common stock of the other entity to such transaction or otherwise is an affiliate of such entity, such transaction shall be deemed within the terms and conditions of (iv). The initial members of the board of directors of Reorganized Stratosphere and Reorganized Gaming Corp., as the case maybe, shall serve until such director, or their successors are elected at a properly noticed and constituted stockholders' meetings of Reorganized Stratosphere and Reorganized Gaming
           Corp.

      6.8. NO CORPORATE ACTION REQUIRED. As of the Effective Date: (i) the adoption of the Reorganized Stratosphere Articles, Reorganized Stratosphere By-Laws, Reorganized Gaming Corp. Articles, Reorganized Gaming Corp. By-Laws or similar constituent documents for Reorganized Stratosphere and Reorganized Gaming Corp.; (ii) the selection of directors and officers for Reorganized Stratosphere and Reorganized Gaming Corp.; (iii) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by this Plan; and
           (iv) the other matters provided for under or in furtherance of this Plan involving corporate action to be taken by or required of the Debtors, Reorganized Stratosphere or Reorganized Gaming Corp. shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders or directors of the Debtors, Reorganized Stratosphere and Reorganized Gaming Corp. As of the Effective Date, the term of each of the officers and directors of the Debtors not continuing in office, if any, shall terminate pursuant to the Confirmation Order without any further action by the stockholders or directors of the Debtors, Reorganized Stratosphere or Reorganized Gaming Corp.

      6.9. DIRECTORS AND OFFICERS. On the Effective Date, the operation of Reorganized Stratosphere and Reorganized Gaming Corp. shall become the general responsibility of their respective boards of directors, who shall thereafter have responsibility for the management, control and operation or Reorganized Stratosphere and Reorganized Gaming Corp. The names of the initial seven members of the board of directors and the executive officers of Reorganized Stratosphere shall be disclosed at or prior to the commencement of the Confirmation Hearing. All such directors and executive officers of Reorganized Stratosphere and Reorganized Gaming Corp. shall be deemed to have been elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office until the Effective Date. Those directors and officers not continuing in office after the Effective Date, if any, shall be deemed removed therefrom without cause as of the Effective Date pursuant to the Confirmation Order and shall be indemnified by Reorganized Stratosphere for all actions taken by such directors and officers while acting as directors and officers for Debtor from the Petition Date. The existing directors of Stratosphere and Gaming Corp., should they choose to do so, will continue to serve as directors of Stratosphere and Gaming Corp. from and after the Confirmation Date until the Effective Date. During the period from the Confirmation Date until the Effective Date, but not beyond the Effective Date, all the existing directors of Stratosphere will be compensated at $10,000 per quarter and $1,000 per meeting of the Board of Directors for so long as they continue to serve as directors of Stratosphere.

7.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      7.1. EXECUTORY CONTRACTS. All executory contracts set forth on the schedule of rejected executory contracts attached to this Plan as Exhibit "2," that exist between the Debtors and any Person shall be deemed rejected by Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, as of the Effective Date, except for any executory contract: (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date; or
           (ii) as to which a motion for approval of the rejection of such executory contract, if applicable, has been filed with the Bankruptcy Court prior to the Confirmation Date.

      7.2. UNEXPIRED LEASES. All unexpired leases set forth on the schedule of rejected leases attached to this Plan as Exhibit "3," that exist between the Debtors and any Person shall be deemed rejected by Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, as of the Effective Date, except for any unexpired lease: (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date; or (ii) as to which a motion for approval of the rejection of such unexpired lease, if applicable, has been filed with the Bankruptcy Court prior to the Confirmation Date.

      7.3. APPROVAL OF ASSUMPTION OR REJECTION.  Entry of the
           Confirmation Order shall constitute:  (i) the approval, pursuant to
           Section 365(a) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases not listed on Exhibits "2" and "3" or otherwise rejected during the Chapter 11 Cases; and (ii) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to this Plan or otherwise during the Chapter 11 Cases. Notwithstanding anything contained herein to the contrary, the Debtors shall have the right to add or delete any executory contract or unexpired lease that is initially a rejected executory contract or a rejected unexpired lease on Exhibits "2" and "3."

      7.4. CURE OF DEFAULTS. On the Effective Date or as soon thereafter as is practicable, Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, shall Cure any defaults under any executory contract or unexpired lease assumed pursuant to this Plan in accordance with Section 365(b)(1) of the Bankruptcy Code.

      7.5. POST-PETITION DATE CONTRACTS AND LEASES. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the Debtors, Reorganized Stratosphere, or Reorganized Gaming Corp., as applicable, in the ordinary course of their business.

      7.6. BAR DATE. All proofs of Claims with respect to Claims arising from the rejection of any executory contract or unexpired lease shall be filed with the Bankruptcy Court no later than thirty
           (30) days after the Confirmation Date. Any Claim not filed within such time shall be forever barred.

      7.7. INDEMNIFICATION OBLIGATIONS. Any obligations of the Debtors to indemnify any officer, director or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by-laws, contract or applicable state law shall be deemed to be, and shall be treated as, an executory contract and assumed by Reorganized Stratosphere and Reorganized Gaming Corp., as the case may be, on the Effective Date. Any obligation of the Debtors to indemnify, reimburse, or limit the liability of any officer, director, employee, agent, professional, financial advisor, or underwriter of any securities issued by the Debtors prior to the Petition Date shall: (i) be rejected, canceled, and discharged pursuant to this Plan as of the Effective Date; and (ii) be subordinated pursuant to Section 510 of the Bankruptcy Code, provided however, that the board of directors of Reorganized Stratosphere is authorized to assume such obligation on or after the Effective Date.

8.   PRESERVATION OF LITIGATION CLAIMS

        In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, Reorganized Stratosphere and Reorganized Gaming Corp. shall retain and may, in their sole discretion, enforce, sue on, settle or compromise (or decline to do any of the following) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or the Estate may hold against any Person, including, but not limited to, those listed on Exhibit 1 to this Plan. Reorganized Stratosphere and Reorganized Gaming Corp. may pursue such retained litigation claims in accordance with their respective best interests.

9.   EFFECTIVE DATE TRANSACTIONS

        Effective Date transactions, in addition to other matters as set forth in this Plan, include the following: (a) a notice of effectiveness of this Plan to be filed with the Bankruptcy Court and served; and (b) dismissal of the Reliable Steel Adversary Action. .

10.  CONDITIONS PRECEDENT

     10.1. CONDITIONS TO CONFIRMATION. The following are conditions precedent to confirmation of this Plan:

                 a) The Bankruptcy Court shall have entered an order approving the Disclosure Statement with respect to this Plan in form and substance reasonably acceptable to the Debtors; and

                 b) The Confirmation Order shall be in form and substance
            reasonably acceptable to the Debtors.

     10.2. CONDITIONS TO EFFECTIVENESS. The following are conditions precedent to the occurrence of the Effective Date:

                 a) The Confirmation Date shall have occurred and the
            Confirmation Order shall, among other things, provide that:

                        i) The provisions of the Confirmation Order are
                 nonseverable and mutually dependent;

                        ii) All executory contracts or unexpired leases assumed
                 by Reorganized Stratosphere and Reorganized Gaming Corp. during the Chapter 11 Cases or under this Plan shall remain in full force and effect for the benefit of Reorganized Stratosphere and Reorganized Gaming Corp. notwithstanding any provision in such contract or lease (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits or requires termination of such contract or lease;

                        iii) Except as expressly provided in this Plan, the
                 Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in Section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to this Plan, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date; and

                        iv) This Plan does not provide for the liquidation of
                 all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of Reorganized Stratosphere or Stratosphere Gaming Corp. or the need for further financial reorganization;

                 b) The Confirmation Order shall be a Final Order, except that
            Debtors reserve the right to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

                 c) No request for revocation of the Confirmation Order under
            Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending;

                 d) The Bankruptcy Court in the Confirmation Order shall have approved the retention of jurisdiction provisions in Article 12 of this Plan;

                 e) All documents necessary to implement the transactions
            contemplated by this Plan shall be in form and substance reasonably acceptable to the Debtors;

                 f) Sufficient Effective Date Cash exists to make required
            distributions to holders or Allowed Claims required on the Distribution Dates; and

                g) The Debtors shall have received any and all required approvals by the Gaming Authorities to consummate this Plan; provided however, that Gaming Authorities approval of; (i) four (4) of the seven (7) nominees to the board of directors of Reorganized Stratosphere; (ii) two (2) of the three (3) nominees to the board of directors of Reorganized Gaming Corp.; and (iii) the suitability of holders of Original First Mortgage Notes who would acquire control of Reorganized Stratosphere or who would receive more than ten percent (10%) of the New Common Stock as a condition precedent to the issuance and distribution of not less than one million fifteen thousand (1,015,000) shares of New Common Stock to such holders in Class 6 shall be deemed sufficient.

11.  TITLE TO PROPERTY; DISCHARGE; INJUNCTION

     11.1. REVESTING OF ASSETS. Subject to the provisions of this Plan, the property of the Estate (including all rights and causes of action relating to the Standby Equity Commitment) shall revest in Reorganized Stratosphere and Reorganized Gaming Corp. on the Effective Date. As of the Effective Date, all such property of the Debtors shall be free and clear of all liens, Claims and Equity Interests of holders thereof, except as otherwise provided herein. From and after the Effective Date, Reorganized Stratosphere and Reorganized Gaming Corp. may operate their business, and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code, including the employment of and payment to professionals, except as otherwise provided in this Plan or the Confirmation Order.

     11.2. DISCHARGE. Except as provided in this Plan or the Confirmation Order, the rights afforded under this Plan and the treatment of Claims and Equity Interests under this Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Equity Interests, including any interest accrued on Claims from the Petition Date. Except as provided in this Plan or the Confirmation Order, Confirmation shall:
           (a) discharge the Debtors, Reorganized Stratosphere, and
           Reorganized Gaming Corp. from all Claims or other debts that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of Claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted this Plan; and (b) terminate all Equity Interests and other rights of holders of Equity Interests in the Debtors.

     11.3. INJUNCTION. Except as provided in this Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Equity Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized Stratosphere, Reorganized Gaming Corp. or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Stratosphere Reorganized Gaming Corp. or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized Stratosphere, Reorganized Gaming Corp. or their respective property;
           (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors, Reorganized Stratosphere, Reorganized Gaming Corp. or their respective property; and (v) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code.

     11.4. EXCULPATION. Neither Debtors, Reorganized Stratosphere, Reorganized Gaming Corp., Majority Original Holders nor any Statutory Committee, nor any of their respective present or former members, directors, officers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Interest, or any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against Debtors, Reorganized Stratosphere, Reorganized Gaming Corp., Majority Original Holders, Statutory Committee or any of their respective present or former members, officers, directors, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of this Plan, the consummation of this Plan or the administration of this Plan, except for their willful misconduct.

12.  RETENTION OF JURISDICTION

     12.1. JURISDICTION.  Notwithstanding the entry of the Confirmation
           Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

                 a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

                 b) Grant or deny any applications for allowance of
            compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan;

                 c) Resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which the Debtors are a party and to hear, determine and, if necessary, liquidate, any Claims arising therefrom or cure amounts related thereto;

                 d) Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

                 e) Decide or resolve any motions, adversary proceedings
            (including the Standby Equity Commitment), contested or litigated matters and any other matters and grant or deny any applications or motions involving the Debtors that may be pending on the Effective Date;

                 f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan or the Disclosure Statement, except as otherwise provided herein;

                 g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan or any Person's obligations incurred in connection with this Plan;

                 h) Modify this Plan before or after the Effective Date
            pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

                 i) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan, except as otherwise provided herein;

                 j) Enter and implement such orders as are necessary or
            appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                 k) Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement, except as otherwise provided herein;

                 l) Enter an order closing the Chapter 11 Cases; and

                 m) Initiate and prosecute Avoidance Actions and continue to prosecute pending Avoidance Actions and any other claim or cause of action of Debtors, including but not limited to, those against Stupak and any of his Affiliates and Grand and any of its Affiliates.

13.  MODIFICATION, AMENDMENT, AND WITHDRAWAL OF PLAN; ALTERNATIVE TRANSACTIONS

     13.1. MODIFICATION AND AMENDMENT.  Prior to Confirmation,
           Stratosphere and Gaming Corp. may alter, amend or modify this Plan or any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time. After the Confirmation Date and prior to substantial consummation of this Plan as defined in Section 1101(2) of the Bankruptcy Code, Stratosphere and Gaming Corp. may, under Section 1127(b), (c) and (d) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, to make appropriate adjustments and modifications to this Plan, the Confirmation Order to the Plan Supplement exhibits as a result of comments or actions of the SEC of Gaming Authorities, and such matters as may be necessary to carry out the purposes and effects of this Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims under this Plan.

     13.2. ALTERNATIVE TRANSACTIONS. During the period commencing upon the filing of this Plan with the Bankruptcy Court and up until the commencement of the Confirmation Hearing, Stratosphere and Stratosphere Gaming, will, upon the execution of appropriate confidentiality agreements, respond to inquiries from, engage in discussions with and provide information to any Person interested in the final restructuring of the Debtors in lieu of the transaction contained in this Plan. At the Confirmation Hearing Debtors shall disclose to the Bankruptcy Court information concerning all Alternative Transactions. Proposals received and the Bankruptcy Court may in its own discretion consider such Alternative Transaction Proposal. In the event that prior to the Confirmation Hearing an Alternative Transaction Proposal is received, Stratosphere shall notify the Majority Original Holders of such Alternative Transaction Proposal, whether written or oral, which notice shall identify the parties to such Alternative Transaction Proposal and set forth in reasonable detail the terms and conditions of such Alternative Transaction Proposal and Debtors reserve the right to submit such Alternative Transaction Proposal to the Bankruptcy court for determination as to such Alternative Transaction Proposal containing economic terms and conditions more favorable to the Debtors and Creditors than the transaction proposed by this Plan. Debtors reserve the right to alter, amend or modify this Plan as provided for above in Section 13.1 prior to Confirmation or during the Confirmation Hearing to reflect such Alternative Transaction Proposal.


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




14.  MISCELLANEOUS

     14.1. FILING OF OBJECTIONS TO CLAIMS. After the Effective Date, objections to Claims shall be made and objections to Claims made previous thereto shall be pursued by Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, or any other party properly entitled to do so after notice to Reorganized Stratosphere and approval by the Bankruptcy Court. Any objections made after the Effective Date shall be filed and served not later than forty-five
           (45) days after the Effective Date; provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.

     14.2. SETTLEMENT OF OBJECTIONS AFTER EFFECTIVE DATE. From and after the Effective Date, Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, may litigate to judgment, propose settlements of, or withdraw objections to, all pending or filed Disputed Claims, and Reorganized Stratosphere or Reorganized Gaming Corp., as applicable, may settle or compromise any Disputed Claim without notice and a hearing and without approval of the Bankruptcy Court.

     14.3. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; TIMING. Each of the officers of the Debtors, Reorganized Stratosphere, and Reorganized Gaming Corp. is authorized and directed under the resolutions of the boards of directors of the Debtors, Reorganized Stratosphere, or Reorganized Gaming Corp., as the case may be, to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and any securities issued pursuant to this Plan. All transactions that are required to occur on the Effective Date under the terms of this Plan shall be deemed to have occurred simultaneously. The Debtors, Reorganized Stratosphere and Reorganized Gaming Corp. are authorized and directed to do such acts and execute such documents as are necessary to implement this Plan.

     14.4. EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of equity securities or other Estate property under this Plan shall not be subject to any stamp, real estate, transfer, mortgage, recording or other similar tax.

     14.5. REVOCATION OR WITHDRAWAL OF THIS PLAN. If this Plan is withdrawn or revoked, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver of any Claims by or against the Debtors or any other Person nor shall the withdrawal or revocation of this Plan prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors. In the event this Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort and this Plan and any transaction contemplated thereby shall not be admitted into evidence in any proceeding.


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

     14.6. BINDING EFFECT. This Plan shall be binding upon, and shall inure to the benefit of, the Debtors, and the holders of all Claims and Equity Interests and their respective successors and assigns.

     14.7. GOVERNING LAW. Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any document contained in the Plan Supplement or in any document which remains unaltered by this Plan, the rights, duties and obligations of the Debtors and any other Person arising under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada without giving effect to Nevada's choice of law provisions.

     14.8. INTERCOMPANY CLAIMS. Except with respect to the Original Subsidiary Guarantee, any intercompany Claims between or against Stratosphere and Gaming Corp., as the case may be, shall remain unaltered by this Plan, and such intercompany Claims shall be paid or otherwise satisfied in the ordinary course of business.

     14.9. MODIFICATION OF PAYMENT TERMS. Reorganized Stratosphere and Reorganized Gaming Corp. reserve the right to modify the treatment of any Allowed Claim or Equity Interest in any manner adverse only to the holder of such Claim or Equity Interest at any time after the Effective Date upon the prior written consent of the holder whose Allowed Claim or Equity Interest treatment is being adversely affected.

     14.10. PROVIDING FOR CLAIMS PAYMENT. Distributions to holders of Allowed Claims in Class 1, 2, 3 and 9 shall be made by the Disbursing
             Agent: (i) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtor has been notified of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; or (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to Reorganized Stratosphere until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to Reorganized Stratosphere or Reorganized Gaming Corp., as the case may be, and the Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

    14.11. SET OFFS. The Debtors, Reorganized Stratosphere, and Reorganized Gaming Corp. may, but shall not be required to, set off or recoup against any Claim or Equity Interest and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that arose prior to the

           Petition Date which the Debtors may have against the holder of such Claim or Equity Interest to the extent such Claims may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Debtors, Reorganized Stratosphere or Reorganized Gaming Corp., of any such claim that it may have against such holder.

    14.12. NOTICES. Any notice required or permitted to be provided under this Plan shall be in writing and served by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

           If to the Debtors:     STRATOSPHERE CORPORATION
                                  Las Vegas Boulevard South
                                  Las Vegas, Nevada  89104
                                  Attn: Andrew S. Blumen,
                                  Executive Vice President and
                                  General Counsel
                                  Tel: (702) 383-5298
                                  Fax: (702) 383-4733

           With a copy to:        GORDON & SILVER, LTD.
                                  Howard Hughes Parkway, 14th Floor
                                  Las Vegas, Nevada  89109
                                  Attn:  Gerald M. Gordon, Esq.
                                  Thomas H. Fell, Esq.
                                  Tel: (702) 796-5555
                                  Fax: (702) 369-2666

           If to Majority         HIGH RIVER LIMITED PARTNERSHIP
           Original Holders:      AMERICAN REAL ESTATE PARTNERS, L.P.
                                  C/O ICAHN ASSOCIATES GROUP
                                  767 Fifth Avenue
                                  New York, NY  10153
                                  Attn:  Jouko Tamminen
                                  Tel:   (212)  702-4314
                                  Fax: (212)  750-5815

                                  GRACE BROTHERS LIMITED
                                  Sherman Ave., #900
                                  Evanston, IL  60201
                                  Attn: Bradford T. Whitmore
                                  Tel: (847) 733-0232
                                  Fax: (847) 733-0339

               With a copy to:  BERLACK, ISRAELS & LIBERMAN, LLP
                                120 W. 45th Street
                                New York, NY  10036
                                Attn:  Edward S. Weisfelner, Esq.
                                Tel:  (212)  704-0100
                                Fax:  (212)  704-0196
                                    and
                                JONES, DAY, REAVIS & POGUE
                                West Wacker
                                Chicago, ILL  60601
                                Attn: David S. Kurtz, Esq.
                                Tel:
                                Fax: (312) 782-8585

   If to the Indenture Trustee: IBJ SCHRODER BANK AND TRUST COMPANY
                                One State Street
                                New York, New York  10004
                                Attn: Max Volmar
                                Telephone: (212) 858-2428
                                Fax: (212) 858-2156
               With a copy to:  BRYAN CAVE LLP
                                Suite 3600
                                N. Broadway
                                St. Louis, Missouri 63102-2750
                                Attn:  Gregory D. Willard, Esq.
                                Telephone: (314) 259-2000
                                Fax  (314) 259-2020

    14.13. STATUTORY COMMITTEE. Any Statutory Committee appointed in the Chapter 11 Cases shall terminate on the Effective Date and shall thereafter have no further responsibilities in respect of the Chapter 11 Cases, except with respect to preparation of filing of applications for compensation and reimbursement of expenses.

    14.14. SEVERABILITY. If any provision of this Plan is found by the Bankruptcy Court to be invalid, illegal or unenforceable, then, at the option of Debtors, such provision shall not affect the validity or legality of any other provision of this Plan which shall remain effective.

    14.15. WITHHOLDING AND REPORTING REQUIREMENTS. In connection with this Plan and all instruments and securities issued in connection therewith and distributions thereon, Reorganized Stratosphere, the Disbursing Agent and the Indenture Trustee, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

    14.16. POST CONFIRMATION REPORTING. Until the entry of the final decree closing the Chapter 11 Cases, Reorganized Stratosphere and Reorganized Gaming Corp. shall file with the clerk of the Bankruptcy Court, not later than four (4) months after the entry of the Confirmation Order and every six (6) months thereafter, a report of the action taken by Reorganized Stratosphere and Reorganized Gaming Corp. and the progress made toward consummation of the confirmed Plan.

    14.17. CRAMDOWN. In the event that any impaired Class is determined to have rejected this Plan in accordance with Section 1126 of the Bankruptcy Code, the Debtors will invoke the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for confirmation of this Plan.

    DATED:  October , 1997

                                   Respectfully submitted,

                                   STRATOSPHERE CORPORATION,
                                   a Delaware corporation

                                   By: /s/ Andrew S. Blumen
                                      -----------------------------------
                                        Andrew S. Blumen
                                        Executive Vice President

                                   STRATOSPHERE GAMING CORP.,
                                   a Nevada corporation

                                   By: /s/ Andrew S. Blumen
                                      -----------------------------------
                                        Andrew S. Blumen
                                        Executive Vice President

                                   GORDON & SILVER, LTD.

                                   By: /s/ Gerald M. Gordon
                                      ----------------------------------
                                   Gerald M. Gordon,
                                   Attorney for the Debtors-In-Possession

                                    EXHIBIT 1
                                       TO
                      SECOND AMENDED PLAN OF REORGANIZATION

                  CERTAIN PRESERVED POTENTIAL CAUSES OF ACTION


               All defined terms used herein shall have the meanings set forth in the Plan. The following is a non-exhaustive list of potential parties against whom Debtors, Reorganized Stratosphere and/or Reorganized Gaming Corp. may hold a claim or cause of action. Debtors, Reorganized Stratosphere and Reorganized Gaming Corp. reserve their right to modify this list to amend or add parties or causes of action, but disclaim any obligation to do so. In addition to the possible causes of action and claims listed below, Debtors, Reorganized Stratosphere and Reorganized Gaming Corp. have or may have, in the ordinary course of their business, numerous causes of action and Claims or rights against contractors, subcontractors, suppliers and others with whom they deal in the ordinary course of their business (the "Ordinary Course Claims"). Debtors, Reorganized Stratosphere and Reorganized Gaming Corp. reserve their right to enforce, sue on, settle or compromise (or decline to do any of the foregoing) the Ordinary Course Claims, as well as the claims and causes of action listed below and all other clams and causes of action. Debtors. Reorganized Stratosphere and Reorganized Gaming Corp. also have, or may have, and are retaining, various claims or causes of action arising under or pursuant to its insurance policies, and all rights arising under, relating to, or in connection with such policies are expressly reserved and retained.


        1.   Robert E. Stupak                               Indemnification; Derivative; Contractual;
                                                            Preference

        2.   Bob Stupak Enterprises, Inc.                   Indemnification; Derivative; Contractual
                                                            Preference

        3.   Las Vegas Vacation Club, Inc.                  Indemnification; Contractual

        4.   Grand Casinos, Inc.                            Derivative; Preference; Contractual

        5.   Taylor International Corporation               Negligence; Contractual
             (and any and all subcontractors)

        6.   Any and all construction consultants,          Negligence; Contractual
             engineering, designers and architects
             with respect to the Stratosphere Tower
             Hotel and Casino in Las Vegas, Nevada

        7.   Any underwriters, accountants, or other        Negligence; Contractual
             professionals employed by Stratosphere
             prior to Petition Date

        8.   Perini Construction                            Negligence; Contractual


                                    EXHIBIT 2
                                       TO
                      SECOND AMENDED PLAN OF REORGANIZATION

                          REJECTED EXECUTORY CONTRACTS

                                      NONE

                                    EXHIBIT 3
                                       TO
                      SECOND AMENDED PLAN OF REORGANIZATION

                                 REJECTED LEASES

                                      NONE

                                  EXHIBIT B

                                                        SUBJECT TO MODIFICATION


                            Stratosphere Corporation
                               Cash Flow Analysis

                                        Fiscal Year            Six Months Ended         Six Months Ended
                                            1997         %       June 30, 1998    %     December 29, 1998   %
                                     ----------------------    ---------------------    ----------------------
Departmental Revenue:
    Table Games                      $    18,092,535   12.0%   $  9,227,182     12.3%   $  8,865,332      12.3%
    Slots                                 44,829,022   29.7%     22,862,810     30.6%     21,966,230      30.6%
    Keno                                     454,127    0.3%        231,598      0.3%        222,516       0.3%
                                     ----------------------    ---------------------    ----------------------
    Total Casino Revenue                  63,375,684   41.9%     32,321,590     43.3%     31,054,078      43.3%
                                     ----------------------    ---------------------    ----------------------

    Hotel                                 23,588,897   15.6%     10,615,320     14.2%     10,199,032      14.2%
    Food and Beverage                     33,664,254   22.3%     17,017,510     22.8%     16,350,158      22.8%
    Entertainment                          4,357,806    2.9%      2,222,376      3.0%      2,135,224       3.0%
    Stratosphere Tower                    16,262,472   10.8%      7,425,600      9.9%      7,133,998       9.9%
    Retail                                 5,501,515    3.6%      2,861,886      3.8%      2,749,656       3.8%
    Other Operations                         704,194    0.5%        366,320      0.5%        351,956       0.5%
    Other Income                           3,698,587    2.4%      1,886,234      2.5%      1,812,265       2.5%
                                     ----------------------    ---------------------    ----------------------
Total Revenue                            151,153,409  100.0%     74,716,836    100.0%     71,786,367     100.0%
                                     ----------------------    ---------------------    ----------------------

Cost of Sales                             18,260,870   42.0%      8,840,709     40.0%      8,494,015      40.0%

Payroll and Related Expenses:
    Table Games                            6,615,649    4.4%      3,034,850      4.1%      3,034,850       4.2%
    Slots                                  3,536,403    2.3%      1,609,790      2.2%      1,609,790       2.2%
    Keno                                     285,881    0.2%        145,148      0.2%        145,146       0.2%
    Other Casino                           2,009,051    1.3%        923,650      1.2%        923,650       1.3%
                                     ----------------------    ---------------------    ----------------------
    Total Casino                          12,446,984    8.2%      5,713,436      7.6%      5,713,436       8.0%

    Hotel                                  7,524,109    5.0%      3,720,990      5.0%      3,720,990       5.2%
    Food and Beverage                     16,755,842   11.1%      7,732,270     10.3%      7,732,270      10.8%
    Entertainment                          1,149,016    0.8%        593,776      0.8%        593,776       0.8%
    Stratosphere Tower                     2,744,774    1.8%      1,385,476      1.9%      1,385,476       1.9%
    Retail                                 1,189,478    0.8%        606,970      0.8%        606,970       0.8%
    Other Operations                         533,823    0.4%        250,706      0.3%        250,706       0.3%
                                     ----------------------    ---------------------    ----------------------
Total Payroll and Related Expenses        42,344,026   28.0%     20,003,624     26.8%     20,003,624      27.9%
                                     ----------------------    ---------------------    ----------------------

Other Operating Expenses
    Operating Expenses                    20,581,993   13.6%      9,713,189     13.0%      9,332,228      13.0%
    Gaming Taxes                           5,037,277    3.3%      2,585,727      3.5%      2,484,326       3.5%
                                     ----------------------    ---------------------    ----------------------
    Total Other Operating Expenses        25,619,270   16.9%     12,298,916     16.5%     11,816,554      16.5%
                                     ----------------------    ---------------------    ----------------------

Indirect Departments Expenses:
    Administrative                         4,706,068    3.1%      1,950,000      2.6%      2,050,100       2.9%
    Finance                                4,009,245    2.7%      1,950,000      2.6%      2,050,100       2.9%
    Human Resources                        9,457,588    6.3%      4,712,500      6.3%      4,712,500       6.6%
    Security                               4,623,357    3.1%      2,288,000      3.1%      2,288,000       3.2%
    Marketing                             15,996,741   10.6%      7,000,000      9.4%      7,000,000       9.8%
    Facilities & Utilities                12,096,636    8.0%      6,032,000      8.1%      6,443,029       9.0%
                                     ----------------------    ---------------------    ----------------------
Total Indirect Departments Expenses       50,889,635   33.7%     23,932,500     32.0%     24,543,729      34.2%
                                     ----------------------    ---------------------    ----------------------

Net Operating Profit / (Loss)             14,039,608    9.3%      9,641,087     12.9%      6,928,445       9.7%
Fixed Expenses                             4,608,748    3.0%      2,130,000      2.9%      2,130,000       3.0%
                                     ----------------------    ---------------------    ----------------------
EBITDARC                                   9,430,860    6.2%      7,511,087     10.1%      4,798,445       6.7%
Restructuring Costs                        6,776,216    4.5%      1,800,000      2.4%        900,000       1.3%
                                     ----------------------    ---------------------    ----------------------
EBITDA                                     2,654,644    1.8%      5,711,087      7.6%      3,898,445       5.4%

                                                     Fiscal Year          Six Months Ended     Six Months Ended
                                                       1997         %     June 30, 1998  %     December 29, 1998 %
                                                  --------------------    -----------------    ---------------------
    Loss on Disposal of Assets                         (14,186)    0.0%            -   0.0%            -       0.0%
    Pre-Opening Expenses                                     -     0.0%            -   0.0%            -       0.0%
    Depreciation & Amortization                      8,687,815     5.7%    4,085,586   5.5%    4,257,443       5.9%
                                                  --------------------    -----------------    ---------------------
Total Depreciation & Amortization                    8,673,629     5.7%    4,085,586   5.5%    4,257,443       5.9%
                                                  --------------------    -----------------    ---------------------

EBIT                                                (6,018,985)   -4.0%    1,625,502   2.2%     (358,998)     -0.5%

    Interest Expense:                                4,919,871     3.3%      653,174   0.4%      468,631       0.3%
    Interest Income                                    844,215     0.6%      353,816   0.5%       98,842       0.1%
                                                  --------------------    -----------------    ---------------------
Net Interest Expense                                 4,075,656     2.7%      299,358   0.4%      369,789       0.5%
                                                  --------------------    -----------------    ---------------------

Tax Provision                                                -     0.0%            -   0.0%            -       0.0%

                                                  --------------------    -----------------    ---------------------
Net Income                                        ($10,094,642)   -6.7%   $1,326,144   1.8%    ($728,787)     -1.0%
                                                  ====================     ================    =====================
Add: Depreciation / Amortization                     8,859,378             4,085,586           4,257,443
    Interest Expense                                 4,919,871               653,174             468,631
    Increase in Taxes Payable                                -                     -                   -
    Decrease in Accounts Receivable                  3,153,732                     -                   -
    Decrease in Inventory                              519,577                     -                   -
    Proceeds (& Loss) on disposal of assets          1,705,441                     -                   -
    Decrease in Other Assets                         1,458,820                     -                   -
    Increase in Accrued Interest & Expenses          1,056,823                     -                   -
    Increase in Accrued Payroll & Related            2,337,435                     -                   -
    Increase in Accounts Payable                     5,627,004                     -                   -
    Increase in Current Liability                    1,905,000             1,800,000             900,000
    Increase in Notes Payable                                -                     -                   -
    Increase due to Operating Lease Expensed           429,962               836,906             633,066
    Equity Contribution                                      -                     -                   -
Less: Decrease in Taxes Payable                              -                     -                   -
    Increase in Accounts Receivable                  1,031,070                     -                   -
    Increase in Inventory                               17,100                     -                   -
    Gain on disposal of assets                               -                     -                   -
    Increase in Other Assets                         1,608,840                     -                   -
    Decrease in Accrued Interest & Expenses          2,510,307                     -                   -
    Decrease in Accrued Payroll & Related            3,063,726                     -                   -
    Decrease in Accounts Payable                     4,258,334                     -                   -
    Decrease in Current Liability                       84,367                     -                   -
    Decrease in Notes Payable                          604,403                     -                   -
    Decrease due to Lease and Interest Payment      11,712,664             5,896,141           5,507,757
    Unsecured/Priority Claims                                -             7,000,000                   -
    Restructuring Costs Payment                      1,650,000             2,275,000             900,000
    Capital Expenditures                               743,275               480,000             720,000
    Construction Expenditures -- Phase II            1,207,904                     -                   -
                                                  ------------            ----------           ---------
Net Cash Flow                                       (6,613,588)           (6,949,331)         (1,597,404)

Cash and Cash Equivalents         [27,270,553]      20,656,965            13,707,634          12,110,229
Cash in Escrow                                               -                     -                   -
Cash in House                                       (7,209,779)           (7,209,779)         (7,209,779)
                                                  ------------            ----------           ---------
Cash In Bank                                        13,447,186             6,497,855           4,900,450
                                                  ============             =========           =========
Cash in Bank (Available)                            10,637,417             3,619,974           1,952,806
Cash in Bank (Restricted)                            2,809,770             2,877,882           2,947,645

                                                        SUBJECT TO MODIFICATION



                            Stratosphere Corporation
                               Cash Flow Analysis




                                        Fiscal Year                  Fiscal Year
                                           1999     %                   2000       %
                                    -------------------          ---------------------
Departmental Revenue:
    Table Games                     $ 18,273,439   12.4%         $  18,730,275    12.5%
    Slots                             45,277,330   30.8%            45,409,264    30.9%
    Keno                                 458,655    0.3%               470,122     0.3%
                                    -------------------          ---------------------
    Total Casino Revenue              64,009,425   43.5%            65,609,660    43.6%
                                    -------------------          ---------------------
    Hotel                             20,814,352   14.1%            21,230,639    14.1%
    Food and Beverage                 33,367,672   22.7%            34,035,025    22.6%
    Entertainment                      4,357,600    3.0%             4,444,752     3.0%
    Stratosphere Tower                14,560,000    9.9%            14,851,200     9.8%
    Retail                             5,621,512    3.8%             5,733,942     3.8%
    Other Operations                     732,642    0.5%               747,294     0.5%
    Other Income                       3,698,500    2.5%             3,772,470     2.5%
                                    -------------------          ---------------------
Total Revenue                        147,161,702  100.0%           150,424,983   100.0%
                                    -------------------          ---------------------
Cost of Sales                         17,338,714   40.0%            17,685,488    40.0%
Payroll and Related Expenses:
    Table Games                        6,221,443    4.2%             6,376,979     4.2%
    Slots                              3,300,070    2.2%             3,382,571     2.2%
    Keno                                 297,549    0.2%               304,988     0.2%
    Other Casino                       1,893,483    1.3%             1,940,020     1.3%
                                    -------------------          ---------------------
    Total Casino                      11,712,544    8.0%            12,005,357     8.0%

    Hotel                              7,628,030    5.2%             7,818,730     5.2%
    Food and Beverage                 15,851,154   10.8%            16,247,432    10.8%
    Entertainment                      1,217,241    0.8%             1,247,672     0.8%
    Stratosphere Tower                 2,840,226    1.9%             2,911,231     1.9%
    Retail                             1,244,289    0.8%             1,275,396     0.8%
    Other Operations                     513,947    0.3%               526,796     0.4%
                                    -------------------          ---------------------
Total Payroll and Related Expenses    41,007,429   27.9%            42,032,615    27.9%
                                    -------------------          ---------------------
Other Operating Expenses
    Operating Expenses                19,426,325   13.2%            19,814,851    13.2%
    Gaming Taxes                       5,171,455    3.5%             5,274,884     3.5%
                                    -------------------          ---------------------
    Total Other Operating Expenses    24,597,779   16.7%            25,089,735    16.7%
                                    -------------------          ---------------------
Indirect Departments Expenses:
    Administrative                     4,080,102    2.8%             4,161,704     2.8%
    Finance                            4,080,102    2.8%             4,161,704     2.8%
    Human Resources                    9,613,500    6.5%             9,805,770     6.5%
    Security                           4,667,520    3.2%             4,760,870     3.2%
    Marketing                         14,000,000    9.5%            14,000,000     9.3%
    Facilities & Utilities            12,724,530    8.6%            12,979,020     6.6%
                                    -------------------          ---------------------
Total Indirect Departments Expenses   49,165,754   33.4%            49,869,069    33.2%
                                    -------------------          ---------------------
Net Operating Profit / (Loss)         15,052,027   10.2%            15,748,077    10.5%

Fixed Expenses                         4,345,200    3.0%             4,432,104     2.9%
                                    -------------------          ---------------------
EBITDARC                              10,706,827    7.3%            11,315,973     7.5%
Restructuring Costs                            -    0.0%                     -     0.0%
                                    -------------------          ---------------------
EBITDA                                10,706,827    7.3%            11,315,973     7.5%



                                                 Fiscal Year                  Fiscal Year
                                                    1999         %               2000           %
                                                 -------------------          ---------------------
    Loss on Disposal of Assets                            -     0.0%                    -      0.0%
    Pre-Opening Expenses                                  -     0.0%                    -      0.0%
    Depreciation & Amortization                   9,950,271     6.8%           10,149,277      6.7%
                                                 -------------------          ---------------------

Total Depreciation & Amortization                 9,950,271     6.8%           10,149,277      6.7%
                                                 -------------------          ---------------------

EBIT                                                756,555     0.5%            1,166,696      0.8%

    Interest Expense:                               243,789     0.2%                3,849      0.0%
    Interest Income                                  58,429     0.0%                    -      0.0%
                                                 -------------------          ---------------------
Net Interest Expense                                185,360     0.1%                3,849      0.0%
                                                 -------------------          ---------------------
Tax Provision                                       298,998     0.2%              755,851      0.5%

                                                 -------------------          ---------------------
Net Income                                          272,198     0.2%              406,997      0.3%
                                                 ===================          =====================

Add: Depreciation / Amortization                  9,950,271                    10,149,277
    Interest Expense                                243,789                         3,849
    Increase in Taxes Payable                             -                             -
    Decrease in Accounts Receivable                       -                             -
    Decrease in Inventory                                 -                             -
    Proceeds (& Loss) on disposal of assets               -                             -
    Decrease in Other Assets                              -                             -
    Increase in Accrued Interest & Expenses               -                             -
    Increase in Accrued Payroll & Related                 -                             -
    Increase in Accounts Payable                          -                             -
    Increase in Current Liability                         -                             -
    Increase in Notes Payable                             -                             -
    Increase due to Operating Lease Expensed        609,786                             -
    Equity Contribution                                   -                             -
Less: Decrease in Taxes Payable                           -                             -
    Increase in Accounts Receivable                       -                             -
    Increase in Inventory                                 -                             -
    Gain on disposal of assets                            -                             -
    Increase in Other Assets                              -                             -
    Decrease in Accrued Interest & Expenses               -                             -
    Decrease in Accrued Payroll & Related                 -                             -
    Decrease in Accounts Payable                          -                             -
    Decrease in Current Liability                         -                             -
    Decrease in Notes Payable                             -                             -
    Decrease due to Lease and Interest Payment   10,406,747                             -
    Unsecured/Priority Claims                             -                             -
    Restructuring Costs Payment                           -                             -
    Capital Expenditures                          2,800,000                     2,800,000
    Construction Expenditures -- Phase II                 -                             -
                                                 ----------                   -----------
Net Cash Flow                                    (2,130,703)                    7,760,122

Cash and Cash Equivalents                         9,979,526                    17,739,649
Cash in Escrow                                            -
Cash in House                                    (7,209,779)                   (7,209,779)
                                                 ----------                   -----------
Cash In Bank                                      2,769,747                    10,529,870
                                                 ==========                   ===========
Cash in Bank (Available)                           (322,540)                    7,286,061
Cash in Bank (Restricted)                         3,092,287                     3,243,809

                                                         Subject to Modification


                  Stratosphere Corporation and Subsidiaries (1)
             General Assumptions Underlying the Cash Flow Analysis
              For the Years Ending December 31, 1997 Through 2000


================================================================================

The cash analysis (hereinafter, the "Projections") was prepared for Stratosphere Corporation and its wholly owned subsidiaries (collectively, the "Company") on a consolidated basis. The Projections represent management's estimate of the Company's future operating performance based on a number of assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties beyond the control of management. Accordingly, the Company's future operating and financial results may vary significantly from the Projections.

The Projections are not considered "forecasts" or "projections" as technically defined by the American Institute of Certified Public Accountants. An independent public accountant has not audited the Projections, and accordingly, no opinion, or any other form of assurance, has been expressed in connection with the Projections.

Certain specific assumptions utilized by management in preparing the Projections include, but are not limited to, the following:


-    Confirmation of the Plan will occur on or about January 31, 1998;

-    The Effective Date of the Plan will occur on or about June 30, 1998;

- Revenue and expense estimates reflect myriad information considered and analyzed by management, including; the Company's actual operating performance since the commencement of operations on April 29, 1996, including more recent trends therein; operating and marketing strategies which have been, or will likely be, implemented; the current condition of the Las Vegas gaming market; and, the impact of new hotels / casinos scheduled to come on-line during the period covered by the Projections;

- Professional fees being incurred in connection with the Chapter 11 Cases are expected to continue through September 30, 1998;

- Interest expense is based on the capital structure provided for by the Plan. No additional indebtedness is contemplated in the Projections;

- The Company will continue to make payments to the Capital Lease Bank Group (as scheduled in the Original Participation Agreement) through the Effective Date;

- The Company will continue to make payments to Heller (as scheduled in the Heller Capital Lease) through the Effective Date;


---------------------------------

(1) Includes Stratosphere Corporation, Stratosphere Gaming Corp., and the following non-debtor subsidiaries of Stratosphere Corporation; Stratosphere Land Corporation; Stratosphere Advertising Agency; Stratosphere-Nevada Corporation; and 2000 South Las Vegas Boulevard Retail Corporation.

- An analysis of the Company's projected consolidated income tax position (post reorganization) has not yet been performed. For purposes of the Projections, it is assumed that any pre-Effective Date net operating losses not utilized by the Company as of the Effective Date will be reduced to zero (on the Effective Date) as a result of the discharge of indebtedness ("DOI") income resulting from the implementation of the Plan.
      Management intends to reassess this assumption and make any necessary adjustments to the Projections once an analysis of the Company's consolidated tax position has been performed;

- From and after the Effective Date, the Company will make payments to holders of Allowed Claims as provided for in the Plan;

- Total Cash payments to be made on or about the Effective Date are estimated at approximately $7.4 million; such amount is exclusive of scheduled payments to be made on or about the Effective Date to holders of Class 7 and Class 8 Claims and assumes that Administrative Claims for professional fees incurred through the Effective Date are paid in full as of the Effective Date;

- With the exception of Cash, current asset and liability balances are anticipated to remain relatively constant (on a year-to-year basis) during the period covered by the Projections;

- The final payment to the Capital Lease Bank Group of $7.4 million is anticipated to be made on April 30, 1999, resulting in an estimated cash shortfall of $322,540 as of December 31, 1999. Management believes there will be several refinancing alternatives available to the Company to eliminate such shortfall and provide adequate funding for Company operations;

-    The completion of Phase II is not contemplated.

                                   EXHIBIT C

                                                        SUBJECT TO MODIFICATION


                STRATOSPHERE CORPORATION AND SUBSIDIARIES [A, B]
                        LIQUIDATION ANALYSIS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)



                                             Projected          Estimated
                                             Book Value    Liquidation Value
                                   Note     as of 6/28/98     as of 6/28/98
I. STATEMENT OF ASSETS          Reference    (Unaudited)       (Unaudited)
----------------------          ---------   -------------  -----------------

Cash                                1          $ 22,532        $ 22,532

Accounts Receivable                 2             3,985           3,935

Inventory                           3             2,914           2,040

Prepaid Expenses                    4             2,550           2,215

Deposits                            5               418             418

Property and Equipment, Net
 of Accumulated Depreciation        6           118,124          95,402

Other Assets                        7               808           5,661
                                               --------        --------

Net Liquidation Proceeds                       $151,331        $132,203
                                               ========        ========




NOTES:
------
[A]. This schedule should be read in conjunction with the accompanying "Notes to Liquidation Analysis".
[B]. Discrepancies may exist relative to figures elsewhere in the Plan and Disclosure Statement due to rounding of numbers.

                                                        SUBJECT TO MODIFICATION


                STRATOSPHERE CORPORATION AND SUBSIDIARIES [A, B]
                        LIQUIDATION ANALYSIS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)



II.  ALLOCATION OF NET LIQUIDATION PROCEEDS TO SECURED,                                                                   %
     ADMINISTRATIVE, PRIORITY AND UNSECURED CLAIMS AND EQUITY INTERESTS                                                RECOVERY
                                                                                                                       --------

Net Liquidation Proceeds:                                                                        $ 132,203
Less: Contingency Reserve                                                                            --
                                                                                                 ---------
  Net Liquidation Proceeds after Contingency Reserve                                               132,203

                                                                              ESTIMATED
                                                                               ALLOWABLE
                                                                                CLAIMS
                                                                               ---------

Class 4 - Secured Tax Claims                                                    $   --                --                  N/A
Class 5 - Miscellaneous Secured Claims                                               181              (181)              100%
Class 6 - Secured Portion of Original First Mortgage Note Claims                  87,813           (87,813)              100%
Class 7 - Heller Capital Lease Claims                                               --                --                  N/A
Class 8 - Capital Lease Claims                                                    13,797           (13,797)              100%
Class 10 - Reliable Steel Lien Claim                                                 278              (278)              100%
                                                                                                 ---------
Net Liquidation Proceeds after Secured Claims                                                       30,134

Chapter 7 Trustee Fees                                                             3,989
Chapter 7 and Chapter 11 Professional Fees and Expenses                            3,800
Chapter 7 and Chapter 11 Administrative Claims (Excluding Professional Fees)       9,828
                                                                                --------
                                                                                                   (17,617)              100%
                                                                                                 ---------
Net Liquidation Proceeds after Chapter 7 and 11 Administrative Claims                               12,517

Priority Claims
  Class 1 - Priority Wage Claims                                                    --
  Class 2 - Priority Benefit Plan Contribution Claims                               --
  Class 3 - Priority Customer Deposit Claims                                        --
  Priority Tax Claims                                                              1,133
                                                                                --------

                                                                                                    (1,133)              100%
                                                                                                 ---------
Net Liquidation Proceeds after Priority Claims                                                      11,384

Unsecured Claims
  Class 9 - General Unsecured Claims (Excl. Deficiency and Grand Sub. Claim)       3,835              (220)                6%
  Class 9 - General Unsecured Claims - Deficiency Claims from Class 6            135,849           (11,164)[C]             8%
  Class 9 - General Unsecured Claims - Grand Subordinated Claim                   58,646              --   [C]             0%
                                                                                                 ---------
Net Proceeds Available After Distributions to Claim Holders                                      $    --
                                                                                                 =========

Estimated (Shortfall) on Unsecured Claims                                                        $(186,946)
                                                                                                 ---------
Net Proceeds Available to Class 12 - Equity Interests and Equity Interests
  - Related Claims                                                                               $    --
                                                                                                 =========


NOTE:
[A]. This schedule should be read in conjunction with the accompanying "Notes to Liquidation Analysis".
[B]. Discrepancies may exist relative to figures elsewhere in the Plan and Disclosure Statement due to rounding of numbers.
[C]. Because of the Original Subordination Agreement executed by Grand in favor of the Indenture Trustee, the allocation of the proceeds that would otherwise go to satisfy the Grand Subordinated Claim (included in Class 9) have been allocated to the holders of unsecured deficiency Claims arising from the Original First Mortgage Notes (also included in Class 9). See "Notes to Liquidation Analysis" for further information.

                                                        SUBJECT TO MODIFICATION


                  STRATOSPHERE CORPORATION AND SUBSIDIARIES
                         NOTES TO LIQUIDATION ANALYSIS

     In conjunction with developing the Plan described in the Disclosure Statement to which this is an exhibit, a liquidation analysis (the "Liquidation Analysis") has been prepared for Stratosphere Corporation and its wholly owned subsidiaries (collectively, the "Company"). The Liquidation Analysis may be helpful to holders of Claims in reaching a determination of whether to accept or reject the Plan. The Liquidation Analysis has not been audited by an independent public accountant, and accordingly, no opinion, or any other form of assurance, has been expressed in connection with the Liquidation Analysis. All capitalized terms which are not defined herein, or which do not correspond to a specific caption in the Liquidation Analysis, shall have the meaning ascribed to them in the Plan unless the context otherwise requires.

     The Liquidation Analysis reflects management's estimate of the proceeds which may be realized by the Estate and the potential recoveries realized by the holders of Claims and Equity Interests if the assets of the Company were liquidated and the proceeds distributed in accordance with chapter 7 of the Bankruptcy Code ("Chapter 7"). Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of management, and are based upon assumptions with respect to liquidation decisions which could be subject to change. Accordingly, there can be no assurance that the values and the costs reflected in the Liquidation Analysis would be realized if the Company was, in fact, to undergo such a liquidation.

     The Liquidation Analysis is based on the projected assets held by the Company as of June 28, 1998 and has been prepared as if Stratosphere Corporation and Stratosphere Gaming Corp. (collectively the "Debtors") were substantively consolidated. Accordingly, the Liquidation Analysis includes estimated liquidation values for assets held directly by the Debtors and the non-Debtor subsidiaries of Stratosphere (i.e., Stratosphere Land Corporation, Stratosphere Advertising Agency, Stratosphere Nevada Corporation and 2000 Las Vegas Boulevard Retail Corporation). It has been hypothetically assumed that a plan of reorganization could not ultimately be confirmed and that on or about December 28, 1997 ("Conversion Date"), the Debtors' Chapter 11 Cases are converted to Chapter 7 proceedings. From a timing standpoint, it is anticipated that a trustee is appointed immediately upon the hypothetical conversion of the cases ("Chapter 7 Trustee").

     Subsequent to the Conversion Date, it is anticipated that management will operate the Stratosphere Tower, Casino & Hotel ("Resort") under the supervision of the Chapter 7 Trustee until such time as the liquidation process is substantially complete. It is assumed that the process undertaken to liquidate the Company's assets will be completed on or about June 29, 1998. The net liquidation proceeds available to holders of Allowed Secured Claims and Allowed Secured Tax Claims (if any) are assumed to be distributed on or about July 1, 1998 (the "Secured Claim Distribution Date"). The Chapter 7 Trustee is expected to conclude substantially all of the Debtors' remaining affairs by December 27, 1998. Net liquidation

                                                    SUBJECT TO MODIFICATION

proceeds available to holders of all other Allowed Claims are assumed to be distributed on or about December 28, 1998 ("Distribution Date").

     For purposes of the Liquidation Analysis, the Resort is assumed to be liquidated as a "going-concern", albeit subject to "forced-sale" conditions. Because of the restricted marketing period imposed by the "forced-sale" conditions, it is further assumed that a sale of the Resort occurs at a substantial discount to its otherwise fair market value. Management has projected revenues, expenses and cash flows (from June 29, 1997) assuming the Company continues to operate the Resort through June 28, 1998. These projected operating results are used to estimate certain asset and liability balances as of June 28, 1998. With the exception of Cash and equivalents thereof (hereinafter, "Cash Equivalents"), the working capital account balances are assumed to be at normalized levels as of June 29, 1997. Accordingly, it is assumed the non-Cash (and non-Cash Equivalent) working capital account balances will be at similar levels as of June 28, 1998.

     Costs that have been specifically identified in connection with the liquidation of individual assets have been netted against the respective estimated gross liquidation proceeds derived therefrom. The classification and dollar amounts of Claims incorporated into the Liquidation Analysis are subject to modification pending further analysis and the receipt of additional information with respect to such Claims. Claims which are disputed by the Company or which are unlikely to be allowed have not been incorporated into the Liquidation Analysis. With the exception of certain payments to insiders (as described in Note 7), the issue of recoveries resulting from theoretical preference claims and fraudulent conveyance actions has not been addressed in the Liquidation Analysis.

     The following notes describe the significant assumptions utilized in arriving at amounts reflected in the various Liquidation Analysis captions.

NOTE 1 - CASH (AND CASH EQUIVALENTS)

Cash and Cash Equivalents are assumed to have a liquidation value equal to the projected book value at June 28, 1998.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts Receivable consists primarily of third party receivables and one related party receivable. The related party receivable is due from an entity affiliated with Bob Stupak (hereinafter, the "Stupak Receivable"), the former Chairman of the Board of Directors and Chief Executive Officer of the Company. The total amount due with respect to the Stupak Receivable is approximately $3.9 million, of which approximately $3.1 million has been reserved on the Company's books. The net book balance of the Stupak Receivable ($800,000) is assumed to be fully collectible, as $800,000 is currently being held in an escrow account from which management believes the Company is entitled to collect. It is assumed that the Company will incur legal fees of approximately $50,000 in connection with efforts to recover the proceeds held in escrow and that such proceeds (net of legal fees) will be available on or before the Secured Claim Distribution Date.

                                                    SUBJECT TO MODIFICATION

The non-related party portion of the Accounts Receivable balance as of June 29, 1997 is believed to be at a normalized level. Accordingly, it is assumed that the Accounts Receivable balance (excluding related party receivables) as of June 28, 1998 will be at a similar level. The collection of third party receivables is based on management's estimation of collection given such factors as the aging of the receivables and past collection history. The projected liquidation proceeds are shown net of any incremental collection costs estimated to be incurred.

NOTE 3 - INVENTORY

Inventory consists primarily of small wares, food products, retail goods and uniforms. It is assumed that the inventory will be sold to the ultimate purchaser of the Resort (albeit under "forced-sale" conditions) resulting in an estimated recovery of 70%.

The Inventory balance as of June 29, 1997 is believed to be at a normalized level. Accordingly, it is assumed that the Inventory balance as of June 28, 1998 will be at a similar level.

NOTE 4 - PREPAID EXPENSES

Material Prepaid Expense balances were analyzed to assess whether they are either refundable or transferable. It is assumed in the Liquidation Analysis that refundable Prepaid Expenses projected as of June 28, 1998 will be collected in full. Prepaid Expenses which are not refundable but are transferable to a new owner (of the Resort), are estimated to have a liquidation value equal to 75% of their projected book value as of June 28, 1998. Prepaid Expenses which are deemed to be neither transferable nor refundable are assumed to have a liquidation value of zero.

Notwithstanding the analysis described above, to the extent certain Prepaid Expense balances are considered to be of a non-perpetual nature, such amounts are assumed to have been applied/setoff against payments which would have otherwise been made with respect to expenses incurred during the period from June 29, 1997 through June 28, 1998. It has also been assumed that certain taxes which are scheduled to be prepaid in late June 1998 are not paid because such taxes are deemed to be non-refundable and/or non-transferable.
Accordingly, these items are expected to have no book value as of June 28, 1998.

NOTE 5 - DEPOSITS

Material Deposit balances were analyzed to assess whether they are either refundable or transferable. It is assumed in the Liquidation Analysis that refundable Deposit balances projected as of June 28, 1998 will be collected in full. Deposits which are not refundable but are transferable to a new owner (of the Resort), are estimated to have a liquidation value equal to 75% of their projected book value as of June 28, 1998. Deposits which are deemed to be neither transferable nor refundable are assumed to have a liquidation value of zero.

                                                    SUBJECT TO MODIFICATION

Notwithstanding the analysis described above, to the extent certain Deposit balances are considered to be of a non-perpetual nature, such amounts are assumed to have been applied/setoff against payments which would have otherwise been made with respect to expenses incurred during the period from June 29, 1997 through June 28, 1998.

NOTE 6 - PROPERTY AND EQUIPMENT, NET

     In support of the restructuring process, the Debtors retained Deloitte & Touche LLP ("Deloitte") to appraise the Resort. On March 24, 1997, Deloitte issued an appraisal report (hereinafter, the "Appraisal Report") to Gordon & Silver Ltd., the Company's bankruptcy counsel. The Appraisal Report estimated the "as is" going concern market value range of the fee simple interest in the real and personal property (of the Resort) to be $105 million to $130 million, with the final point estimate of value being $120 million. The Appraisal Report assumes a marketing exposure period of 12 to 18 months would be required in order to realize a sales price at or about the level of the concluded value estimate. The valuation conclusions contained in the Appraisal Report are based primarily on an "income approach" analysis and relate solely to the assets which are directly relevant to the operation of the Resort (exclusive of the working capital account balances) and do not include, or relate to, "peripheral" or "extraneous" assets owned by the Company. The primary example of such assets are the five parcels of land (which total approximately 5 acres) located on and near Las Vegas Boulevard South, directly across the street from the Resort (the "Sulinda Parcels"). Accordingly, the value of the Sulinda Parcels has been separately analyzed in the Liquidation Analysis.

     Under the "forced-sale" conditions likely to be imposed by a hypothetical Chapter 7 Trustee, the exposure time available in which to sell the Resort (as a going concern) is likely to be substantially less than the 12-18 month range assumed in the Appraisal Report. Therefore, in order to arrive at a liquidation value, a discount of 25% was applied to the final point estimate of value reflected in the Appraisal Report to adjust for the negative impact that a substantially constrained marketing period would likely have in a Chapter 7 liquidation scenario. In order to determine the net liquidation proceeds ultimately realized, the estimated transaction costs associated with the liquidation process were netted against the estimated liquidation value.

     As discussed above, the Sulinda Parcels are not deemed to be a component of the enterprise which is the subject of the Appraisal Report. In 1996, Stratosphere, through a wholly-owned subsidiary, acquired the Sulinda Parcels in exchange for over 1 million newly issued shares of the Company's common stock. The approximate value of the stock issued in consideration for the Sulinda Parcels was in excess of $10 million at the time of the transaction. Management estimates that the current fair market value of the Sulinda Parcels is approximately $6 million. It is assumed, however, that the liquidation value of the Sulinda Parcels under "forced-sale" conditions is approximately $4.5 million, a discount of approximately 25% from its otherwise estimated fair market value. In order to arrive at the net liquidation proceeds ultimately realized, transaction costs are deducted from the estimated liquidation value of the Sulinda Parcels.

     In addition to the Sulinda Parcels, other assets (in this category) which are not the subject of the Appraisal Report include: (i) funds previously deposited by the Company into escrow and court supervised accounts in connection with eminent domain actions filed by the City of Las

                                                  SUBJECT TO MODIFICATION

Vegas Downtown Redevelopment Agency ("LVDRA"); and (ii) proceeds due from Strato Retail LLC ("Strato Retail").

Company proceeds held in escrow and court deposit accounts total approximately $1.07 million. It is assumed in the Liquidation Analysis that the LVDRA eminent domain proceedings will be terminated and that the Company will gain access to these funds on or before June 28, 1998. Existing Liabilities, as well as future legal and other costs associated with recouping these funds, are projected to total approximately $370,000, thereby reducing the net liquidation proceeds to approximately $700,000.

The Company previously entered into a development and lease agreement with Strato Retail LLC (hereinafter, the "Master Lease"), thereby granting the rights for developing the retail center located at the Resort to Strato Retail LLC. Pursuant to the Master Lease, Strato Retail LLC is obligated to make additional payments (to the Company) totaling $7.9 million in connection with the second phase expansion of the retail shell ("Second Phase Installment"). Thus far, Strato Retail LLC has failed to make progress payments in respect of the Second Phase Installment. Strictly for purposes of the Liquidation Analysis, it is assumed that the Company will realize a 50% recovery on the Second Phase Installment. Netted from the recovered proceeds are an additional $1 million to cover incremental construction costs and approximately $450,000 for legal and other costs associated with collecting the Second Phase Installment.

NOTE 7 - OTHER ASSETS

The primary components of the Other Assets category are: (i) recovery of certain payments made to insiders during the one year period preceding the Petition Date; and (ii) certain litigation claims and causes of action the Company may have against other parties.

While the Liquidation Analysis generally does not address the issue of recoveries resulting from theoretical preference claims and fraudulent conveyance actions, potential recoveries resulting from certain significant payments to insiders which are potentially avoidable have been incorporated into the Liquidation Analysis. Potential recoveries identified relate specifically to approximately $5.6 million of payments made to insiders in respect of antecedent debts during the one-year period preceding the Petition Date. The Company's bankruptcy counsel believes it is reasonable to project the recovery of these amounts and therefore such amounts have been incorporated into the Liquidation Analysis. Legal and other costs associated with pursuing avoidance actions related to these payments are assumed to be included in the administrative expenses the Debtors are projected to incur during the pendency of their respective cases.

Management believes that there are certain legitimate causes of action (against third parties) for which it may be economically viable for the Debtors, and/or other parties-in-interest, to ultimately prosecute. One such potential cause of action relates to the Standby Equity Commitment. For purposes of the Liquidation Analysis, it is assumed that the right to pursue such causes of action will be preserved by the Company; however, given the contingent nature of such potential claims, no recoveries arising therefrom have been incorporated into the Liquidation Analysis.

                                                      SUBJECT TO MODIFICATION

NOTE 8 - INCOME AND RELATED TAXES

It is assumed that the liquidation of the Company's assets will not result in the recognition of any substantial Federal income tax or any related tax liability since the aggregate tax basis of the assets to be liquidated is estimated to substantially exceed the amounts realized from the sale of such assets. In addition, the Company possesses net operating loss carryovers as well as certain other attributes that may potentially be used to offset gains or income recognized by the Company as a result of asset sales or the cancellation of indebtedness.

Realty transfer tax liability may arise as a result of the liquidation of the Company's real property. Accordingly, the estimated realty transfer tax liability has been deducted from the liquidation proceeds derived from the hypothetical sale of the Company's real property.

NOTE 9 - ALLOCATION OF NET LIQUIDATION PROCEEDS TO SECURED, ADMINISTRATIVE, PRIORITY AND UNSECURED CLAIMS

The allocation of net liquidation proceeds (in the Liquidation Analysis) is in accordance with priorities set forth in the Bankruptcy Code.

Miscellaneous Secured Claims (Class 5), Capital Lease Claims (Class 8) and Reliable Steel Lien Claims (Class 10) are assumed to be satisfied from the proceeds resulting from the sale of the underlying collateral. It is further assumed that substantially all of the Company's assets will have been liquidated prior to the Secured Claim Distribution Date and that the liquidation value of the underlying collateral approximates the amount of the Allowed Claims encompassed by each of these Classes. Accordingly, it is not anticipated that any Miscellaneous Secured Claims, Capital Lease Claims or Reliable Steel Lien Claims will remain outstanding beyond the Secured Claim Distribution Date.

Original First Mortgage Note Claims (Class 6) are projected to be satisfied (in part) from the net liquidation proceeds available from the sale of assets which serve as collateral for the Original First Mortgage Notes. It is assumed that the Original First Mortgage Notes are secured by either a first or junior lien on all Company assets with the exception of: (i) the Sulinda Parcels; and
(ii) Cash and Cash Equivalents; provided however, that to the extent the Company's inventory, receivables and other non-Cash working capital asset balances are projected to diminish subsequent to the Petition Date, the lien(s) securing the Original First Mortgage Notes are assumed to extend to an equal amount of Cash and Cash Equivalents. It is anticipated that the net liquidation proceeds arising from the sale of assets collateralizing the Original First Mortgage Notes will be substantially less than the total amount of the Allowed Claims arising therefrom. Therefore, to the extent such Claims are not fully satisfied, the unsecured deficiency portion is included with the General Unsecured Claims (Class 9). The Allowed Claim arising from the unsecured deficiency is estimated at approximately $135.8 million.

With respect to the Heller Capital Lease Claims (Class 7), it is contemplated in the Liquidation Analysis that the operating lease agreement entered into by Stratosphere Corporation and Stratosphere Gaming Corp. (lessees) and Heller (lessor) will be assumed by the Debtors and

                                                        SUBJECT TO MODIFICATION

subsequently assigned to the purchaser of the Resort. Because the Debtors are current with respect to all pre and post-petition amounts due to Heller, no cure payments are anticipated. Accordingly, for purposes of the Liquidation Analysis, it is assumed that the Allowed amount of Class 7 Claims is zero.

Chapter 7 Trustee Fees are estimated in accordance with Section 326 of the Bankruptcy Code. For the purposes of the Liquidation Analysis, the Chapter 7 Trustee Fees are equal to 25% of the first $5,000 disbursed by the Chapter 7 Trustee to parties-in-interest; 10% on any amount distributed in excess of $5,000, but not in excess of $50,000; 5% on any amount distributed in excess of $50,000, but not in excess of $1 million; and, 3% on any amount distributed in excess of $1 million.

Chapter 11 Professional Fees and Expenses are estimated at $500,000 per month through December 1997. Chapter 7 Professional Fees and Expenses are estimated at $300,000 per month for the period from the Conversion Date through June 28, 1998 and $100,000 per month thereafter until the Distribution Date. These fees are projected to be paid approximately every sixty days and are assumed to be approximately 3-4 months in arrears at the time of payment. For illustrative purposes only, it is assumed in the Liquidation Analysis that Chapter 7 and Chapter 11 Professional Fees and Expenses which are outstanding and unpaid as of June 28, 1998, or which are incurred subsequent to that date, are not paid until the Distribution Date. The outstanding Chapter 11 and Chapter 7 Professional Fee and Expense balances as of the Distribution Date are estimated to be $2.0 million and $1.8 million, respectively. In the event that the net liquidation proceeds available are not sufficient to satisfy all Administrative Claims relating to professional fees and expenses (inclusive of those arising from the Chapter 7 proceedings), the outstanding Chapter 7 Professional Fee and Expense amounts would be paid in full prior to distributions being made in respect of Administrative Claims relating to any outstanding Chapter 11 Professional Fees and Expenses.

Chapter 7 and 11 Administrative Claims (excluding professional fees and expenses) include unpaid post-petition liabilities incurred in the ordinary course of business. The post-petition working capital liability balances at June 29, 1997 (excluding approximately $2.5 million of professional fees and expenses related to the Chapter 11 Cases) are believed to be normalized balances. Thus, it is assumed that the working capital liability balances will be at similar levels (adjusted for accrued professional fees) at June 28, 1998. Because the net liquidation proceeds are projected to be sufficient to satisfy all such Claims in full, the Chapter 7 and Chapter 11 Administrative Claims have not been segregated and prioritized. In the event that the net liquidation proceeds available are not sufficient to satisfy all Administrative Claims, the outstanding Chapter 7 Administrative Claims would be paid in full prior to any distributions being made in respect of the outstanding Chapter 11 Administrative Claims.

Priority Claims consist of Priority Tax Claims and Priority Non-Tax Claims. Priority Tax Claims consist of Claims entitled to priority under Section 507(a)(8) of the Bankruptcy Code. Priority Non-Tax Claims (if any) are those Claims that are not Secured Claims and are specified as having priority in Sections 507(a)(3), 507(a)(4), 507(a)(5) and 507(a)(6) of the Bankruptcy Code.

The General Unsecured Claims (Class 9) consist of, among other things: (i) various pre-petition liabilities incurred in the ordinary course of business;
(ii) Claims arising from the rejection of

                                                        SUBJECT TO MODIFICATION

leases and executory contracts; (iii) the Grand Subordinated Claim; and (iv) the unsecured deficiency Claim arising to the Original First Mortgage Notes. The Allowed Class 9 Claims are estimated to total approximately $198.3 million, of which approximately $135.8 million is estimated to arise from the unsecured deficiency Claim belonging to the holders of the Original First Mortgage Notes and approximately $58.6 million relates to the Grand Subordinated Claim. It is assumed that the Claims filed by holders of prepaid vacation packages are not Allowed Claims and, therefore, amounts related to such Claims are not included in the Liquidation Analysis.

The net liquidation proceeds available to satisfy the General Unsecured Claims are allocated amongst the holders of Class 9 Claims on a pari-passu basis. Because of the Original Subordination Agreement executed by Grand in favor of the Indenture Trustee, it is assumed in the Liquidation Analysis that all proceeds that would otherwise be distributed to Grand in respect of the Grand Subordinated Claim will be distributed on a pro rata basis to holders of Class 9 Claims who are allowed such Claims in respect of an unsecured deficiency relating to the Original First Mortgage Notes.

The Equity Interests (Class 12) relate to any interest in Stratosphere represented by any class or series of common or preferred stock issued by Stratosphere prior to the Effective Date and any warrants, options or rights to purchase any such common or preferred stock. Due to the shortfall in net liquidation proceeds available to satisfy the General Unsecured Claims, it is not contemplated in the Liquidation Analysis that any distributions will be made to the holders of Equity Interests.

The Equity Interests - Related Claims (also Class 12) consist of any Claim arising from the rescission of a purchase or sale of an Equity Interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such a Claim. Pursuant to Section 510(b) of the Bankruptcy Code, the Equity Interests - Related Claims have been given the same priority as the Equity Interests; however, because of the contingent nature of the Equity Interests - Related Claims, and due to the shortfall in net liquidation proceeds available to satisfy such Claims, the Allowed amount of such the Equity Interests - Related Claims have not been quantified and incorporated into the Liquidation Analysis.

                                  EXHIBIT D

                          STIPULATION AND AGREEMENT


        THIS STIPULATION AND AGREEMENT (the "Agreement") is dated and effective this _____ day of ___________, 1997, between RELIABLE STEEL, INC., a Nevada corporation ("Reliable Steel) and STRATOSPHERE CORPORATION, a Delaware corporation, as Debtor and Debtor-in-Possession ("Stratosphere"), under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in Chapter 11 Case Nos. BK-S-97-20554 (GWZ) pending in the Bankruptcy Court of the United States District Court for the District of Nevada (the "Reorganization Case").

                                   RECITALS


        1. On or about March 14, 1997, Reliable Steel filed a Proof of Claim in the Reorganization Case reflecting a secured claim in the amount of $249,322.85 (the "Proof of Claim").

        2. On July 28, 1997, Reliable filed an Amended Complaint against Stratosphere bearing Adversary Proceeding No. 972160 in the Reorganization Case. The Adversary Proceeding sets forth, in part, causes of action for: (1) breach of contract with resultant damages in the amount of $249,322.85; (2) foreclosure of a mechanic's lien recorded by Reliable Steel against real property owned by Stratosphere; and (3) a request for a declaratory judgment that the mechanic's lien is senior in priority to the lien of IBJ Schroder Bank and Trust Company, as Indenture Trustee (the "Adversary Proceeding").

        3. Stratosphere disputes and denies the validity and amount of Reliable Steel's Proof of Claim, and further disputes and denies the amount of the contract claim and the validity and priority of the mechanic's lien claim as set forth in the Adversary Proceeding.

        4. Stratosphere and Reliable Steel desire to avoid litigation and to settle their differences through a plan of reorganization to be filed by Stratosphere in the Reorganization Case.

                                  AGREEMENT


        NOW THEREFORE, in consideration of the premises and the mutual agree-ments contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by both Reliable Steel and Stratosphere, the parties stipulate and agree as follows:

        1. Stratosphere will file a plan of reorganization (the "Plan") in the Reorganization Case that will provide for a cash payment to Reliable Steel in the amount of One Hundred Twenty-Five Thousand and no/100 Dollars ($125,000.00) on the effective date of the Plan, as and for full and final satisfaction and settlement of the Adversary Proceeding and all claims alleged therein.

        2. Beginning the effective date of this Agreement, Reliable Steel and Stratosphere will use their best efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code as soon as practicable in the Reorganization Case. Reliable Steel and Stratosphere will take all necessary actions to achieve confirmation. Reliable Steel and Stratosphere shall not agree to, consent to, or vote for any modification of the Plan that modifies the payment to Reliable Steel as set forth herein unless such modification has been agreed to by the other party. Neither Reliable Steel nor Stratosphere shall vote for, consent to, support or participate in the formulation of any other plan that provides for different treatment of Reliable Steel's claim in the Reorganization Case.

        3. Simultaneously with the execution of this Agreement or as soon thereafter as reasonably practicable, Reliable Steel, Stratosphere and IBJ Schroder Bank and Trust Company, as Indenture Trustee, shall execute a stipulation and order staying all proceedings under the Adversary Proceeding pending confirmation of the Plan in accordance with this Agreement. At such time as a plan of reorganization is confirmed in the Reorganization Case consistent with the provisions of this Agreement, and after Reliable Steel receives full payment of its claim as provided herein, the parties shall execute an additional stipulation and order dismissing the Adversary Proceeding with prejudice and mutually releasing any and all claims remaining between the parties.

        4. Except for those obligations provided in Paragraphs 1 and 3 of this Agreement or as otherwise provided in this Agreement, Reliable Steel and Stratosphere agree to release and forgive one another, and each of their heirs and administrators, successors, assigns, affiliates and their respective officers, directors, employees and agents from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorneys fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever whether fixed or contingent, arising from or relating to, directly or indirectly, any relationship between the parties whether now known or unknown, including, but not limited to, the matters alleged in the Adversary Proceeding.

        5. This Stipulation and Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        6. THIS STIPULATION AND AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY, AND CONSTRUED AND ENFORCED UNDER, THE BANKRUPTCY LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF NEVADA.

        7. This Stipulation And Agreement and all of the provisions herein shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

        8. This Agreement shall terminate and shall be of no further force or effect if any of the conditions precedent to a resolution of the dispute between the parties as specified in the Plan or any other proposed mutually agreeable plan of reorganization for Stratosphere has become incapable of satisfaction, and compliance with such has not otherwise been waived. In the event of termination of this Agreement, Reliable Steel and Stratosphere may forthwith take any such action as each may deem appropriate.

        9. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SIGNED AND EFFECTIVE as of the first date written above.

                                        RELIABLE STEEL,
                                        a Nevada corporation



                                        By:
                                           ----------------------------------
                                           Its
                                              -------------------------------

                                        STRATOSPHERE CORPORATION,
                                        a Delaware corporation



                                        By:
                                           ----------------------------------
                                           Its
                                              -------------------------------






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